UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Pegasus Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share of Pegasus Solutions, Inc. (“Company Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

16,850,193 shares of Company Common Stock, 419,150 shares of Company Common Stock issuable upon the exercise of options with an exercise price of less than $9.50 per share and 38,875 of awarded but unissued restricted shares of Company Common Stock.(1)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 16,850,193 shares of Company Common Stock multiplied by $9.50 per share and (B) options to purchase 419,150 shares of Company Common Stock with exercise prices less than $9.50, multiplied by $1.89 per share (which is the difference between $9.50 and the weighted average exercise price per share) and (C) 38,875 shares of restricted stock multiplied by $9.50 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $161,238,339.50

(5)	Total fee paid: $17,252.50

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(1)	Pursuant to the Agreement and Plan of Merger dated as of December 19, 2005, 406 Acquisition Corp., a wholly-owned subsidiary of Perseus Holding Corp., will merge into the Registrant and each outstanding share of Company Common Stock will be converted into the right to receive $9.50, except for shares that are owned directly or indirectly by Perseus Holding Corp. which shares will be cancelled without any payment therefor. Pursuant to a Contribution and Voting Agreement, Prides Capital Fund I, L.P., Prides 406 Co-Invest, L.P. and affiliates of InterContinental Hotels Group PLC will contribute a total of 3,954,036 shares of Company Common Stock to Perseus Holding Corp. immediately prior to the merger in exchange for shares of Perseus Holding Corp. Each holder of options to acquire Company Common Stock will be entitled to receive, in consideration of the cancellation of such stock options, an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of $9.50 per share over the exercise price per share of Company Common Stock subject to such stock option, multiplied by (ii) the total number of shares subject to such stock option. Each holder of restricted shares that have been granted but not issued will be entitled to receive $9.50 per share. As of March 17, 2006, there were 20,804,229 shares of Company Common Stock issued and outstanding, and there were 419,150 shares of common stock of the Registrant subject to outstanding stock options with a weighted average exercise price of $7.61 per share (excluding stock options with an exercise price in excess of $9.50 per share). The filing fee was determined by adding (x) the product of (i) the number of shares of Company Common Stock that are proposed to be acquired in the transactions (calculated by subtracting 3,954,036 from 20,804,229) and (ii) the transaction consideration of $9.50 per share of Company Common Stock, plus (y) the product of (1) the total number of shares of Company Common Stock subject to outstanding stock options having an exercise price less than $9.50 per share multiplied by (2) the excess of $9.50 over the weighted average exercise price for such stock options, plus (z) the product of (i) the number of shares of restricted stock granted but not issued and (ii) the transaction consideration of $9.50 per share ((x), (y) and (z) together, the “Merger Consideration”). The filing fee was calculated in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying the Merger Consideration by 0.000107.

Campbell Centre I
8350 N. Central Expressway, Suite 1900
Dallas, Texas 75206
March 31, 2006
Dear Stockholder:
      Our board of directors has approved a merger that provides for our acquisition by Perseus Holding Corp., an entity affiliated with Prides Capital Partners, L.L.C. If the merger is completed, each share of our common stock issued and outstanding at the effective time of the merger will be converted into the right to receive $9.50 in cash, other than shares held by Perseus Holding Corp. or any direct or indirect subsidiary of Perseus Holding Corp. and shares held by those of our stockholders who are entitled to, and who properly exercise and perfect, appraisal rights in compliance with all of the required procedures under Delaware law.
      You will be asked, at a special meeting of our stockholders, to approve and adopt the merger agreement. The negotiation committee and the corporate strategy committee of our board of directors, both of which are comprised only of independent directors, unanimously found that the merger agreement and the merger and related transactions were advisable and fair to and in the best interests of us and our unaffiliated stockholders, and recommended to our board of directors the approval and adoption of the merger agreement. Our board of directors has approved and adopted the merger agreement, and recommends that you vote “FOR” the approval and adoption of the merger agreement.
      The special meeting of stockholders will be held on Wednesday, May 3, 2006, at 10:00 a.m., Central Time, at the principal offices of Pegasus Solutions, Inc., which are located at Campbell Centre I, 8350 N. Central Expressway, Suite 1900, Dallas, Texas 75206.
      The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about us from documents that we have filed with the Securities and Exchange Commission.
      YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF OUR COMMON STOCK THAT YOU OWN. BECAUSE THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF OUR OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON AS OF THE RECORD DATE FOR THE SPECIAL MEETING, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER AGREEMENT. ACCORDINGLY, YOU ARE REQUESTED TO SUBMIT YOUR PROXY BY PROMPTLY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED OR TO SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET PRIOR TO THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

      Submitting your proxy will not prevent you from voting your shares in person if you choose to attend the special meeting and vote your shares in person.
      Thank you for your cooperation and continued support.

Very truly yours,

John F. Davis, III
Chairman of the Board of Directors, President and
Chief Executive Officer
      Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
THIS PROXY STATEMENT IS DATED MARCH 31, 2006
AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 3, 2006.

Campbell Centre I
8350 N. Central Expressway, Suite 1900
Dallas, Texas 75206
March 31, 2006

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 3, 2006

Dear Stockholder:
      A special meeting of stockholders of Pegasus Solutions, Inc., a Delaware corporation (“Pegasus” or the “Company”), will be held on Wednesday, May 3, 2006, at 10:00 a.m., Central Time, at the principal offices of Pegasus Solutions, Inc., which are located at Campbell Centre I, 8350 N. Central Expressway, Suite 1900, Dallas, Texas 75206 for the following purposes:

1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 19, 2005 (as it may be amended from time to time, the “merger agreement”), among the Company, Perseus Holding Corp. (“Parent”) and 406 Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the merger becoming effective, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “common stock”) (other than shares owned directly or indirectly by Parent, Merger Sub or any direct or indirect subsidiary of the Company or Parent and other than shares held by a stockholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $9.50 in cash, without interest;

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment thereof.
      Only stockholders of record on March 17, 2006, are entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.
      The approval and adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of common stock entitled to vote thereon as of the record date for the special meeting. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET PRIOR TO THE SPECIAL MEETING, AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval and adoption of the merger agreement and in favor of the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the approval and adoption of the merger agreement. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

      The Pegasus board of directors recommends that stockholders vote FOR the approval and adoption of the merger agreement at the special meeting, FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting that were unknown a reasonable time before making the solicitation, or any adjournment thereof.

By order of the chairman of the board of directors,

Ric L. Floyd
Corporate Secretary
March 31, 2006

i

ii

iii

SUMMARY
      The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item. In this proxy statement, the terms “Pegasus,” “Company,” “we,” “our,” “ours,” and “us” refer to Pegasus Solutions, Inc. and its subsidiaries.
      The proposed transaction is the acquisition of Pegasus by an entity affiliated with Prides Capital Partners, L.L.C. (“Prides Capital”) pursuant to an Agreement and Plan of Merger, dated as of December 19, 2005 (the “merger agreement”), among Pegasus, Perseus Holding Corp. (“Parent”) and 406 Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”). Once the merger agreement has been approved and adopted by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Pegasus (the “merger”). Pegasus will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly-owned subsidiary of Parent. Upon completion of the merger, you will receive $9.50 in cash, without interest and less any required tax withholding, for each share of our common stock that you own (unless you properly demand and perfect statutory appraisal rights in compliance with all of the procedures under Delaware law).
The Parties to the Merger (Page 18)
Pegasus Solutions, Inc.
8350 N. Central Expressway, Suite 1900
Dallas, Texas 75206
(214) 234-4000
      Pegasus Solutions, Inc. is a global leader in providing technology and services to hotels and travel distributors. Founded in 1989, Pegasus’ customers include a majority of the world’s travel agencies and more than 60,000 hotel properties around the globe. Pegasus’ services include central reservation systems, electronic distribution services, commission processing and payment services, and marketing representation services, including the consumer Web site, www.hotelbook.comtm. The Company’s representation services, including Utell by Pegasustm and Unirez by Pegasustm, are used by more than 7,000 member hotels in more than 130 countries, making Pegasus the hotel industry’s largest third-party marketing and reservations provider. Pegasus has 17 offices in 12 countries, including regional hubs in London, Scottsdale and Singapore.
Perseus Holding Corp.
c/o Prides Capital Partners, L.L.C.
200 High Street
Suite 700
Boston, Massachusetts 02110
(617) 778-9200
      Parent is a Delaware corporation formed by Prides Capital Fund I, L.P. (“Prides Fund”), which is controlled by Prides Capital. Parent was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.
406 Acquisition Corp.
c/o Prides Capital Partners, L.L.C.
200 High Street
Suite 700
Boston, Massachusetts 02110
(617) 778-9200

      Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.
The Special Meeting

Time, Place and Purpose (Page 19)
      The special meeting will be held on Wednesday, May 3, 2006, starting at 10:00 a.m., Central Time, at the principal executive offices of Pegasus Solutions, Inc. Campbell Centre I, 8350 N. Central Expressway, Suite 1900, Dallas, Texas 75206.
      You will be asked to consider and vote upon approval and adoption of the merger agreement. The merger agreement provides that Merger Sub will be merged with and into Pegasus, and each outstanding share of our common stock (other than shares owned directly or indirectly by Parent or Merger Sub and other than shares held by a stockholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $9.50 in cash, without interest.
      The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and which is unknown a reasonable time before making the solicitation, and any adjournments of the special meeting.

Record Date and Quorum (Page 19)
      You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on March 17, 2006, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were 20,804,229 shares of our common stock outstanding and entitled to be voted.
      A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Required Vote (Page 19)
      For us to complete the merger, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date must vote “FOR” the approval and adoption of the merger agreement. All of our stockholders are entitled to one vote per share. A failure to vote your shares of Pegasus common stock, an abstention or a broker non-vote will have the same effect as a vote against the merger. The terms of the merger agreement do not require the approval of a majority of our unaffiliated stockholders.
      Prides Fund and Prides 406 Co-Invest, L.P. (“Prides Co-Invest”), the general partner of each of which is Prides Capital and affiliates of InterContinental Hotels Group PLC (together with such affiliates, “IHG”), have each entered into a contribution and voting agreement, as amended and restated, under which they agree to vote all of the shares of Pegasus common stock that they own, and any shares over which they exercise voting control, in favor of the approval and adoption of the merger agreement and against any competing transactions proposed to the Company’s stockholders. In addition, entities affiliated with Tudor Investment Corporation have entered into subscription agreements with Prides Co-Invest (together with Prides Fund and other persons subscribing for interests in Prides Co-Invest, the “investors”), under which they granted Prides Co-Invest a proxy to vote all of the shares of Pegasus common stock beneficially owned by such entities in favor of the approval and adoption of the merger agreement. As a result of these arrangements, as of the record date, Prides Fund and Prides Co-Invest have agreed to vote an aggregate of 3,300,245 shares, representing approximately 15.9% of our outstanding stock, and IHG has agreed to vote an aggregate of 653,791 shares, representing approximately 3.1% of our outstanding common stock, in favor of the approval and adoption of the merger agreement. Therefore to approve the proposal, based upon shares outstanding as of the record date we need to obtain the votes of stockholders holding a total of at least 6,448,079 shares or approximately 31.0% of our outstanding stock.
      Tudor Global Trading LLC, an affiliate of Tudor Investment Corporation, holds a non-voting, minority economic interest as a strategic investor in Prides Capital, the general partner of each of Prides Fund and Prides Co-Invest. An affiliate of Tudor Investment Corporation and an investment fund under its management are also limited partners in Prides Fund.
      IHG, a leading global hospitality company, engages in customary arms’ length transactions with Pegasus in the normal course of its business. IHG has no relationship with Prides Fund or Prides Co-Invest other than as described in this proxy statement.

Share Ownership of Certain Beneficial Owners, Directors and Management (Page 19)
      As of the record date, the directors and current executive officers of Pegasus beneficially owned in the aggregate 173,718 shares (excluding options), representing less than 1% of the shares of Pegasus common stock entitled to vote at the special meeting. Each of the directors and current executive officers intends to vote in favor of the approval and adoption of the merger agreement.
      As a result of the contribution and voting agreement and the subscription agreements described above under “Required Vote,” as of the record date Prides Fund and Prides Co-Invest have agreed to vote an aggregate of 3,300,245 shares, representing approximately 15.9% of our outstanding stock, and IHG has agreed to vote an aggregate of 653,791 shares, representing approximately 3.1% of our outstanding common stock, in favor of the approval and adoption of the merger agreement.

Proxies; Revocation (Page 20)
      Any Pegasus registered stockholder (meaning a stockholder that holds stock in its own name) entitled to vote may submit a proxy by telephone or the Internet or by returning the enclosed proxy card by mail, or may vote in person by attending the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be voted and that will have the same effect as a vote against the merger.
      Any Pegasus registered stockholder who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted in any one of the following ways:

•	filing with or transmitting to our Corporate Secretary at the principal executive offices of the Company, at or before the special meeting, an instrument or transmission of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy relating to the same shares to the Company’s Corporate Secretary, at or before the special meeting;

•	submitting a later-dated proxy by the Internet or by telephone, at or before the special meeting; or

•	attending the special meeting and voting in person by ballot.
      Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your instructions.
Certain Effects of the Merger (Page 46)
      If the merger agreement is approved and adopted by our stockholders and the other conditions to closing are satisfied, Merger Sub will be merged with and into Pegasus, with Pegasus being the surviving corporation.

Upon completion of the merger, Pegasus common stock will be converted into the right to receive $9.50 per share, without interest and less any required tax withholding. Following the completion of the merger, we will no longer be a public company and you will cease to have any ownership interest in Pegasus and will not participate in any future earnings and growth of Pegasus.
Recommendations of the Negotiation Committee and the Corporate Strategy Committee (Page 33)
      The negotiation committee and the corporate strategy committee of our board of directors, both of which are comprised solely of independent directors, after due consideration of all relevant factors unanimously:

•	found that the merger agreement, the merger and related transactions are advisable and fair to and in the best interests of the Company and its unaffiliated stockholders; and

•	recommended to the board of directors the approval and adoption of the merger agreement.
Recommendation of the Company’s Board of Directors (Page 34)
      After careful consideration, our board of directors has:

•	determined that the merger agreement, the merger and related transactions are advisable and fair to and in the best interests of the Company and its unaffiliated stockholders;

•	approved and adopted the merger agreement; and

•	recommended that Pegasus’ stockholders vote “FOR” the approval and adoption of the merger agreement.
      In reaching its conclusion regarding the fairness of the merger to our unaffiliated stockholders and its decision to approve and adopt the merger agreement and recommend the approval and adoption of the merger agreement by our stockholders, our board of directors noted the recommendations of the negotiation committee and the corporate strategy committee, as well as other factors. In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger.” However, the board of directors evaluated the merger agreement, the merger and the related transactions only from the perspective of our “unaffiliated stockholders,” and therefore did not consider the interests of the investors or management participants (who are considered “affiliated stockholders”). For the factors considered by our board of directors in reaching its decision to approve and adopt the merger agreement, see “Special Factors — Reasons for the Merger.”
Opinion of Bear Stearns (Page 34 and Annex B)
      Bear, Stearns & Co. Inc. (“Bear Stearns”) has delivered its opinion to the Company’s board of directors and to the corporate strategy committee of the board that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $9.50 in cash per share to be received by the common stockholders of Pegasus pursuant to the merger agreement is fair, from a financial point of view, to such stockholders, excluding Prides Capital Partners, L.L.C. and any of its affiliates or other holders of our common stock that are or may become co-investors in Parent.
      The opinion of Bear Stearns is addressed to the Company’s board of directors and to the corporate strategy committee of the board of directors for their benefit and use, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to the board of directors, the corporate strategy committee or any of our stockholders as to how to vote in connection with the merger agreement. The opinion of Bear Stearns does not address the Company’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company, the financing of the merger or the effects of any other transaction in which the Company might engage. The full text of the written opinion of Bear Stearns, dated December 18, 2005, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with such opinion, is attached as Annex B to this proxy statement. We recommend that you read the opinion carefully in its entirety. Pursuant to the terms of the engagement letter with Bear Stearns, the Company has agreed to pay to Bear Stearns a fee in the event the merger is consummated.
      Pursuant to the terms of Bear Stearns’ engagement letter and as agreed with Pegasus, Bear Stearns will be paid an aggregate fee of approximately $3.4 million, of which $600,000 has already been paid in connection with rendering the fairness opinion and the remaining $2.8 million is contingent on and payable upon consummation of transactions contemplated by the merger agreement. Pegasus has also agreed to indemnify Bear Stearns against certain liabilities arising out of or in connection with Bear Stearns’ engagement. Except as described above, Pegasus has not paid Bear Stearns any other fees during the past two years.
Financing (Page 49)
      Pegasus and Parent estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $279.6 million. Parent and Merger Sub expect this amount, together with the related working capital requirements of Pegasus following the completion of the merger, and any additional expenses of Prides Capital, to be provided as follows.
      Parent has received a commitment from JPMorgan Chase Bank, N.A. with respect to $120.0 million senior secured credit facilities, consisting of (a) a $110.0 million term loan facility and (b) a $10.0 million revolving credit facility. The facilities contemplated by the debt commitment letter are conditioned on the merger being consummated, as well as other conditions being satisfied, as described in further detail under “Special Factors — Financing — Debt Financing,” on or prior to July 15, 2006. The closing of the merger is conditioned on the receipt by Parent of the financing contemplated by the debt commitment letter or, if it is unavailable, alternate financing.
      Parent and Merger Sub have entered into a contribution and voting agreement with Prides Fund, Prides Co-Invest and IHG pursuant to which (a) Prides Fund has agreed to contribute to Parent 2,066,445 shares of the Company’s common stock (having an aggregate value of $19.6 million, based on a per share value of $9.50) and approximately $38.9 million in cash, (b) Prides Co-Invest has agreed to contribute to Parent 1,233,800 shares of the Company’s common stock (having an aggregate value of $11.7 million, based on a per share value of $9.50) and approximately $93.5 million in cash and (c) IHG has agreed to contribute to Parent 653,791 shares of the Company’s common stock (having an aggregate value of $6.2 million, based on a per share value of $9.50). Prides Capital has held, and continues to hold, discussions from time to time with third parties regarding a subscription for an interest in Prides Co-Invest or a subscription for the common stock of Parent, and Prides Capital believes that additional persons may subscribe for interests in Prides Co-Invest or shares of Parent. Accordingly, the number of shares of the Company’s common stock and amount of cash to be contributed to Parent by Prides Co-Invest or by third parties are subject to upward adjustment to the extent that any additional persons subscribe for interests in Prides Co-Invest or shares of Parent. To the extent that the number of shares of the Company’s common stock or the amount of cash contributed to Parent by Prides Co-Invest increases, or a third party subscribes for shares of Parent’s common stock, the amount of cash to be contributed to Parent by Prides Fund will be reduced. In addition, the amount of cash to be contributed to Parent by Prides Fund may be reduced to the extent that Prides Fund determines in good faith that, after giving effect to such reduction, the Company will have a sufficient amount of working capital available to it. The shares of the Company’s common stock that are contributed to Parent prior to the merger will be cancelled and cease to exist at the effective time of the merger without any payment being made or consideration delivered in respect of those shares.
Treatment of Stock Options (Page 57)
      The merger agreement provides that all outstanding Pegasus stock options issued pursuant to the Company’s stock option plan, incentive plan or otherwise, whether or not vested or exercisable, will, as of the effective time of the merger, terminate and thereafter represent the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess, if any, of $9.50 over the exercise price per share of common stock subject to such option.
      No holder of an outstanding Company stock option that has an exercise price per share that is equal to or greater than $9.50 shall be entitled to any payment with respect to such terminated stock option before or after the effective time of the merger. The aggregate amount that will be paid out with respect to stock options is approximately $791,000.
Treatment of Restricted Stock (Page 57)
      The merger agreement provides that, at the effective time of the merger, the restrictions applicable to each share of restricted stock will lapse and each outstanding share of our restricted stock will be converted into the right to receive $9.50 in cash, without interest and less applicable tax withholding. The aggregate amount that will be paid with respect to all shares of restricted stock is approximately $369,000.
Interests of the Company’s Directors and Executive Officers in the Merger (Page 57)
      Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will have their vested and unvested stock options and restricted stock cashed out in connection with the merger, meaning that they will receive cash payments for each share of common stock subject to such option equal to the excess, if any, of $9.50 per share over the exercise price per share of their options, without interest and less applicable tax withholding, and they will receive $9.50 per share for each share of their restricted stock, without interest and less applicable tax withholding;

•	each of our current executive officers has an employment agreement that provides certain severance payments and benefits in the event of his or her termination of employment under certain circumstances, including any termination that occurs following a transaction such as the merger, whether such termination is initiated by the employee or the Company. In addition, the agreements provide that in the event any benefit received by the executive officer gives rise to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, for the executive officer, the executive officer is also entitled to a “gross-up” payment in an amount that would place the executive officer in the same after-tax position that he or she would have been in if no excise tax had applied;

•	John F. Davis, III, our chief executive officer, Robert J. Boles, Jr., our chief operating officer, and Susan K. Conner, our chief financial officer, have agreed with Prides Capital to continue to serve in these executive officer positions following the merger, and each one has agreed to suspend his or her right to any severance benefits otherwise payable if he or she resigns voluntarily within the six-month period following the merger. In addition, immediately following the merger, John F. Davis, III, our chief executive officer, will receive $980,000 from the Company as consideration for his agreement to suspend these rights. We refer to Mr. Davis, Mr. Boles and Ms. Conner as “management participants” in this proxy statement given their agreements described here and immediately below with Prides Capital that will have effect after the merger.

•	within ninety (90) days following the merger, John F. Davis, III, our chief executive officer, Robert J. Boles, Jr., chief operating officer and Susan K. Conner, chief financial officer, have agreed to purchase shares of Parent’s stock with a value equal to $900,000, $300,000 and $300,000, respectively. The purchase price for the shares will equal $9.50 per share. The executives may deliver promissory notes secured by the shares in payment of the purchase price. The notes will become due and payable in full upon the first to occur of (i) the fifth anniversary of the merger; (ii) any sale of the purchased shares; or (iii) the executive’s termination of employment. The executive may require, upon the maturity of the note, that the surviving corporation repurchase the stock securing the note for a price equal to the stock’s then prevailing fair market value (up to the amount required to pay the note), with the proceeds applied to offset the liability under the note. During the one-year period following the effective time of the merger, the parties have agreed that the fair market value of the stock shall be equal to the indebtedness due and payable under each note, unless a portion of the business is sold during that time. As a result of the executives’ purchase of these shares of Parent’s stock, they will in the aggregate beneficially own less than 1% of the outstanding stock of the Company after the merger;

•	the merger agreement provides for indemnification for our current and former directors and officers for six years following the effective time of the merger, as well as the acquisition of an extended reporting period endorsement under the Company’s current officer and director insurance coverage covering his or her service to the Company as a director or officer with coverage for six years following the effective time of the merger;

•	benefits under the Pegasus Solutions, Inc. Supplemental Executive Retirement Plan (the “SERP”) will become 100% vested under the terms of the SERP if any executive officer terminates his or her employment for any reason following the merger. Mr. Boles is the only SERP participant whose benefits are not already fully vested. In addition, our executive officers may elect to receive lump sum distributions of the present value of their SERP benefits within one year after the closing of the merger regardless of whether their employment is terminated, if they agree to cease participating in the SERP;

•	benefits under the Pegasus Solutions, Inc. Executive Deferred Compensation Plan (the “DCP”) will become 100% vested under terms of the DCP as a result of the merger. Mr. Boles is the only DCP participant whose benefits are not already fully vested; and

•	no later than ninety (90) days following the closing of the merger, the Company is obligated to fund a deferred compensation trust (subject to the claims of the Company’s creditors) to provide a source of funds to assist it to meet its liabilities under the SERP and the DCP, in an amount equal to the present value of all benefits that would accrue for participants in the SERP and the DCP (and, with regard to Messrs. Davis and Floyd, those additional benefits that accrue during a 24-month severance benefit period based on the terms of their employment agreements).

Material United States Federal Income Tax Consequences (Page 61)
      If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of the Company’s common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S.  holder of our common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of the specific tax consequences of the merger to you in light of your particular circumstances.
Regulatory Approvals (Page 63)
      Except for the filing of a certificate of merger in Delaware at or before the effective date of the merger and for the filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.
Exchange and Payment Procedures (Page 65)
      As soon as practicable after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Pegasus stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
No Solicitation of Transactions (Page 70)
      The merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition, change its recommendation of the merger and terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.
Conditions to Merger (Page 73)
      Before we can complete the merger, a number of conditions must be satisfied. These include:

•	the receipt of Company stockholder approval;

•	the absence of governmental orders, not subsequently vacated, that have the effect of making the merger illegal or that otherwise restrict, prevent or prohibit the closing;

•	the expiration or termination of any waiting period applicable to the merger under the HSR Act or any other applicable antitrust, competition or fair trade law;

•	the performance by each of the parties of its covenants under the merger agreement in all material respects;

•	the receipt by the Company and Parent of all consents or approvals required under third-party contracts, except those for which the failure to obtain such consent is not likely to have a material adverse effect;

•	the receipt by the Company of certain specified governmental consents and the making by the Company of certain specified governmental filings;

•	the receipt by Parent of the financing contemplated by the debt commitment letter or, if it is unavailable, alternate financing;

•	the accuracy of the parties’ representations and warranties in the merger agreement in all material respects, including the absence of a material adverse effect with respect to the Company.
      Other than the conditions pertaining to the Company stockholder approval and the absence of governmental orders, either the Company on the one hand, or Parent and Merger Sub on the other hand, may elect to waive conditions to their respective performance and complete the merger. None of the Company, Parent or Merger Sub, however, has any intention to waive any condition as of the date of this proxy statement.
Termination of the Merger Agreement (Page 75)
      Pegasus, Parent and Merger Sub may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Pegasus have approved and adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

•	by either the Company or Parent if:

•	the merger has not been consummated by July 15, 2006, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of the failure of the merger to occur on or before such date;

•	any governmental entity has taken action permanently restraining, enjoining or otherwise prohibiting the merger, which has become final and non-appealable; or

•	the required vote of the Company’s stockholders to adopt the merger agreement was not obtained at the meeting of the Company’s stockholders where such vote was taken;

•	by Parent if:

•	our board of directors fails to include in this proxy statement its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, or withholds, withdraws or modifies in a manner material and adverse to Parent or Merger Sub its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement;

•	our board of directors approves or recommends to our stockholders a competing transaction;

•	any person or group (other than Parent, Merger Sub or their affiliates) acquires beneficial ownership of a majority of the outstanding shares of the Company’s common stock;

•	our board of directors recommends that our stockholders tender their shares in a tender or exchange offer that is a competing transaction (or fails to recommend rejection of any offer that is a competing transaction); or

•	the Company breaches or fails to perform, in any material respect, any representation, warranty, covenant or agreement that would result in the failure of a condition to the obligations of Parent or Merger Sub to effect the merger being satisfied;

•	by the Company if:

•	the Company enters into a definitive agreement to effect a superior proposal, and such action was done pursuant to and in compliance with the no solicitation provisions of the merger agreement and concurrently with the payment of the termination fee and expenses as specified in the merger agreement; or

•	any of Parent or Merger Sub breaches or fails to perform, in any material respect, any representation, warranty, covenant or agreement that would result in the failure of a condition to the obligation of the Company to effect the merger being satisfied.
Termination Fees and Expenses (Page 75)
      The Company has agreed to pay Parent a fee of $8.25 million in cash if Parent terminates the merger agreement because:

•	a competing transaction is commenced, publicly disclosed or communicated to the Company prior to the termination of the merger agreement and, within 12 months after termination of the merger agreement, the Company consummates a competing transaction;

•	the merger agreement is terminated by any of Parent or Merger Sub because:

•	our board of directors fails to include in this proxy statement its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, or withholds, withdraws or modifies in a manner material and adverse to Parent or Merger Sub its recommendation that our stockholders vote in favor of the merger and adoption of the merger agreement;

•	our board of directors approves or recommends a competing transaction;

•	any person or group (other than Parent, Merger Sub or their affiliates) acquires beneficial ownership of a majority of the outstanding shares of the Company’s common stock;

•	our board of directors recommends that our stockholders tender their shares in a tender or exchange offer that is a competing transaction, (or fails to recommend rejection of the offer that is a competing transaction); or

•	the merger agreement is terminated by the Company because the Company has entered into a definitive agreement to effect a superior proposal, and such action was done pursuant to and in compliance with the no solicitation provisions of the merger agreement.
      In the event the $8.25 million fee is payable in connection with a termination of the merger agreement, then Parent is entitled to receive from the Company (in addition to such termination fee) its out-of-pocket fees and expenses incurred in connection with the merger agreement (not to exceed $1.0 million). If the merger agreement is terminated by Parent due to a breach or failure to perform by the Company of any representation, warranty, covenant or agreement that would result in the failure of a condition to the obligations of Parent or Merger Sub to effect the merger being satisfied, then Parent is entitled to receive, in addition to any damages to which it may be entitled, from the non-terminating party its out-of-pocket fees and expenses incurred in connection with the merger agreement (not to exceed $1.0 million).
Contribution and Voting Agreement (Page 52)
      Prides Fund, Prides Co-Invest and IHG have entered into a contribution and voting agreement under which they agree to vote all of the shares of Pegasus common stock that they own, and any shares over which they exercise voting control, in favor of the approval and adoption of the merger agreement and against any competing transactions proposed to the Company’s stockholders. Also, pursuant to the contribution and voting agreement, the parties thereto have agreed to contribute to Parent an aggregate of 3,954,036 shares of Pegasus common stock and aggregate cash in the amount of $132.4 million and, in exchange therefor, Parent has agreed to issue to Prides Fund, Prides Co-Invest and IHG shares of the common stock of Parent on a pro rata basis. This proxy statement is not an offer to sell, or a solicitation of an offer to buy any of our securities or the securities of Parent.
Guaranty (Page 56)
      In connection with the merger agreement, Prides Fund, as guarantor, entered into a guaranty with the Company pursuant to which the guarantor guaranteed the prompt and complete payment of the payment obligations of Parent and Merger Sub arising out of any willful breach by Parent or Merger Sub of the merger agreement that is finally judicially determined to be due and payable by Parent or Merger Sub by reason of such willful breach. The maximum aggregate liability of the guarantor under the guaranty agreement shall not exceed $5.0 million.
Amendment to the Company’s Rights Agreement (Page 61)
      Immediately prior to the execution of the merger agreement, the Company and American Stock Transfer & Trust Company, the rights agent under the Company’s rights agreement, entered into an amendment of the rights agreement that provides that none of the execution, delivery or performance of the merger agreement or the closing of the merger or any of the other transactions contemplated by the merger agreement will trigger the separation or exercise of the rights under the rights agreement or any adverse event under the rights agreement.
Market Price of Pegasus Stock (Page 76)
      Our common stock is quoted on the Nasdaq National Market (“Nasdaq”) under the symbol “PEGS”. On December 16, 2005, which was the last trading day before we announced the merger, the Company’s common stock closed at $8.26 per share. On March 30, 2006, which was the last trading day before the date of this proxy statement, the Company’s common stock closed at $9.38 per share.
Dissenters’ Right of Appraisal (Page 88 and Annex G)
      Delaware law provides you with appraisal rights in the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation, together with a fair rate of interest, if any, as determined by the court. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.
      Generally, to exercise your appraisal rights, you must deliver a written objection to the merger and demand for appraisal to the Company before the vote with respect to the merger agreement is taken, you must not vote in favor of the approval and adoption of the merger agreement and you must continuously hold your Pegasus common stock from the date you make your demand for appraisal through the effective date of the merger. Your failure to follow exactly the procedures specified under Delaware law, as described in Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will result in the loss of your appraisal rights. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex G.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
      The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Pegasus Solutions, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the merger?

A:	Under the terms of the merger agreement, once the closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Pegasus. Pegasus will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly-owned subsidiary of Parent.

Q:	What will I receive as a result of the merger?

A:	Upon completion of the merger, you will receive $9.50 in cash, without interest and less any required tax withholding, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $950 in cash in exchange for your shares of common stock, less any required tax withholding. You will not own shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at the principal offices of Pegasus Solutions, Inc., which are located at Campbell Centre I, 8350 N. Central Expressway, Suite 1900, Dallas, Texas 75206, on Wednesday, May 3, 2006, at 10:00 a.m., Central Time.

Q:	Who is eligible to vote?

A:	All registered stockholders of record on the close of business on March 17, 2006 will be eligible to vote.

Q:	What vote of our stockholders is required to approve and adopt the merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date must vote “FOR” the approval and adoption of the merger agreement. Accordingly, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote against approval and adoption of the merger agreement.

Q:	Have any of our stockholders agreed to vote in favor of the approval and adoption of the merger agreement?

A:	Yes. Prides Fund, Prides Co-Invest and IHG have entered into a contribution and voting agreement under which they agree to vote all of the shares of Pegasus common stock that they own, and any shares over which they exercise voting control, in favor of the approval and adoption of the merger agreement and against any competing transactions proposed to the Company’s stockholders. In addition, entities affiliated with Tudor Investment Corporation have entered into subscription agreements with Prides Co-Invest under which those entities granted Prides Co-Invest a proxy to vote all of the shares of Pegasus common stock beneficially owned by such entities in favor of the approval and adoption of the merger agreement. As a result of these arrangements, as of the record date Prides Fund, Prides Co-Invest and IHG have agreed to vote an aggregate of 3,954,036 shares, representing approximately 19.0% of our outstanding stock, in favor of the approval and adoption of the merger agreement.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under the DGCL, holders of our common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement, they continuously hold their Pegasus common stock from the date they make a demand for appraisal through the effective date of the merger, and they comply with the Delaware law procedures explained in this proxy statement.

This amount could be more, the same or less than the value you would be entitled to receive under the terms of the merger agreement.

Q:	What did the negotiation committee and the corporate strategy committee recommend?

A:	Our board of directors authorized the formation of a corporate strategy committee to consider what, if any, strategic alternatives and actions should be taken regarding the Company and its business. The board of directors also authorized the formation of a negotiation committee to negotiate any transactions that might be recommended by the corporate strategy committee. The negotiation committee, which is comprised only of independent directors, unanimously found that the merger agreement, the merger and related transactions were advisable and fair to and in the best interest of the Company and its unaffiliated stockholders, and recommended to the corporate strategy committee and to the board of directors the approval and adoption of the merger agreement. The corporate strategy committee, which is solely comprised of independent directors, unanimously found that the merger represented the most favorable alternative reasonably available to the Company and its unaffiliated stockholders, and that the merger agreement, the merger and related transactions were advisable and fair to and in the best interests of the Company and its unaffiliated stockholders, and recommended to the board of directors the approval and adoption of the merger agreement.

Q:	How does the Company’s board of directors recommend that I vote?

A:	Our board of directors recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement. You should read “Special Factors — Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the approval and adoption of the merger agreement.

Q:	What is the opinion of the Company’s financial advisor?

A:	Our board of directors and the corporate strategy committee of our board of directors received an opinion from our financial advisor, Bear, Stearns & Co. Inc., that, as of December 18, 2005, the merger consideration of $9.50 per share is fair, from a financial point of view, to the common stockholders of Pegasus excluding Prides Capital and any of its affiliates or other holders of our common stock that are or may become co-investors in Parent. Please read “Special Factors — Opinion of Bear Stearns” for information about the opinion of Bear, Stearns & Co. Inc., and Annex B for the complete opinion.

Q:	What plans does the Company have if the proposal is not approved?

A:	If the proposal is not approved, the Company will remain an independent public company. We expect that management will operate the business in a manner similar to that in which it is being operated today. From time to time, the Company’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of the Company, among other things, make such changes as are deemed appropriate and continue to identify strategic alternatives to maximize stockholder value. Please read “Special Factors — Effects on the Company if the Merger is Not Completed” for further discussion. The Company will issue a press release regarding the outcome of the stockholder vote. The Company also will file a Form 8-K with the Securities and Exchange Commission (the “SEC”) disclosing the results of the vote.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a registered stockholder, then you can ensure that your shares are voted at the special meeting by attending the special meeting and voting in person or by submitting your proxy via:

•	telephone, using the toll-free number listed on your proxy card (if you are a registered stockholder, meaning if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee and your bank, broker or nominee makes telephone voting available);

•	the Internet, at the address provided on your proxy card (if you are a registered stockholder) or vote instruction card (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available); or

•	mail, by completing, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the instructions provided by your broker regarding how to instruct your broker to vote your shares. If you do not follow those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q:	Can I change my vote?

A:	Yes, you can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy (a) by filing with or transmitting to the Company’s Corporate Secretary at the Company’s principal executive offices an instrument or transmission of revocation or (b) by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person; simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q:	How are votes counted?

A:	For the proposal relating to the approval and adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but, because stockholders holding at least a majority of Company common stock outstanding on the record date must vote FOR the approval and adoption of the merger agreement for the merger to be approved, an abstention or broker non-vote has the same effect as if you vote AGAINST the approval and adoption of the merger agreement.

For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Because only a majority of the votes actually cast is required to approve the proposal to adjourn the meeting, if necessary or appropriate, abstentions and broker non-votes will have no effect on such proposal.

Q.	Who will bear the cost of this solicitation?

A:	We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. In addition, Innisfree M&A Incorporated will provide solicitation services to us for a fee of approximately $15,000 plus a fee of $5.00 for any telephone call made at the request of the Company to individual record holders or non-objecting beneficial owners plus out-of-pocket expenses. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the first half of 2006. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement — Conditions to the Merger” and “The Merger Agreement — Effective Time.”

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact Innisfree M&A Incorporated, our proxy solicitation agent: stockholders call toll-free at (888) 750-5834; banks and brokers call collect at (212) 750-5833.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company (including the summary financial projection information included in this proxy statement), the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “Special Factors,” “Special Factors — Opinion of Bear Stearns” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	Considerations Relating to the Merger Agreement and the Merger:

•	the failure to satisfy the conditions to consummation of the merger, including the receipt of the required Pegasus stockholder and regulatory approval;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the outcome of legal proceedings that may be instituted against us and others in connection with the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	Political and General Economic Conditions:

•	current political and general economic conditions or changes in such conditions;

•	the effects of war, terrorism or catastrophic events;

•	political, social, economic, or other events resulting in the short or long term disruption of the Company’s business;

•	Industry Conditions:

•	changes in the hotel industry;

•	reductions in hotel room rates and commission payments;

•	consolidation in the travel industry;

•	Risks Related to Pegasus:

•	our ability to develop new technologies and services that meet the changing needs of participants in the hotel industry;

•	our ability to deliver services and solutions to the hotel industry in a timely manner with acceptable performance levels;

•	changes in competitive pressures;

•	our dependence on arrangements with key customers;

•	our reliance on third-party service arrangements;

•	our computer systems and databases may suffer system failures, business interruptions or security breaches;

•	our inability to adjust spending levels rapidly enough to compensate for any unexpected revenue shortfall;

•	our credit risk from hotels, travel agencies and other customers;

•	our international operations expose us to the risks associated with conducting international business;

•	our inability to adequately protect our intellectual property or prevent its unauthorized use;

•	our dependence on our key personnel and our ability to attract and retain additional personnel;

•	changes in government regulations, taxes, laws and legal matters;

•	litigation that may have an adverse effect on our financial results or our reputation;

•	our ability to generate sufficient cash flow to satisfy our operating costs and debt service obligations;

•	risks associated with our convertible senior notes, including our ability to address our debt service obligations and otherwise repay such notes, the potential impact of the contingent conversion provisions of the notes on our reported earnings per share and the risks associated with the material indebtedness represented by the notes;

•	our inability to sell the property management systems (PMS) operations;

•	risks associated with a PMS sale transaction and our inability to terminate the PMS service as expected; and

•	Other Factors:

•	risks, uncertainties and factors set forth in our reports and documents filed with the SEC (which reports and documents should be read in conjunction with this proxy statement; see “Where You Can Find Additional Information”).
      All forward-looking statements contained or incorporated by reference in the proxy statement speak only as of the date of this proxy statement or as of such earlier date that those statements were made and are based on current expectations or expectations as of such earlier date and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Except as required by law, we undertake no obligation to update or publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date of this proxy statement. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will (1) update such information through a supplement to this proxy statement and (2) amend the Schedule 13E-3 filed in connection with the merger, in each case, to the extent required by applicable law.

THE PARTIES TO THE MERGER
Pegasus Solutions, Inc.
      Pegasus Solutions, Inc. is a global leader in providing technology and services to hotels and travel distributors. Founded in 1989, Pegasus’ customers include a majority of the world’s travel agencies and more than 60,000 hotel properties around the globe. Pegasus’ services include central reservation systems, electronic distribution services, commission processing and payment services, and marketing representation services, including the consumer Web site, www.hotelbook.comtm. The Company’s representation services, including Utell by Pegasustm and Unirez by Pegasustm, are used by more than 7,000 member hotels in 140 countries, making Pegasus the hotel industry’s largest third-party marketing and reservations provider. Pegasus has 18 offices in 13 countries, including regional hubs in London, Scottsdale and Singapore.
      Pegasus Solutions, Inc. is incorporated in the State of Delaware with its principal executive offices at Campbell Centre I, 8350 N. Central Expressway, Suite 1900, Dallas, Texas 75206. Pegasus’ telephone number is (214) 234-4000.
Perseus Holding Corp.
      Parent is a Delaware corporation with its principal executive offices at c/o Prides Capital Partners, L.L.C., 200 High Street, Suite 700, Boston, Massachusetts, 02110. Parent’s telephone number is (617) 778-9200. Parent was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Prides Fund, the sole stockholder of Parent, is also a stockholder of Pegasus.
406 Acquisition Corp.
      Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent. Merger Sub’s principal executive offices are located at c/o Prides Capital Partners, L.L.C., 200 High Street, Suite 700, Boston, Massachusetts, 02110. Merger Sub’s telephone number is (617) 778-9200. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into us. The Company will survive the merger and Merger Sub will cease to exist.
      Parent and Merger Sub are both currently controlled by Prides Capital. Immediately prior to closing the merger, entities affiliated with Tudor Investment Corporation and certain other persons will make capital contributions to Prides Co-Invest, and Prides Fund and Prides Co-Invest, in turn, will make capital contributions to Parent to facilitate Parent’s and Merger Sub’s performance of some of their obligations under the merger agreement relating to the closing of the merger. Prides Capital, based in Boston and San Francisco, specializes in strategic block, active investing in small- and micro-cap public and private companies. In partnership with its management teams, Prides Capital seeks to create value through strategic, operational and financial assistance.

THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
      This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Wednesday, May 3, 2006, starting at 10:00 a.m., Central Time, at the principal offices of Pegasus Solutions, Inc., which are located at Campbell Centre I, 8350 N. Central Expressway, Suite 1900, Dallas, Texas 75206 or at any adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the approval and adoption of the merger agreement. Our stockholders must approve and adopt the merger agreement for the merger to occur. If the stockholders fail to approve and adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about April 3, 2006.
Record Date and Quorum
      The holders of record of the Company’s common stock as of the close of business on March 17, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 20,804,229 shares of the Company’s common stock outstanding.
      The holders of a majority of the outstanding shares of the Company’s common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.
Required Vote
      Completion of the merger requires the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the Company’s common stock outstanding on the record date. Each outstanding share of the Company’s common stock on the record date entitles the holder to one vote at the special meeting. Abstentions and broker non-votes will have the effect of votes against the approval and adoption of the merger agreement. The terms of the merger agreement do not require the approval of a majority of our unaffiliated stockholders.
      As of March 17, 2006, the record date, the current directors and executive officers of Pegasus beneficially owned (excluding options), in the aggregate, 173,718 shares of the Company’s common stock, representing less than 1% of our outstanding common stock on the record date. Each director and current executive officer has stated that he or she intends to vote in favor of the approval and adoption of the merger agreement. See “Special Factors — Reasons for the Merger” for an explanation as to why the directors and executive officers intend to vote in favor of the merger.
      Prides Fund and Prides Co-Invest, the general partner of each of which is Prides Capital and IHG, have each entered into a contribution and voting agreement under which they agree to vote all of the shares of Pegasus common stock that they own, and any shares over which they exercise voting control, in favor of the approval and adoption of the merger agreement and against any competing transactions proposed to the Company’s stockholders. In addition, entities affiliated with Tudor Investment Corporation have entered into subscription agreements with Prides Co-Invest, under which those entities granted Prides Co-Invest a proxy to vote all of the shares of Pegasus common stock beneficially owned by such entities in favor of the approval and adoption of the merger agreement. As a result of these arrangements, as of the record date, Prides Fund and Prides Co-Invest have agreed to vote an aggregate of 3,300,245 shares, representing approximately 15.9% of our outstanding stock, and IHG has agreed to vote an aggregate of 653,791 shares, representing approximately 3.1% of our outstanding common stock, in favor of the approval and adoption of the merger agreement. Therefore, to approve the proposal, based upon shares outstanding as of the record date we need to obtain the votes of stockholders holding a total of at least 6,448,079 shares, or approximately 31.0%, of our outstanding stock.

      Tudor Global Trading LLC, an affiliate of Tudor Investment Corporation, holds a non-voting, minority economic interest as a strategic investor in Prides Capital, the general partner of each of Prides Fund and Prides Co-Invest. An affiliate of Tudor Investment Corporation and an investment fund under its management are also limited partners in Prides Fund.
      IHG, a leading global hospitality company, engages in customary arms’ length transactions with Pegasus in the normal course of its business. IHG has no relationship with Prides Fund or Prides Co-Invest other than as described in this proxy statement.
Appraisal Rights
      Under the DGCL, holders of our common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement, if they continuously hold their Pegasus common stock from the date they make a demand for appraisal through the effective date of the merger, and if they comply with the Delaware law procedures explained in this proxy statement. This amount could be more, the same or less than the value that our stockholders are entitled to receive under the terms of the merger agreement.
Proxies; Revocation
      If you are a registered stockholder of record and submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If no instructions are indicated on your proxy card, your shares of the Company’s common stock will be voted “FOR” the approval and adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.
      If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and your broker will give you directions on how to vote your shares. Shares of Company common stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.
      You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either (a) file with or transmit to our Corporate Secretary at the principal executive offices of the Company an instrument or transmission of revocation, (b) submit a proxy by telephone, the Internet or mail dated after the date of the proxy you wish to revoke or (c) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.
      Please note that if you have instructed your broker to vote your shares, the methods for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change these instructions.
      Pegasus does not expect that any matter other than the approval and adoption of the merger agreement (and to approve the adjournment of the meeting, if necessary or appropriate to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment of the special meeting, and, if the matter was not known to us a reasonable time before this solicitation, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Submitting Proxies Via the Internet or by Telephone
      Registered stockholders and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a registered stockholder or your shares are held in “street name” by your broker. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.
      In addition to submitting the enclosed proxy card by mail, Pegasus registered stockholders may submit their proxies:

•	via the Internet by following the instructions on the enclosed proxy card; or

•	by telephone by calling the toll-free number set forth on the proxy card and following the recorded instructions.
Adjournments
      Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice by announcement at the special meeting of the new date, time and place of the special meeting. At the adjourned meeting the Company may transact any business that might have been transacted at the original special meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each registered stockholder entitled to vote at the special meeting. Whether or not a quorum exists, holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Abstentions and broker non-votes will have no effect on a proposal to adjourn the meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.
Solicitation of Proxies
      This solicitation is made by the Company, and the Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Pegasus may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Pegasus will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Company has retained Innisfree M&A Incorporated to assist it in the solicitation of proxies for the special meeting and will pay Innisfree a fee of approximately $15,000 plus a fee of $5.00 for any telephone call made at the request of the Company for individual record holders or non-objecting beneficial owners (plus reimbursement of out-of-pocket expenses.)
SPECIAL FACTORS
Background of the Merger
      As part of its ongoing evaluation of the Company’s business and strategic direction, the Company’s board of directors and members of management have evaluated from time to time the Company’s strategic alternatives and prospects. Beginning in early 2004 and through the remainder of 2004 and early 2005, the directors had regular periodic discussions regarding strategic alternatives for the Company, including selling all or part of the Company and replacing all or part of management. Factors that generated these discussions included (i) the poor performance of a new product; (ii) the absence of any other new product and service that could reasonably be expected to materially propel the Company’s growth; (iii) the lack of growth in the

Company’s revenues and profits; (iv) the lack of growth of the Company’s market share for its products and services; and (v) the performance of the Company’s stock price. These discussions typically took place at the meeting of the independent board members which usually followed the full board of directors meeting each quarter. Some discussions also took place outside of regularly scheduled meetings. At the board of directors meeting during May 2004, two of the Company’s directors raised the issue of whether it was an appropriate time for the Company to explore seeking an acquiror. After discussing the current business trends, the board of directors decided that it would be premature to begin an auction process. The board of directors took notice of the continuing consolidation in the industry and increased competition after the May 2004 board meeting. At the board of directors meeting on December 7, 2004, the board went into a private independent session in which it engaged in an extensive discussion regarding corporate strategy, succession planning, CEO performance and strategic direction. The board also discussed three factors that evidenced the Company’s performance: (i) the lack of growth in the Company’s revenues due in part to a lack of success with certain new business initiatives; (ii) the Company’s relatively flat stock price during the past three years; and (iii) the costs associated with being a public company. The board of directors also noted the trend of the consolidation of the Company’s customers, resulting in fewer customers with greater bargaining power when negotiating contracts with the Company, and declining institutional investor interest in companies like Pegasus with small equity market capitalization, as evidenced by the decline in research analysts providing research coverage of the Company in the past two years. The board of directors discussed what the Company could do to increase its value.
      In early March 2005, the board of directors determined that, based on the factors described above, the Company should create a committee to explore strategic alternatives. On March 29, 2005, the board of directors created a corporate strategy committee to consider what, if any, strategic alternatives and actions should be taken regarding the Company and its business. These alternatives included continuing as a public company under current management, continuing as a public company but replacing the current management team, selling portions of the Company, and a sale of the Company as a whole. All of the members of the board of directors were appointed to the corporate strategy committee except Thomas F. O’Toole and Bruce W. Wolff, who were not appointed due to their affiliations with prominent hotel companies and the related potential conflicts of interest. The corporate strategy committee was authorized to engage an investment banking firm to assist in the evaluation of alternatives. After interviewing and otherwise evaluating several investment banking firms based on their experience working with companies in our industry, Bear Stearns was selected and, on April 7, 2005, Pegasus and Bear Stearns executed an engagement letter. By that agreement, Bear Stearns agreed, among other things, to render, if requested, an opinion as to the fairness from a financial point of view, of the consideration to be received in a proposed transaction. Also in April 2005, Pegasus engaged Locke Liddell & Sapp LLP (“Locke Liddell”) to represent it in this strategic alternative process. On April 11, 2005, Pegasus announced in a press release that its board of directors was exploring various strategic alternatives to enhance stockholder value and that Bear Stearns had been retained to assist in the effort. Shortly thereafter, Pegasus management and Bear Stearns commenced the preparation of an executive summary that they expected to distribute to potentially interested parties as part of a contemplated auction process.
      On May 10, 2005, the corporate strategy committee met to assess the strategic alternatives available to the Company, including the possibility of selling a part of the Company’s business. It was noted that the Company had received an informal indication of interest from a potential strategic buyer seeking to possibly pre-empt the formal auction process being launched with Bear Stearns. Following discussions amongst the members of the corporate strategy committee and management, it was suggested to the board of directors that a negotiation committee be established to negotiate any transactions that might be recommended by the corporate strategy committee. On May 13, 2005, the board of directors authorized the formation of a negotiation committee that was empowered to conduct or supervise the conduct of any negotiation with respect to a transaction recommended by the board of directors or the corporate strategy committee and to report its activities and recommendations to the corporate strategy committee and the board of directors. The negotiation committee was initially comprised of John F. Davis, III, W. C. Hammett, Jr. and Michael A. Barnett.

      During the balance of May and into early June, the Company had discussions with and provided information to a potential strategic buyer that had expressed an informal indication of interest. During this period, Pegasus management and Bear Stearns worked to finalize an executive summary describing the Company and to perform internal financial due diligence. In the meantime, Bear Stearns had contacted or was contacted by 79 potential buyers, including 63 financial sponsors and 16 strategic buyers, regarding the potential buyers’ interest in pursuing a transaction with Pegasus. Between May 20, 2005 and June 27, 2005, the Company and Bear Stearns negotiated and executed confidentiality agreements with 38 interested parties that requested confidential information relevant to a potential transaction with Pegasus. During this time period, Bear Stearns also distributed the executive summary, including projections, to each interested party, once it executed a confidentiality agreement. On June 13, 2005, Bear Stearns sent an instruction letter to each interested party requesting that each party submit a preliminary indication of interest containing such party’s initial indication of purchase price and information regarding its financing sources. The instruction letters indicated a deadline of June 27, 2005 for the submission of preliminary bids and also outlined a timetable for the transaction. On June 27, 2005, Prides Capital Partners, L.L.C. (“Prides Capital”) also executed a confidentiality and standstill agreement with the Company and its financial advisor to facilitate its consideration of a possible acquisition.
      On June 16, 2005 and on June 23, 2005, the board of directors and the corporate strategy committee, respectively, met and discussed the status of the strategic alternative process, including the number of persons that expressed interest in the opportunity. On June 28, 2005, the members of the corporate strategy committee met to discuss the status of the strategic alternatives process and the responses to the bid process. Bear Stearns reported that it had received initial indications of interest from nine interested parties, some of whom had expressed an interest in only acquiring a part of the Company. The preliminary indications of interest expressed by interested parties (excluding Prides Capital) for an acquisition of the entire Company ranged from $10.50 to $14.00 per share. The closing price of the Company’s stock on June 27, 2005 (the day before Bear Stearns delivered the report) was $10.73. These preliminary indications of interest were made as a first step by Bear Stearns to identify parties that would potentially be interested in taking part in the Company’s process. Any party making a preliminary indication of interest was required to do so without access to any of the Company information contained in the Company’s due diligence data room, without an opportunity to have detailed discussions with potential financing sources and without an opportunity to interview management or participate in management presentations, all of which occurred at a later stage in the process. Prides Capital did not submit an indication of interest either verbally or in writing and did not represent to Bear Stearns that Prides Capital would consider making an offer in any range. Rather, in conversations with Bear Stearns and the Company, Prides Capital expressed its interest in participating in the Company’s process and its willingness to devote the resources necessary to do so. Prides Capital discussed with Bear Stearns its typical target rate of return on investments and its existing holdings of the Company’s capital stock, including the length of time that it has held such stock, its cost basis therein, and trading multiples of other comparable companies in the industry. Using this information, Bear Stearns reported to the Company’s board of directors, and included in written presentations to the board, that Bear Stearns believed that Prides Capital would consider making an offer in the top half of the range expressed by the other interested parties described above.
      Bear Stearns discussed the responses it had received with the corporate strategy committee. The corporate strategy committee decided to pursue discussions with five of the interested parties. The corporate strategy committee decided not to pursue discussions with the other interested parties based primarily on the price ranges that had been provided, and the level of interest expressed, to Bear Stearns.
      In early July 2005, Bear Stearns distributed a letter to each of the five interested parties outlining the next steps in the process (the “Procedures Letter”). The Company invited each of the interested parties to hear a presentation by Pegasus management over the next several weeks and to gain access to an online data room, beginning on July 19, 2005, through which each of the parties could conduct comprehensive due diligence. Subsequent to July 19, 2005, the Company updated some of the information in the data room and provided certain new information.
      Between July 11, 2005 and July 19, 2005, Pegasus management made presentations to each of the five interested parties. Of the five interested parties, two (including Prides Capital) could be described as potential financial buyers who were interested in purchasing the entire Company, and three could be described as potential strategic buyers who were interested in all or only in various parts of the Company. All five interested parties were invited to meet with senior members of Pegasus management, as well as to visit Pegasus’ headquarters and certain interested parties visited the data center in Scottsdale, Arizona. The management presentations included presentations by the following Pegasus officers: John F. Davis, III, chief executive officer; Robert J. Boles, Jr. chief operating officer; and Susan K. Conner, chief financial officer. The management presentations included a general overview of the Company, its product and service offerings, its customers, and discussions about historical and projected financial performance.
      In late July 2005, the Company executed two additional confidentiality agreements, one with a financial buyer and one with a potential strategic buyer that had expressed interest in the Company, and provided those parties with the executive summary describing the Company. Although the financial buyer did not have an interest in engaging in additional discussions, the potential strategic buyer was interested in pursuing further discussions and met with the management team at its headquarters on August 5, 2005.
      Subsequent to the management presentations to the six interested parties, four of the interested parties declined to pursue the opportunity any further. On August 10, 2005, Bear Stearns sent to Prides Capital a letter stating that a final bid was due on August 17, 2005. Around August 17, 2005, Prides Capital orally responded to Bear Stearns that it was not prepared to submit a bid but that it was interested in conducting further due diligence and to continue preliminary discussions regarding a potential acquisition of the Company at a later date. Due to the late entry into the process by the remaining strategic buyer, additional time was given for it to indicate its interest in pursuing a potential transaction.
      On August 17, 2005, the corporate strategy committee met and was joined by representatives of Bear Stearns. The representatives of Bear Stearns updated the committee members regarding the status of the bid process, and specifically informed the committee that Prides Capital and a strategic buyer were the only remaining interested parties. The representatives of Bear Stearns also discussed the management presentation process and the perceived current level of interest of Prides Capital. Bear Stearns also provided a written summary of all indications of interest previously received. During this meeting the corporate strategy committee discussed the feasibility of selling a part of the business and the tax and other issues that would likely arise.
      During the later half of August 2005, members of the corporate strategy committee had numerous informal discussions with each other with respect to the bid process and received periodic updates with respect to such process from Bear Stearns and Company management. In the latter half of August 2005, the final strategic buyer withdrew itself from the sale process leaving Prides Capital as the only remaining interested party. On August 31, 2005, the corporate strategy committee met to discuss the status of the strategic alternative process and the interest of Prides Capital, and received a report from Bear Stearns regarding the status of the process.
      On September 13, 2005, the corporate strategy committee met to discuss the status of its dealings with Prides Capital. It was noted that Prides Capital had not yet submitted a bid or arranged all necessary financing, nor had Prides Capital completed its due diligence efforts. The committee members expressed an interest in moving discussions forward with Prides Capital as soon as possible. Later that day, the chairman of the corporate strategy committee reported to the board of directors the results of the corporate strategy committee meeting and the uncertainty as to the status of a possible transaction with Prides Capital. A representative of Bear Stearns joined the meeting of the board of directors and provided a further update regarding his discussions with Prides Capital. The members of the board of directors also discussed once again the possibility of only selling one or more parts of the Company.
      On September 20, 2005, an initial draft of the merger agreement, prepared by Locke Liddell, was delivered to Prides Capital. This draft merger agreement was revised slightly from the draft included in the online data room, to reflect the identity of the parties and other minor changes.
      On September 22, 2005, the corporate strategy committee met and its members were joined by representatives of Bear Stearns, and a representative of Locke Liddell. It was reported that the negotiation committee members had held a telephone call with Prides Capital on September 21 regarding terms of a potential merger agreement, the status of potential financing and conducting further due diligence. A general discussion ensued among the committee members as to continued discussions with Prides Capital and the implications of terminating discussions altogether. The committee members concluded that the negotiation committee should continue discussions with Prides Capital.
      On September 29, 2005, the corporate strategy committee met, and was joined by representatives of both Bear Stearns and Locke Liddell, as well as Ms. Conner and Mr. Floyd. Mr. Hammett, on behalf of the negotiation committee, reported the results of ongoing discussions with representatives of Prides Capital over the course of the preceding week. The members of the committee discussed the terms of the draft merger agreement, including terms that would permit the board of directors to satisfy its fiduciary duties in the event that an unsolicited competing transaction were proposed following the execution of a merger agreement. It was also noted that until a merger agreement was executed, the Company continued to be free to entertain offers from other prospective bidders, although none appeared imminent in light of the comprehensive bid process that had already been completed. After discussion, the corporate strategy committee directed the negotiation committee members to proceed to use reasonable efforts to negotiate the proposed terms of a merger agreement with Prides Capital, in the hope that Prides Capital would then make an offer to acquire the Company.
      On October 3, 2005, the corporate strategy committee met and was joined by representatives of Bear Stearns and Locke Liddell, as well as Mr. Floyd. Mr. Floyd reported to the committee with respect to his communications with representatives of Prides Capital and their interest in securing the Company’s agreement to deal exclusively with Prides Capital. The committee members discussed this concept, expressing concern that Prides Capital had yet to provide any kind of firm commitment to a transaction. The corporate strategy committee concluded that the Company should not agree to an exclusivity arrangement at this time and that it was important that the Company keep its options open in the near term. Several committee members also noted that although there had been no specific discussions or negotiations to date, it was possible that Mr. Davis and other members of management might participate in the transaction involving Prides Capital, which would give rise to a conflict of interest. Mr. Davis agreed and, on October 4, 2005, resigned from both the corporate strategy committee and the negotiation committee. During the period from October 5, 2005 through the week of October 31, 2005, the negotiation committee and Prides Capital continued to discuss the possibility of making an offer to acquire the Company, including the terms of the merger agreement, through telephone calls and other communications between their respective representatives and counsel and the exchange of multiple drafts of a proposed merger agreement. Beginning in early October, the Company began to work with Prides Capital’s legal advisor and other advisors to provide due diligence materials to assist Prides Capital in its evaluation of the Company. In addition, the Company’s management made presentations to Prides Capital’s potential lenders and equity partners.
      During this period, Prides Capital introduced one potential lender to whom the Company’s due diligence materials were provided. On October 27, 2005, Prides Capital advised the Company that it was not yet prepared to make an offer to acquire the Company and that it was continuing to seek an appropriate lender to provide the financing relating to the proposed transaction.
      During November and early December, Prides Capital and representatives of the Company, including the chairman of the negotiation committee, communicated regarding the possibility of Prides Capital making an offer to acquire the Company, including Prides Capital’s progress in obtaining alternate financing. On November 29, 2005 and December 5, 2005, the Company’s management met with prospective lenders for the transaction.
      Early in the week of December 12, 2005, Prides Capital and the negotiation committee held several telephone conversations regarding a potential price per share in the merger. Prides Capital initially indicated that, based on its negotiations with its potential financing sources, it was considering making an offer in the range of $9.20, subject to obtaining financing, further due diligence and negotiation of definitive agreements. The negotiation committee indicated that the range was too low and suggested an offer in the range of $10.00. After further negotiation, Prides Capital indicated that it was considering making an offer in the range of

$9.50, subject to the same qualifications, and after several additional conversations Prides Capital communicated that it would not consider making an offer at any higher price. This price represented the maximum price per share that Prides Capital was willing to pay based upon its assessment of the Company’s industry and the opportunities and risks for the business as a leveraged private company. This price also reflected the maximum aggregate price at which Prides Capital believed it could reasonably finance the transaction upon acceptable terms with both debt and equity.
      On December 13, 2005, the corporate strategy committee held a meeting to discuss the status of negotiations with Prides Capital. At this meeting, the corporate strategy committee requested that Bruce Wolff, Tom O’Toole and John Davis be present and that Susan Conner and Ric Floyd be present to inform the board and respond to financial and legal matters of the Company as those matters might impact the committee’s decisions. A representative of Locke Liddell also was present at the meeting, and representatives of Bear Stearns were included by conference call at different points of the meeting. At this meeting, it was reported that Prides Capital orally indicated that, based on its negotiations with its potential financing sources, it was considering making an offer in the range of $9.50 per share of Pegasus common stock, subject to obtaining financing, further due diligence and negotiation of definitive agreements. A general discussion among the members of the committee and the other individuals present ensued as to alternatives available to the Company, including continuing as a public company under its current management, continuing as a public company but replacing the current management team, and selling portions of the Company. Consistent with its discussions leading up to this meeting, the corporate strategy committee indicated that each of these alternatives would be less favorable than a sale of the Company. In particular, the committee believed that, based on the expected future performance and prospects of the Company, remaining as an independent public company (whether under the same or new management) would be a less favorable alternative compared to the proposed sale of the Company. Moreover, based on discussions with management and Bear Stearns, regarding, among other matters, the operational issues and transaction structure issues that would arise in a sale of one or more parts of the business, the committee believed that a sale of one or more parts of the business would be a less favorable alternative compared to the proposed sale of the Company as a whole. The representative of Locke Liddell reported to the committee regarding the status of the negotiations relating to the merger agreement, including providing a summary of the terms of the current draft of the agreement and issues that remained unresolved. These unresolved issues included the treatment of the Company’s employee benefits plans following the merger, the ramifications on the parties to the merger agreement if the equity financing or debt financing become unavailable, the terms of the guaranty by Prides Fund and the terms that would permit the board of directors to satisfy its fiduciary duties in the event of an unsolicited competing transaction proposed after the execution of the merger agreement. After these discussions, the corporate strategy committee directed the negotiation committee members to continue their efforts to negotiate the terms of a merger agreement with Prides Capital. It was decided that the board of directors would convene by telephone conference call on the afternoon of December 16, 2005. Specifically, members of the negotiation committee were instructed to negotiate with Prides Capital in an attempt to increase the price per share that Prides Capital was considering.
      From December 13 to December 16, 2005, the negotiation committee and Prides Capital continued to negotiate the unresolved issues described above in the merger agreement and the other documents contemplated by the merger agreement through telephone calls and other communications between their respective representatives and counsel and through the exchange of draft documents, as Prides Capital considered whether to make an offer and Prides Capital and its advisors continued their due diligence of the Company.
      The afternoon of December 16, 2005, Prides Capital delivered to Locke Liddell a letter offering $9.50 per share of Pegasus common stock, subject to, among other matters, the completion of financing and certain due diligence matters. Prides Capital also delivered a draft of a debt commitment letter from JPMorgan Chase Bank, N.A. This draft debt commitment letter contained, among other matters, a requirement that the Company’s chief executive officer, chief financial officer and chief operating officer enter into employment agreements and invest in Parent.

      Later on the afternoon of December 16, 2005, the board of directors met by telephone conference call. Messrs. Boles and Floyd, Ms. Conner were present at the request of the board of directors to be available to report on matters relating to the transaction. Mr. Boles and Ms. Conner also were available to discuss those terms of the draft debt commitment letter that applied to them individually. Representatives of Locke Liddell and Bear Stearns also were present at the meeting. At this meeting, the persons on the conference call discussed the status of Prides Capital’s equity and debt financing. The board of directors expressed particular concern regarding the condition in the debt commitment letter relating to the Company’s chief executive officer, chief financial officer and chief operating officer entering into employment agreements and investing in Parent, as this condition could expose the Company to unacceptable risk in completing the merger. At this meeting, a representative of Locke Liddell reported to the board of directors regarding the status of the negotiations relating to the merger agreement, including providing a summary of the terms of the current draft of the agreement and issues that remained unresolved. The unresolved issues presented at this meeting included the steps the parties were taking to confirm certain financial matters relating to the proposed treatment of the Company’s employee benefits plans. After these discussions, the board of directors directed the negotiation committee members to continue their efforts to conclude the terms of a merger agreement with Prides Capital. The negotiation committee was requested particularly to determine whether an acceptable arrangement could be reached regarding the chief executive officer, chief financial officer and chief operating officer entering into employment agreements and investing in Parent.
      On December 17, 2005, the negotiation committee and Prides Capital continued to negotiate the terms of the merger agreement and the other documents contemplated by the merger agreement. Further negotiations also resulted in Prides Capital, JPMorgan Chase Bank, N.A. and Mr. Davis, Ms. Conner and Mr. Boles agreeing that the executives would not be required to enter into new employment agreements prior to the close of the transaction as contemplated under the debt commitment letter. Rather, each executive would (i) suspend his or her right to any and all severance benefits if he or she elected to resign during the six-month period immediately following the consummation of the merger and (ii) purchase from Parent a certain number of shares of common stock of Parent (with the aggregate purchase price paid by all three executives to be no less than $1.5 million) during the 90 day period immediately following the consummation of the merger. Prior to the negotiation committee meeting on December 18, 2005, Prides Capital and Mr. Davis, Ms. Conner and Mr. Boles held a conference call during which they finalized negotiations regarding the proposed terms of this arrangement.
      On December 18, 2005, meeting of the negotiation committee was held by telephone conference call, which was followed by meetings by telephone conference call of the corporate strategy committee and the board of directors. Messrs. Hammett and Barnett were present at the meeting of the negotiation committee. Mr. Davis, Mr. Boles, Ms. Conner and Mr. Floyd were present at the request of the board of directors to be available to report on matters relating to the transaction, including the acceptability of the arrangements under the debt commitment letter relating to Mr. Davis, Mr. Boles and Ms. Conner. Representatives from Bear Stearns and Locke Liddell also were present at the meeting. A representative from Locke Liddell reported to the negotiation committee the proposed resolution of the remaining outstanding issues relating to the merger agreement, and a representative of Bear Stearns provided commentary with respect to the resolution of such issues. A general discussion among the members of the committee then ensued as to the terms of the merger agreement and the advisability of the merger. Following this discussion, the negotiation committee unanimously found that after due consideration of all relevant factors, the merger agreement and the merger and related transactions were advisable and fair to and in the best interests of the Company and its unaffiliated stockholders, and recommended to the corporate strategy committee and to the board of directors the approval and adoption of the merger agreement. The corporate strategy committee met next, with Messrs. Hammett, Barnett, Collier and Rich, as well as Ms. Patsley, all present. Mr. Davis, Mr. Boles, Ms. Conner and Mr. Floyd were present at the request of the board of directors to be available to report on matters relating to the transaction, including the acceptability of the arrangements under the debt commitment letter relating to Mr. Davis, Mr. Boles and Ms. Conner. Representatives of Bear Stearns and Locke Liddell also were present at the meeting. The chairman of the corporate strategy committee noted the recommendation of the negotiation committee in favor of the approval and the adoption of the merger agreement and requested that a representative of Bear Stearns comment upon the merger agreement, the proposed merger and the process pursued in exploring, researching and considering the various business alternatives and courses of action available to the Company. These alternatives included continuing as a public company under current management, continuing as a public company but replacing the current management team, selling portions of the Company, and a sale of the Company as a whole. Following the Bear Stearns presentation, the members of the corporate strategy committee discussed the various alternatives that had been explored, researched and considered, as well as the terms of the merger agreement and merger. The corporate strategy committee unanimously found that after due consideration of all relevant factors, the merger represented the most favorable alternative reasonably available to the Company and its unaffiliated stockholders, and that the merger agreement and the merger and related transactions were advisable and fair to and in the best interests of the Company and its unaffiliated stockholders, and recommended to the board of directors the approval and adoption of the merger agreement.
      Finally, the board of directors of the Company met, with all members present. The chairman of the board of directors, Mr. Davis, noted that in light of his pending employment and investment arrangements with the surviving corporation in the merger, it would be appropriate for him to recuse himself from the board of directors’ vote with respect to the merger agreement, and Mr. Davis then promptly recused himself from voting on this matter. Mr. Davis requested that Mr. Hammett serve as chairman of the meeting, to which Mr. Hammett agreed. Mr. Floyd, Ms. Conner and Mr. Boles were present at the request of the board of directors to be available to report on matters relating to the transaction, including the Company’s ability to comply with and perform under the terms of the merger agreement and the draft debt commitment letter, as well as the acceptability of the arrangements under the draft debt commitment letter relating to Mr. Davis, Mr. Boles and Ms. Conner. Representatives of Bear Stearns and Locke Liddell also were present at the meeting. Mr. Hammett noted the recommendations of the negotiation committee and of the corporate strategy committee, and then requested that a representative of Locke Liddell provide the board with a review of the material terms of the merger agreement and related documents. A representative of Locke Liddell then reviewed the material terms including, among other things, the (i) purchase price, (ii) funding conditions, (iii) closing conditions, (iv) termination provisions, including those relating to payment of a termination fee, (v) guaranty of performance, (vi) financing commitment, (vii) corporate approval process, (viii) representations, warranties and covenants included in the merger agreement, (ix) treatment of stock options and other employee benefits, (x) severance, retention and SERP payment obligations, (xi) management arrangements, and (xii) circumstances under which the board of directors could entertain an unsolicited competing transaction from a third party. The representative from Locke Liddell then discussed the fiduciary obligations of the board of directors in light of the proposed merger, including a discussion of the efforts undertaken by the board of directors and its committees to explore alternative transactions; the duty owed of the directors to evaluate the merger agreement, the merger and all related transactions on behalf of the Company’s unaffiliated stockholders; and the fact that both the negotiation committee and the corporate strategy committee, which are wholly comprised of independent directors, had determined that the merger agreement, the merger and related transactions are advisable and are fair to and in the best interests of the Company and its unaffiliated stockholders and had recommended the adoption and approval of the merger agreement; the rights negotiated by the negotiation committee to terminate the proposed merger to accept an alternative superior transaction under certain circumstances; and the efforts of the board of directors and its committees to be fully informed and to exercise due care in their deliberations and efforts. The board of directors discussed a number of factors including the proposed terms of the merger agreement, the risks and merits of the merger and the risks and merits of not pursing the merger. The directors and their advisors also discussed the terms of the funding conditions set forth in the merger agreement and the debt commitment that Parent had secured. The board of directors also noted that under the terms of the merger agreement it would receive a copy of a solvency opinion or certificate addressing the solvency of the surviving corporation in the merger, thus addressing its concerns as to the payment of all of its creditors, including the holders of its convertible senior notes.
      A representative of Bear Stearns then summarized for the board of directors various aspects of the proposed merger, including an analysis of the premium to the Company’s current stock price represented by the offer, the Company’s valuation implied by the offer, a financial analysis of the Company, an analysis of companies that Bear Stearns viewed as generally comparable to the Company, an analysis of transactions that Bear Stearns viewed as generally comparable to a sale of the Company and a discounted cash flow analysis of the Company. After further discussions, the board of directors requested that Bear Stearns render an opinion as to whether the proposed merger consideration to be received by the Company’s stockholders (excluding Prides Capital Partners, L.L.C. and any of its affiliates or other holders of our common stock that are or may become co-investors in Parent) was fair from a financial point of view to the Company’s stockholders. Bear Stearns then delivered to the Company’s board of directors an opinion that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the per share consideration to be received by the holders of the Company’s common stock was fair, from a financial point of view, to the common stockholders of the Company (excluding Prides Capital Partners, L.L.C. and any of its affiliates or other holders of our common stock that are or may become co-investors in Parent). During the course of Bear Stearns’ presentation and rendering of its opinion, representatives of Bear Stearns responded to questions from members of the board of directors confirming or clarifying their understanding of the analyses performed by Bear Stearns and the opinion rendered by Bear Stearns, as described in more detail under “Special Factors — Opinion of Bear Stearns.” The full text of the written opinion of Bear Stearns, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this proxy statement. The members of the board of directors present at the meeting (excluding Mr. Davis, who had previously recused himself) then (i) conferred without Mr. Davis, Mr. Boles or Ms. Conner present to discuss the merger agreement and a number of other matters described above and (ii) unanimously found that after due consideration of all relevant factors (including the recommendations of the negotiation committee and the corporate strategy committee as well as the opinion rendered by Bear Stearns, but without expressly adopting the analysis of any of these parties), the merger agreement and the merger and related transactions were advisable and fair to and in the best interests of the Company and its unaffiliated stockholders, and provided a means for the payment in full of the Company’s creditors, and approved and adopted the merger agreement (including for purposes of Section 203 of the DGCL) and recommended that the Company’s stockholders vote for the approval and adoption of the merger agreement.
      The merger agreement was executed by the Company, Parent and Merger Sub and the related agreements were executed by the parties thereto, in each case, as of December 19, 2005. On December 19, 2005, prior to the opening of trading on Nasdaq, the Company issued a press release announcing the transaction.
Reasons for the Merger
      In reaching its conclusion regarding the fairness of the merger to our unaffiliated stockholders and its decision to approve and adopt the merger agreement and recommend the approval and adoption of the merger agreement by our stockholders, the board of directors of the Company consulted with management and its financial and legal advisors. The board of directors considered the following factors and potential benefits of the merger, each of which it believed supported its decision:

•	the market prices of the Company’s common stock, and the fact that the $9.50 per share to be paid for each share of the Company’s common stock in the merger represents a premium of 15.0% to the closing price on December 16, 2005, the last trading day before the Company announced the merger, a premium of 26.5% to the average closing price for the thirty trading days ended December 16, 2005, and a premium of 17.2% to the average closing price for the three-month period ended December 16, 2005 (this factor was weighed against the fact that $9.50 per share is below the per share stock price of $11.56 on April 11, 2005, the date we announced that Pegasus was exploring strategic alternatives, and below the average per share stock price of $10.46 for the one-year period prior to December 14, 2005);

•	the fact that the merger consideration is all cash, so that the transaction will allow the Company’s stockholders to immediately realize a fair value, in cash, for their investment and will provide such stockholders certainty of value for their shares;

•	the merger is the result of an active auction process in which we had contact with 79 potential bidders;

•	the current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the per share cash price to be paid in the merger;

•	the increased regulation and costs associated with being a publicly held company, including the burdens imposed by the Sarbanes-Oxley Act of 2002, and the fact that we will no longer be subject to the Sarbanes-Oxley Act or the liabilities of the Exchange Act, and that our officers will no longer be required to certify under federal securities laws the accuracy of our financial statements following consummation of the merger;

•	historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects if we were to remain an independent company;

•	the board’s belief that the merger is more favorable to our stockholders than any other alternative reasonably available to us and our stockholders, including the alternative of remaining a stand-alone, independent company and the proposals made by the other bidders in our auction process, as well as the risks and uncertainties associated with those alternatives;

•	the presentation of Bear Stearns, including its opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the per share consideration to be received by the holders of the Company’s common stock in the merger is fair, from a financial point of view, to such holders, excluding Prides Capital Partners, L.L.C. and any of its affiliates or other holders of our common stock that are or may become co-investors in Parent (see “Special Factors — Opinion of Bear Stearns” and Annex B to this proxy statement);

•	the financial and other terms and conditions of the merger agreement, the fact that they were the product of negotiations between the parties, and the fact that the negotiation committee and corporate strategy committee (both of which are comprised solely of independent directors) unanimously recommended the approval and adoption of the merger agreement;

•	the terms of the merger agreement, including without limitation:

•	the limited number and nature of the conditions to Parent and Merger Sub’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;

•	the provisions of the merger agreement that allow the board of directors, under certain limited circumstances if required to comply with its fiduciary duties under applicable law, to change its recommendation that the Company’s stockholders vote in favor of the approval and adoption of the merger agreement;

•	the provisions of the merger agreement that allow the Company, under certain limited circumstances if required by the board of directors to comply with its fiduciary duties under applicable law, to furnish information to and conduct negotiations with third parties;

•	the provisions of the merger agreement that provide the board of directors the ability to terminate the merger agreement in order to accept a financially superior proposal (subject to certain conditions contained in the merger agreement, paying Parent the $8.25 million termination fee and reimbursing Parent and Merger Sub for up to $1.0 million of their expenses);

•	the conclusion of the board of directors that both the $8.25 million termination fee (and the circumstances when such fee is payable) and the requirement to reimburse Parent and Merger Sub for certain expenses, up to a limit of $1.0 million, in the event that the merger agreement is terminated under certain circumstances, were reasonable in light of the benefits of the merger, the auction process conducted by the Company with the assistance of Bear Stearns and commercial practice;

•	the ability of the Company to seek damages from Prides Fund under the guaranty under certain circumstances for the willful breach by Parent or Merger Sub of the merger agreement;

•	the terms of the contribution and voting agreement, including the terms of such agreement under which Parent is obtaining equity financing;

•	the terms of the debt commitment letter obtained by Parent from JPMorgan Chase Bank, N.A.;

•	the fact that the board of directors would receive a copy of a solvency opinion or certificate addressing the solvency of the surviving corporation in the merger, and the Company would receive certain representations to the effect that the surviving corporation will be solvent and will be able to pay its liabilities as they mature;

•	the fact that the completion of the merger requires the approval and adoption of the holders of a majority of the Company’s common stock outstanding on the record date.
      The board of directors also considered and balanced against the potential benefits of the merger the following potentially adverse factors concerning the merger:

•	the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by the debt commitment letter is not obtained;

•	the fact that the funding of the financing contemplated by the debt commitment letter issued to Parent or, if it is unavailable, alternate financing, is a condition to Parent and Merger Sub’s obligation to complete the merger;

•	the interests of the Company’s executive officers and directors in the merger (see “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger”);

•	the fact that we will no longer exist as an independent, publicly traded company;

•	the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in the value of the Company;

•	the consideration to be received by the stockholders of Pegasus of $9.50 per share is below the per share stock price of $11.56 on April 11, 2005 (the date we announced that Pegasus was exploring strategic alternatives) and below the average per share stock price of $10.46 for the one year period prior to December 14, 2005;

•	the fact that the Company was entering into a merger agreement with newly formed entities with essentially no assets and, accordingly, that the Company’s recourse for a failure by Parent or Merger Sub to close or for a breach of the merger agreement is to seek recovery under the guaranty with Prides Fund, which is limited in amount;

•	the restrictions on the conduct of the Company’s business prior to completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations or Parent’s consent, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company and the requirement that the Company pay Parent a $8.25 million termination fee (plus up to $1.0 million as reimbursement of Parent’s and Merger Sub’s expenses) in order for the board of directors to accept a superior proposal;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of management and employee disruption associated with the merger.

      In addition, the board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger to the unaffiliated stockholders. These procedural safeguards include the following:

•	the corporate strategy committee and the negotiation committee, which ultimately consisted entirely of directors who are not officers or employees of Pegasus (following Mr. Davis’ resignation from such committees) and who will not have an economic interest in Pegasus following the merger, acted to represent solely the interests of the unaffiliated stockholders and to negotiate with Prides Capital on behalf of such stockholders;

•	no current member of the corporate strategy committee or the negotiation committee has an interest in the proposed merger different from that of our other stockholders (other than management participants), other than the fact (a) that members of the corporate strategy committee and the negotiation committee hold unvested stock options, that by their terms will become vested in connection with the merger, (b) that all stock options held by the members of the corporate strategy committee and negotiation committee will be “cashed-out” as part of the merger in the same manner as all other stock options and (c) that members of the corporate strategy committee and negotiation committee will be entitled to customary indemnification and officer and director liability insurance coverage under the terms of the merger agreement;

•	the corporate strategy committee and the negotiation committee received advice from Bear Stearns, as financial advisor, and Locke Liddell, as legal advisor, each of which has extensive experience in transactions similar to the merger;

•	the merger was unanimously approved by the directors present at the meeting called for that purpose, which included all of the Company’s independent directors and did not include John F. Davis, III, who had recused himself from voting on that matter;

•	the corporate strategy committee, which included a majority of the Company’s independent directors, along with the board of directors, requested and received from Bear Stearns an opinion that the consideration to be paid pursuant to the merger agreement was fair from a financial point of view to our stockholders excluding Prides Capital Partners, L.L.C. and any of its affiliates or other holders of our common stock that are or may become co-investors in Parent;

•	other than its interests as a stockholder of Pegasus, Prides Capital and its affiliates have had no prior business relationship with the Company or its management, and the interest of Prides Capital in pursuing the merger arose solely out of the Company’s strategic alternatives process outlined above under “Special Factors — Background of the Merger;”

•	the negotiation committee, with the assistance of its legal and financial advisors, conducted extensive negotiations with Prides Capital and had the authority to reject the terms of the merger. As a result of these negotiations, the negotiation committee believed that $9.50 per share was the highest price that Prides Capital was willing to pay in the merger;

•	our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to approve any alternative transaction proposed by a third party that is a “superior proposal,” as defined in the merger agreement, upon the payment to Parent of a $8.25 million termination fee (plus reasonable fees and expenses, up to $1.0 million);

•	the fact that all of the Company’s stockholders, including the unaffiliated stockholders, have the right to vote on the merger agreement; and

•	the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Dissenters’ Right of Appraisal”).

      After taking into account all of the factors set forth above, as well as others, the board of directors agreed that the benefits of the merger outweighed the risks and that the merger agreement, the merger and the related transactions contemplated by the merger agreement are advisable and are fair to and in the best interests of the Company and its unaffiliated stockholders. The board of directors has approved and adopted the merger agreement and recommends that the Company’s stockholders vote to approve and adopt the merger agreement at the special meeting.
      In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated stockholders and its decision to approve the merger, the board of directors considered analyses presented by Bear Stearns relating to the going concern value of Pegasus. These analyses included, among others, a discounted cash flow analysis, which addresses the potential future value of a company’s common equity as a function of the company’s future cash flows, an analysis of the $9.50 per share price compared to historical and recent stock prices, an analysis of the transaction value relative to historical and projected earnings compared to comparable public companies, an analysis of the transaction value relative to historical earnings compared to comparable precedent transactions and an analysis of the Company’s projected financial performance based on management estimates of the Company’s future financial performance. These analyses are summarized below under “Special Factors — Opinion of Bear, Stearns & Co. Inc.” The board of directors did not consider the liquidation value of our assets because our board of directors considers Pegasus to be a viable going concern business. The board of directors believes that the liquidation value would be significantly lower than our value as a viable going concern and that, due to the fact that we are being sold as a going concern, the liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated stockholders. Further, the board of directors did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of Pegasus as a going concern but rather is indicative of historical costs.
      In addition, in its determination of the fairness of the merger to the unaffiliated stockholders, the board of directors gave little or no consideration to the preliminary indications of interest communicated to Bear Stearns in June 2005, as described above under “ — Background of the Merger.” The board of directors believed that the preliminary indications of interest had negligible correlation to the $9.50 merger price because the preliminary indications of interest were made prior to any interested party accessing the information contained in the Company’s due diligence data room and prior to any interested party having an opportunity to interview management, participate in management presentations or hold detailed discussions with potential financing sources, In addition, the board believed that the Company’s circumstances changed significantly between the time these preliminary indications of interest were made in June 2005 and the time the merger price was negotiated in December 2005. During this period, a variety of factors negatively impacted the Company and its stock price. These factors include the uncertainty arising out of its ongoing strategic planning process and the Company’s decline in financial condition and results of operations as disclosed to the public during this period.
      The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.
Recommendations of the Negotiation Committee and the Corporate Strategy Committee
      The negotiation committee, which is comprised solely of independent directors, after due consideration of all relevant factors unanimously:

•	found that the merger agreement, the merger and related transactions are advisable and fair to and in the best interests of the Company and its unaffiliated stockholders; and

•	recommended to the corporate strategy committee and to the board of directors the approval and adoption of the merger agreement.

      The corporate strategy committee of our board of directors, which is also comprised solely of independent directors, after due consideration of all relevant factors unanimously:

•	found that the merger represented the most favorable alternative reasonably available to the Company and its unaffiliated stockholders;

•	found that the merger agreement, the merger and related transactions are advisable and fair to and in the best interests of the Company and its unaffiliated stockholders; and

•	recommended to the board of directors the approval and adoption of the merger agreement.
Recommendation of the Company’s Board of Directors
      After careful consideration, the Company’s board of directors:

•	has determined that the merger agreement, the merger and related transactions are advisable and are fair to and in the best interests of the Company and its unaffiliated stockholders;

•	has approved and adopted the merger agreement; and

•	recommends that Pegasus’ stockholders vote “FOR” the approval and adoption of the merger agreement.
Opinion of Bear Stearns
      Pursuant to an engagement letter dated April 7, 2005, Pegasus retained Bear Stearns to act as its financial advisor with respect to exploring strategic alternatives, including the possible sale of Pegasus. The Company interviewed and otherwise evaluated several investment banking firms. In selecting Bear Stearns, Pegasus’ board of directors and corporate strategy committee considered the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the travel industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services. Bear Stearns served as initial purchaser of the Company’s July 2003 private offering of Convertible Senior Notes.
      At the December 18, 2005 meeting of Pegasus’ board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing to the board of directors and to the corporate strategy committee, that, as of December 18, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the per share merger consideration to be received is fair, from a financial point of view, to Pegasus’ common stockholders, excluding Prides Capital Partners, L.L.C. and any of its affiliates or other holders of our common stock that are or may become co-investors in Parent. The amount of the per share merger consideration was determined as a result of the negotiations between the negotiation committee and Prides Capital.
      The full text of Bear Stearns’ written opinion is attached as Annex B to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the opinion. Bear Stearns has consented to the inclusion of its opinion and the following summary of its opinion in this proxy statement.

      In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to the Pegasus board of directors and corporate strategy committee;

•	did not constitute a recommendation to the board of directors of Pegasus, its corporate strategy committee, or any stockholder of Pegasus as to how to vote in connection with the merger or otherwise; and

•	did not address Pegasus’ underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Pegasus, the financing of the merger or the effects of any other transaction in which Pegasus might engage.
      Pegasus did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.
      In connection with rendering its opinion, Bear Stearns:

•	reviewed a draft of the merger agreement dated December 17, 2005;

•	reviewed Pegasus’ Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005, and its Current Reports on Form 8-K filed since December 31, 2004;

•	reviewed certain operating and financial information relating to Pegasus’ business and prospects, including projections for the five years ended December 31, 2010, all as prepared and provided to Bear Stearns by Pegasus’ management;

•	met with certain members of Pegasus’ senior management to discuss Pegasus’ business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the shares of Pegasus common stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Pegasus;

•	reviewed the terms of mergers and acquisitions of companies which Bear Stearns deemed generally comparable to Pegasus;

•	performed discounted cash flow analyses based on the projections; and

•	conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.
      Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by Pegasus or obtained by it from public sources, including, without limitation, the projections referred to above. With respect to the projections, Bear Stearns relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Pegasus as to the expected future performance of Pegasus. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the projections, and Bear Stearns further relied upon the assurances of the senior management of Pegasus that they are unaware of any facts that would make the information and projections incomplete or misleading.
      In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Pegasus, nor was Bear Stearns furnished with any such appraisals. During the course of its engagement, Bear Stearns was asked by the corporate strategy committee to solicit indications of interest from various third parties regarding a transaction with Pegasus and considered the results of such inquiries in rendering its opinion. Bear Stearns assumed that the transactions contemplated by the merger agreement will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Pegasus.
      Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of Pegasus may trade subsequent to the announcement of the merger.
      The following is a brief summary of the material analyses performed by Bear Stearns and presented to the Pegasus board of directors in connection with rendering its fairness opinion.
      Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Comparison of Merger Consideration to Historical Stock Prices
      Bear Stearns compared the consideration to be received by the stockholders of Pegasus of $9.50 per share to Pegasus’ stock price on December 14, 2005, the last closing date prior to distributing Bear Stearns’ materials to the board of directors. Pegasus’ average stock price over the following periods prior to December 14, 2005: one month average, three month average, six month average and 12 month average and Pegasus’ stock price as of April 11, 2005 (the closing stock price prior to a press release stating that Pegasus was seeking strategic alternatives including a potential sale).
      The table below summarizes the analysis.
      Premium of the Consideration to be Received Relative to:

Stock Price as of December 14, 2005 of $8.24	15.3%
One Month Prior Average Stock Price of $7.38	28.7%
Average Stock Price Three Months Prior of $8.13	16.9%
Average Stock Price Six Months Prior of $9.34	1.7%
Average Stock Price One Year Prior of $10.46	(9.2)%
Stock Price as of April 11, 2005 of $11.56	(17.8)%
      Although the consideration to be received by the stockholders of Pegasus of $9.50 per share is below the stock price on April 11, 2005 and below the average stock price one year prior to December 14, 2005, the consideration represents a premium to the average per share stock price for the six-month period prior to December 14, 2005.

Calculation of Pegasus’ Enterprise Value
      Bear Stearns calculated the enterprise value for Pegasus for purposes of analyzing the consideration to be received in the merger, referred to in this summary as “Enterprise Value”, by adding the equity value of Pegasus’ common stock (including the value of the equity underlying all in-the-money options less the applicable exercise prices), Pegasus’ total debt outstanding as of September 30, 2005 based on Pegasus’ Form 10-Q dated September 30, 2005, Pegasus’ unfunded Supplemental Employee Retirement Plan liability based on actuarial estimates provided to Bear Stearns by Pegasus management, and subtracting Pegasus’ cash balance as of September 30, 2005 based on Pegasus’ Form 10-Q dated September 30, 2005, reduced by the amount of cash related to uncashed commission checks and customer deposits.

Comparable Company Analysis
      Bear Stearns selected publicly traded companies generally comparable to Pegasus primarily based on each company’s participation in the travel supply chain, use of proprietary technology to provide services to travelers and travel suppliers, mix of customers between travel suppliers and travelers and geographic focus. Bear Stearns selected five publicly traded companies based on these criteria; however, no company or transaction used in the analyses described below is directly comparable to Pegasus or the contemplated merger. After selecting the peer group, Bear Stearns analyzed selected historical financial information and the projections provided by Pegasus management, stock price performance data and valuation multiples for Pegasus and compared this data to that of the companies deemed by Bear Stearns to be generally comparable to Pegasus. The analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Bear Stearns utilized the earnings forecasts for these companies from publicly available data. In conducting its analysis, Bear Stearns analyzed the multiples in the following subsets of comparable companies.

•	Companies that offer travel processing and distribution services, generally to travel suppliers (“Travel Marketing & Distribution”)

•	Companies that use technology and online tools to market directly to travelers (“Online Travel Resellers”)
      The companies included in the Bear Stearns analysis were:
      Travel Marketing & Distribution

•	Cendant Corp.

•	Sabre Holdings Corp.

•	TRX, Inc.
      Online Travel Resellers

•	Expedia, Inc.

•	Priceline.com Inc.
      The companies in the Travel Marketing and Distribution group were considered by Bear Stearns to be most comparable to Pegasus because each company in this group provides technology and distribution services to travel suppliers. Although the Online Travel Resellers participate in the same industry as Pegasus and are affected by many common trends, Bear Stearns considered this group to be less comparable to Pegasus, as these companies are predominantly retailers of travel directly to consumers.
      Bear Stearns reviewed, among other things, the comparable companies’ (i) Enterprise Value as a multiple of estimated earnings before interest and taxes (“EBIT”) for the calendar year ending 2005, referred to in this summary as “CY 2005E EBIT”, and estimated EBIT for the calendar year ending 2006, referred to in this summary as “CY 2006E EBIT” and (ii) price as a multiple of earnings per share estimated for the calendar year ending 2005, referred to in this summary as “CY 2005E EPS” and earnings per share estimated for the calendar year ending 2006, referred to in this summary as “CY 2006E EPS”. The multiples were based on closing stock prices for the comparable companies on December 14, 2005, the last closing price prior to distributing Bear Stearns’ materials to the board of directors.

      The following table summarizes the per valuation metrics considered in Bear Stearns’ analysis:

	Enterprise Value/Price

	Calendar Year

	2005E		2006E		2005E		2006E
	EBIT		EBIT		EPS		EPS

Travel Marketing & Distribution
Cendant Corp.	10.1	x	8.4	x	12.8	x	11.2	x
Sabre Holdings Corp.	14.5		11.9		16.4		14.6
TRX, Inc.	NM		13.9		NM		17.1
Online Travel Resellers
Expedia, Inc.	21.7	x	17.0	x	21.0	x	19.5	x
Priceline.com Inc.	24.2		22.3		17.4		15.2
Pegasus
At Transaction	20.6	x	17.5	x	27.0	x	24.0	x
At Market	18.5		15.8		23.4		20.8
      Bear Stearns concluded that the multiples implied in the merger for Pegasus were favorable compared to the ranges of the Travel Marketing & Distribution and Online Travel Resellers comparable companies for calendar year 2005 and 2006.

Comparable Precedent Transactions Analysis
      Bear Stearns analyzed three merger and acquisition transactions involving companies in the travel industry that Bear Stearns deemed generally comparable to Pegasus, although Bear Stearns believes that no company or transaction used in the analyses described below is directly comparable to the Pegasus or the contemplated transaction. Bear Stearns chose these transactions based primarily on the business activities of the acquired companies in the travel supply chain, including each company’s use of proprietary technology to provide services to travelers and travel suppliers, mix of customers between travel suppliers and travelers and breadth of geographic focus, as well as the availability of publicly disclosed valuation and financial information on the target companies. One of these precedent transactions involved a strategic acquisition by a travel company and two of the precedent transactions involved acquisitions by a financial investor in a leveraged buy out. One of the leveraged buy out transactions was a going-private transaction. Transaction values range from $900 million to $5.4 billion and include completed transactions announced from June 2001 to January 2005.
      Bear Stearns reviewed, among other things, the ratio of the target companies’ Enterprise Value implied in the respective transactions to target companies’ last twelve months (“LTM”) EBIT and earnings before interest, taxes, depreciation and amortization (“EBITDA”) and price to estimated earnings per share for the target companies’ forward calendar year.
      The precedent transactions in the Bear Stearns analysis were (Target/ Acquiror):

•	Amadeus Global Travel Distribution SA/ WAM Acquisition, S.A.

•	Worldspan Technologies Inc./ Travel Transaction Processing Corp.

•	Galileo International, Inc./ Cendant Corp.
      The following table summarizes the analysis:

	Enterprise
	Value/LTM
					Price/
	EBITDA		EBIT		Forward EPS

High	8.3	x	13.2	x	15.6	x
Low	4.1		6.6		10.2
Mean	5.6		9.1		12.9

      Bear Stearns concluded that the multiples implied in the merger for Pegasus of 8.4x LTM ended September 30, 2005 EBITDA, 21.9x LTM ended September 30, 2005 EBIT and 24.0x 2006 projected EPS were favorable compared to the range and mean of the precedent transactions.

Discounted Cash Flow Analysis
      In performing the discounted cash flow analysis, Bear Stearns used estimates of Pegasus’ unlevered free cash flows for the period from 2006 through 2010 as set forth in the projections prepared by Pegasus management, and applied discount rates ranging from 16.0% to 18.0% and terminal EBIT multiples ranging from 11.0x to 13.0x. Bear Stearns derived a relevant range of discount rates from 16.0% to 18.0% by calculating a weighted average cost of capital for Pegasus based on the interpolated 20-year Treasury yield on December 14, 2005, the betas of Pegasus and comparable companies, the equity market risk and small-cap premiums as published by Ibbotson Associates, the debt/equity ratios of Pegasus and comparable companies and the estimated after-tax borrowing cost for Pegasus. Bear Stearns derived the terminal EBIT multiple range of 11.0x to 13.0x based on the trading levels of the Travel & Marketing Distribution comparable companies, which Bear Stearns deems generally the most comparable to Pegasus. Bear Stearns derived implied equity value indications ranging from $8.61 to $11.10 per share with respect to Pegasus common stock by dividing the equity value derived from the discounted cash flow analysis by Pegasus’ fully-diluted shares of common stock.
      The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by it in connection with its opinion operated collectively to support its determination as to the fairness of the per share merger consideration to be received by the holders of our common stock, excluding Prides Capital and any of its affiliates or other holders of our common stock that are or that may become co-investors in Parent. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.
      None of the public companies used in the comparable company analysis described above are identical to Pegasus, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Pegasus and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.
      The Bear Stearns opinion was just one of the many factors taken into consideration by Pegasus’ board of directors and corporate strategy committee. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of Pegasus’ board of directors with respect to the fairness of per share consideration to be received by holders of Pegasus common stock in the merger.

      Pursuant to the terms of Bear Stearns’ engagement letter and as agreed with Pegasus, Bear Stearns will be paid an aggregate fee of approximately $3.4 million, of which $600,000 has already been paid in connection with rendering the fairness opinion and the remaining $2.8 million is contingent on and payable upon consummation of transactions contemplated by the merger agreement. Pegasus has also agreed to indemnify Bear Stearns against certain liabilities arising out of or in connection with Bear Stearns’ engagement. Except as described above, Pegasus has not paid Bear Stearns any other fees during the past two years.
      Bear Stearns has been previously engaged by Pegasus to provide certain investment banking and other services for which it received customary fees. In addition, Bear Stearns may seek to do business in the future with Pegasus, Prides Capital or their respective affiliates to provide certain investment banking and other services in matters unrelated to the merger, for which Bear Stearns would expect to receive customary fees.
      In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Pegasus and any affiliate of Prides Capital for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.
Position of Prides Filers as to Fairness
      Under a possible interpretation of the rules of the SEC governing “going private” transactions, one or more of Parent, Merger Sub, Prides Fund, Prides Co-Invest and Prides Capital, who are referred to in this section of the proxy statement as the “Prides Filers,” may be deemed to be affiliates of the Company. Rule 13e-3 and related rules of the SEC require the Prides Filers to express their belief as to the fairness of the merger to Pegasus’ unaffiliated stockholders.
      Each of the Prides Filers believes that the merger is both substantively and procedurally fair to Pegasus’ unaffiliated stockholders. However, the Prides Filers have not undertaken any formal evaluation of the fairness of the merger to Pegasus’ unaffiliated stockholders or engaged a financial advisor for such purposes. Moreover, the Prides Filers did not participate in the deliberations of Pegasus’ board of directors, the corporate strategy committee or the negotiation committee or receive advice from their advisors in connection with the merger.
      The belief of the Prides Filers that the merger is substantively and procedurally fair to the unaffiliated stockholders of Pegasus is based on the following factors:

•	the $9.50 per share merger consideration and other terms and conditions of the merger agreement resulted from negotiations between the negotiation committee and its advisors on the one hand, and Prides Capital and its advisors on the other hand;

•	the corporate strategy committee and the negotiation committee, both of which were ultimately comprised solely of independent directors, unanimously determined that the merger agreement, the merger and related transactions are fair to the unaffiliated stockholders of Pegasus and in the best interests of the Company and such stockholders;

•	the merger was unanimously approved by the directors present at the meeting called for that purpose, which included all of the Company’s independent directors and did not include John F. Davis, III, who had recused himself from voting on the matter;

•	completion of the merger requires the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the Company’s common stock outstanding on the record date (including those shares held by Prides Fund and the other stockholders that have previously agreed to vote their shares in favor of the approval and adoption of the merger agreement, as described under “The Special Meeting — Required Vote”);

•	notwithstanding that the Bear Stearns opinion was provided for the information and assistance of Pegasus’ board of directors and corporate strategy committee, and the Prides Filers are not entitled to rely on such opinion, the fact that they received an opinion from Bear Stearns to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, as of the date of such opinion, the $9.50 per share consideration to be received by holders of shares of Pegasus common stock pursuant to the merger agreement was fair from a financial point of view to holders of Pegasus common stock, excluding Prides Capital Partners, L.L.C. and any of its affiliates or other holders of our common stock that are or may become co-investors in Parent or any other Prides Filer;

•	the fact that the $9.50 per share price represented a premium of 26.5% over the average closing price of a share of Pegasus’ common stock over the 30 trading day period prior to and including the date of the board of directors approval of the merger;

•	the merger will provide consideration to the stockholders of Pegasus entirely in cash, which provides certainty of value;

•	the negotiation committee and the corporate strategy committee received advice from Bear Stearns, as financial advisor, and Locke Liddell, as legal advisor, each of which has extensive experience in transactions similar to the merger;

•	other than its interests as a stockholder of Pegasus, the Prides Filers have had no prior business relationship with the Company or its management, and the interest of Prides Capital in pursuing the merger arose solely out of the Company’s strategic alternatives process outlined above under “Special Factors — Background of the Merger;”

•	the Prides Filers did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the negotiation committee, corporate strategy committee or the board of directors, or the negotiation positions of the negotiation committee;

•	the availability of appraisal rights to holders of Pegasus common stock who comply with all of the required procedures under Delaware law; and

•	the merger agreement provides Pegasus with the ability to terminate the merger agreement in order to recommend, approve or accept a superior proposal that would, if completed, result in a transaction more favorable to Pegasus’ stockholders from a financial point of view than the merger, subject to certain conditions, including the prior or concurrent payment of a termination fee of $8.25 million (plus reasonable fees and expenses up to $1.0 million).

      The Prides Filers considered each of the foregoing factors to support their determination as to the fairness of the merger to the unaffiliated stockholders of Pegasus. They did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the merger to such stockholders.
      The Prides Filers did not consider the Company’s net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to Pegasus’ unaffiliated stockholders because they believed that net book value is not a material indicator of the value of Pegasus as a going concern but rather an indicator of historical costs. The Prides Filers also did not consider the liquidation value of Pegasus’ assets as indicative of Pegasus’ value primarily because of their belief that the liquidation value would be significantly lower than Pegasus’ value as a viable going concern and that, due to the fact that Pegasus is being sold as a going concern, the liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated stockholders of Pegasus. The Prides Filers did not establish a pre-merger going concern value for the Company’s equity as a public company for the purposes of determining the fairness of the merger consideration to Pegasus’ unaffiliated stockholders because, following the merger, the Company will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly leveraged private company. The Prides Filers did not consider the prices paid by Pegasus for past purchases of its common stock because those purchases were made during late 2004 and early 2005, which prices reflected Pegasus’ market price at such time without giving effect to subsequent material developments and changes in the Company’s business, operations, financial condition, strategy, prospects and general industry, economic and market conditions.
      In making its determination as to the substantive fairness of the proposed merger to the unaffiliated stockholders of Pegasus, the Prides Filers were not aware of any firm offers during the prior two years by any person for the merger or consolidation of Pegasus with another company, the sale or transfer of all or substantially all of Pegasus’ assets, or a purchase of Pegasus’ assets that would enable the holder to exercise control of Pegasus.
      The Prides Filers’ view as to the fairness of the merger to the unaffiliated stockholders of Pegasus is not a recommendation as to how any such stockholder should vote on the merger. The foregoing discussion of the information and factors considered and weight given by the Prides Filers is not intended to be exhaustive but is believed to include all material factors considered by the Prides Filers.
Financial Projections Provided to Bear Stearns
      In October 2005, Pegasus provided Bear Stearns with financial projections for fiscal years 2006 through 2010 for use by Bear Stearns in its fairness analyses as summarized above under “Special Factors — Opinion of Bear Stearns.” These financial projections also were received by the members of the Company’s board of directors with their review of the report associated with the fairness opinion. These financial projections were prepared assuming Pegasus continued as a public company. Accordingly, our projections do not include costs associated with the transaction contemplated in this proxy statement. Pegasus did not include or estimate any changes due to capital structure, stock repurchases or the impact of the conversion or repayment of our convertible debt.
      The Company makes public only very limited information as to future performance and does not provide specific or detailed information as to earnings or performance over an extended period. The projections described below are included in this proxy statement only because this information was provided to Bear Stearns for use as a component in connection with the preparation of its fairness opinion. The projections were not prepared with a view to public disclosure or in compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The internal financial forecasts (upon which these projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments.
      The projections were prepared in good faith at the time they were made; however, you should not assume that the projections continue to be accurate or reflective of management’s current view. In compiling the projections, Pegasus took into account historical performance on a GAAP and an adjusted basis, combined with estimates regarding revenue, operating income, EBITDA, EBIT, and capital spending. The projections also reflect numerous assumptions made by management including assumptions with respect to general business, economic, market and financial conditions and other matters including effective tax rates and interest rates and the anticipated amount of borrowings, all of which are difficult to predict and many of which are beyond the Company’s control. The financial projections for organic growth, new product and geographic expansion revenues and costs are comprised of assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution readers that, while all projections are necessarily speculative and you should not place undue reliance upon them, including for the reasons noted in this section, we believe that the prospective financial information covering periods beyond three months carry increasingly higher levels of uncertainty and should be read in that context. The information presented for periods for 2006-2010 was prepared in October 2005 and was based upon assumptions management believed to be reliable at that time. If this information were prepared by our management as of the date of this proxy statement, the financial information below likely would be different. There will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections in the proxy statement should not be regarded as an indication that the Company or its representatives considered or consider the projections to be reliable prediction of future events, and the projections should not be relied upon as such.
      The October 2005 projections were disclosed to Bear Stearns for use as a component in the preparation of its fairness opinion, and are included in the proxy statement on that account. None of the Company or any of its representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error.
      The projections included in the proxy statement have been prepared by, and are the responsibility of Pegasus’ management. PricewaterhouseCoopers LLP has neither examined nor compiled the projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Pegasus’ historical financial information. It does not extend to the projections and should not be read to do so.
      The projections were developed in a manner consistent with management’s historical development of budgets. The projections were developed without changes to our existing accounting policies, with the exception of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FAS 123(R)”), an amendment of FAS No. 123, “Accounting for Stock-Based Compensation,” which is effective for our fiscal year beginning January 1, 2006. As stated earlier, they also did not give effect to the proposed merger or the financing of the merger.
      The projections were not prepared in accordance with GAAP. We use financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that the use of non-GAAP measures, such as EBITDA and EBIT, provide us with an alternative method for assessing our operating results in a manner that enables us to more thoroughly evaluate our current performance as compared to past performance. EBITDA consists of GAAP net income (loss) from continuing operation adjusted for the items such as interest, taxes, depreciation and amortization. EBIT consists of GAAP net income (loss) from continuing operation adjusted for the items such as interest and taxes. Further, EBITDA and EBIT as presented in the projections do not include any non-cash expense associated with FAS 123(R). While EBITDA and EBIT do not give effect to the cash the Company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital expenditures, we believe that EBITDA provides us useful information about the Company’s performance because it eliminates the effects of period to period changes in taxes, discontinued operations, cost associated with capital investments and interest income (expense). We believe EBIT provides us useful information about the Company’s performance because it eliminates the effects of period to period changes in taxes, discontinued operations and interest income (expense). We also believe non-GAAP measures provide a better baseline for assessing the Company’s future earnings expectations. The non-GAAP measures included herein are the types of measures that we use in analyzing our results. However, these measures do not provide a complete picture of our operations. Non-GAAP measures are not prepared in accordance with GAAP, and should not be considered a substitute for or superior to GAAP results. Net income is presented consistent with our historical net income except with regards to FAS 123(R), as noted above.
      The following is a summary of the projections provided by Pegasus to Bear Stearns in October 2005:

	Projections

	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	2006	2007	2008	2009	2010

	(In millions)
Total Revenue	$183.6	$192.8	$202.4	$213.6	$224.8
Total Expenses excluding depreciation and amortization	$146.8	$153.6	$158.8	$163.6	$168.7
EBITDA	$36.8	$39.1	$43.6	$49.9	$56.0
EBIT including amortization	$15.0	$17.4	$23.1	$30.6	$36.8
Net Income(1)	$8.6	$10.7	$14.8	$20.2	$24.6
Capital Expenditures	$20.0	$20.0	$20.0	$20.0	$20.0

(1)	Pegasus did not include the recognition of any non-cash compensation expense using a fair-value based method for costs related to share-based payments, including stock options, pursuant to Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FAS 123(R)”), an amendment of FAS No. 123, “Accounting for Stock-Based Compensation,” which is effective for our fiscal year beginning January 1, 2006. Under FAS No. 123 unrecognized compensation expense, net of related tax effects, totaled $4.8 million, $5.9 million and $4.5 million in 2004, 2003, and 2002 respectively. Recognized expense in the associated related years has been for restricted stock and has been immaterial. In 2005, the Company did not issue stock options to a large number of employees through a broad based stock option grant. Since the 2005 stock option grants were significantly lower than preceding years and no determination has been made in regards to future year grants, we are unable to fully project future FAS 123(R) stock-based compensation expense. However, stock-based compensation expense under FAS 123(R), assuming no transaction, will at a minimum approximate $1.9 million, $1.2 million, $.5 million, $.1 million and $0 million, in the years 2006, 2007, 2008, 2009 and 2010 respectively, associated with options previously granted. Any future grants will cause additional expense to the aforementioned amounts but would not be expected to exceed historical levels.
Pegasus management advised Bear Stearns that in preparing these projections, the following material assumptions were made:
          Total Revenues

•	The organic revenue growth rate assumption for existing customers was developed on a service offering basis and considered such factors as historical trends and performance, industry expectations, customer portfolios including retention and renewal rates, which resulted in an aggregate net growth rate of 1% to 2% in 2006. Individual service line projections were based on the following:

–	Distribution Services — revenue projection is based on 2005 ending run rates and volumes. In addition, the projection includes known and anticipated incremental customer contracts and increased rates for Internet premium channel transactions.

–	Reservation Services — revenue projection is based on incremental known and anticipated changes, including the loss of several contracts by year end 2006. Nearly half of the anticipated lost revenue is assumed to be recovered through replacement services and new contracts.

–	Financial Services — revenue projection is based on incremental known and anticipated changes, including increases of hotel Average Daily Rates (ADR), a key driver of Financial Service revenue, new sales opportunities and the loss of a key contract that existed in 2005.

–	Representation Services — Unirez — revenue projection is based on 2005 same customer run rates and volumes. In addition, the projection assumes incremental portfolio growth commensurate with historical trends.

–	Representation Services — Utell — revenue projection is based on 2005 same customer run rates and volumes. In addition, the projection assumes stabilizing the portfolio and retaining customers throughout the year.

–	For the years 2007 to 2010, net organic revenue growth is assumed to increase from 2% to 3% per annum based upon economic factors such as inflationary (Consumer Price Index) increases, increased discretionary spending on travel and overall improved economic world conditions.

–	Five distinct new product and geographic expansion opportunities are assumed to contribute revenues of $4.1, $9.2, $15.7, $22.1 and $28.7 million of annual revenue from 2006 to 2010, respectively. Four of the five new products and services were introduced to the market during 2005; however, their actual revenues have been inconsequential through October 2005. Two of these new products represent the extension of existing service offerings already provided by Pegasus. These include expanding Representation Services into the emerging China market and offering stand-alone voice outsourcing solutions to new Reservation and Representation customers. The other two new products, Hotelbook.com and PegsTour, are focused on the continuation of market penetration.

The fifth product, enhancements to commission processing, is currently being evaluated for final development alternatives and methodologies. The enhancements to this product are designed to add significant functionality for hoteliers, and assume revenue earned for add-on services. Specifically, this product is designed to provide hoteliers the ability to customize their commission payment process options across multiple travel agency segments and access real-time and specialized reporting through a customer service portal. Because the existing revenue earned by us today is provided primarily by the travel agencies, these projections assume an increase in hotel participation in our commission processing business and a resulting increase in our revenue from our existing travel agency business, incremental to any organic growth. Approximately $8 million has been invested into the development of this product to date, but because the outcome of the development alternatives and methodologies are not expected to be concluded until the close of the transaction contemplated herein, the assumptions do not project new revenue to begin until 2007. This product accounts for an increasingly significant percentage (15%-20%, 28%-33%, 38%-43% and 44%-49%) of the annual new product and geographic expansion revenue for the years 2007-2010 respectively.

All new product revenues were based, in part, upon market studies or customer feedback or leveraging our knowledge of existing technology.
          Total Expenses, excluding depreciation and amortization

•	Projected expenses are assumed to increase 3% per annum due to a blend of flat headcount, consistent application of salary and benefit assumptions, no facility openings or closings and general inflationary considerations offset by a reduction in technology processing costs from cost reduction initiatives implemented during 2005. Other discretionary costs are assumed to increase commensurate with organic revenue.

•	In addition, incremental costs are assumed to support new product marketing and operating costs through 2010 for the new product revenues noted above. Direct costs associated with these five new product and geographic expansion opportunities are assumed to approximate $1.8, $4.8, $6.0, $6.7 and $7.5 million from 2006 to 2010, respectively. These costs consist of additional marketing expenses, revenue share and processing costs. The new products are assumed to contribute a higher EBITDA margin as the Company realizes the benefits associated with leveraging the existing infrastructure (personnel and systems).

•	Projected expenses were targeted at 80% of revenues in fiscal 2006, which is comparable to adjusted operating expenses as a percent of adjusted revenue for fiscal years 2003 through 2005. During the projection period, expenses as a percent of sales are assumed to decline slightly as management believes that it can grow revenues without adding significant costs. This efficiency is based on our relatively high fixed cost base.
          EBITDA and Net Income

•	The resulting projected earnings before interest, taxes, depreciation and amortization, or “EBITDA”, margin increases from 20% in 2006 to 25% in 2010. Net Income margin is projected to increase from 5% in 2006 to 11% in 2010.
          Depreciation and Amortization

•	Depreciation expense is assumed to remain consistent each year at approximately 93% of capital expenditures, as management believes new product development and replacement costs will offset fully depreciated assets. Depreciation expense has approximated 94% of capital expenditures for the last two fiscal years. Amortization expense is assumed to decrease as intangible assets from prior acquisitions are fully amortized.

          Income Taxes

•	The projected annual effective tax rate was assumed to be 36% for all years based on the apportionment of income between domestic and foreign jurisdictions, the minimal expected impact of permanent differences and the expected realization of existing deferred tax attributes. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. We believe that it is more likely than not that the balance of deferred tax assets will be realized, therefore no valuation allowance has been deemed necessary over the projected period. It has also been assumed that there will be no significant changes in tax rates or tax regimes in both foreign and domestic jurisdictions that will have a material impact upon the effective tax rate.
          Capital Expenditures

•	The projected annual capital expenditure is assumed to remain constant at $20 million from 2006 through 2010. The annual expenditure is consistent with historical amounts and management believes the amount is adequate for new product development, maintaining current business applications and running the company’s infrastructure.
Purposes and Structure of the Merger
      The purpose of the merger for Pegasus is to enable its stockholders to immediately realize the value of their investment in Pegasus through their receipt of the per share merger price of $9.50 in cash, without interest. In this respect, the corporate strategy committee and the board of directors believed that the merger was more favorable to such stockholders than any other alternative reasonably available to Pegasus and its stockholders because of the uncertain returns to such stockholders in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, and general industry, economic and market conditions, both on a historical and on a prospective basis. In particular, the corporate strategy committee and the board of directors believe that we face several challenges in our efforts to increase stockholder value as an independent publicly-traded company, including competition from companies with substantially greater scale, declining valuation multiples in our market sector and the increased costs of being a public company, and that our long-term efforts to address these and other concerns are made more difficult by the short-term focus of the public equity markets on quarterly financial results. For these reasons, and the other reasons discussed under “Special Factors — Reasons for the Merger,” the corporate strategy committee and the board of directors each have determined that the merger agreement, the merger and related transactions are advisable and are fair to and in the best interests of the Company and its unaffiliated stockholders.
      For the investors, the purpose of the merger is to allow them to own Pegasus and to bear the rewards and risks of such ownership after Pegasus’ common stock ceases to be publicly traded. The transaction has been structured as a cash merger in order to provide the unaffiliated stockholders of Pegasus with cash for all of their shares and to provide a prompt and orderly transfer of ownership of Pegasus in a single step, without the necessity of financing separate purchases of Pegasus’ common stock in a tender offer or implementing a second-step merger to acquire any shares of common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.
Certain Effects of the Merger
      If the merger agreement is approved and adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Pegasus, with Pegasus being the surviving corporation. When the merger is completed, each share of Pegasus common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned directly or indirectly by Parent, Merger Sub or any direct or indirect subsidiary of the Company or Parent and other than shares held by a stockholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $9.50 in cash, without interest.

      Following the merger, the entire equity in Pegasus is expected to be beneficially owned by the investors and management participants. If the merger is completed, Pegasus’ current stockholders will cease to have any direct or indirect ownership interest in Pegasus or rights as stockholders of Pegasus (other than Prides Fund, IHG, the investors affiliated with Tudor Investment Corporation (the “Tudor investors”) and management participants, which will continue to hold an ownership interest in Pegasus). As a result, those stockholders of Pegasus will not participate in any future earnings or growth of Pegasus and will not benefit from any appreciation in value of Pegasus.
      Following the closing of the merger, the entire interest in Pegasus’ net book value and net earnings that is not held by management participants through their ownership interest in the surviving corporation will be held by the investors. Based on the beneficial ownership of Pegasus common stock held by Prides Fund, IHG and the Tudor investors as of December 31, 2005, the interest in Pegasus’ net book value as of the quarter ended December 31, 2005 for these investors was approximately $33.1 million, which represented 19.0% of Pegasus’ net book value as of that date, and their interest in Pegasus’ net loss for the year ended December 31, 2005 was approximately $1.5 million, which represented 19.0% of Pegasus’ net loss for that period. Based on the expected beneficial ownership of Pegasus (through their beneficial ownership of Parent) by Prides Fund, IHG and the Tudor investors following the merger, their interest in Pegasus’ net book value as of the quarter ended December 31, 2005 would have been approximately $155.2 million, which would have represented 89.12% of Pegasus’ net book value as of that date, and their interest in Pegasus’ net loss for the year ended December 31, 2005 would have been approximately $6.8 million, which would have represented 89.12% of Pegasus’ net loss for that period.
      The merger agreement provides that all vested and unvested stock options and restricted stock beneficially owned by management participants will be cashed out in connection with the merger, meaning that they will receive cash payments for each share of common stock subject to such options equal to the excess, if any, of $9.50 per share over the exercise price per share of their options, without interest and less applicable tax withholding, and they will receive $9.50 per share of their restricted stock, for that interest and less applicable tax withholding. Members of management participants also have certain other interests in the merger that are different from, or in addition to, those of the unaffiliated stockholders, as detailed under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger.”
      Pegasus’ common stock is currently registered under the Securities Exchange Act of 1934 and is quoted on Nasdaq under the symbol “PEGS.” As a result of the merger, Pegasus will become a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on Nasdaq, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, the registration of our common stock under the Securities Exchange Act of 1934 will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of filing periodic and other reports with the SEC and furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Pegasus on account of its common stock.
      At the effective time of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and we expect that the current officers of Pegasus will continue as officers of the surviving corporation. The certificate of incorporation of Pegasus will be amended as set forth in an exhibit to the merger agreement so as to contain only the provisions of the certificate of incorporation of Parent as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will continue to be “Pegasus Solutions, Inc.” The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.
      It is expected that, upon consummation of the merger, the operations of Pegasus will be conducted substantially as they currently are being conducted, except that Pegasus will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly-traded equity securities. Parent has advised Pegasus that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Pegasus’ corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the merger, Pegasus’ management and Parent will continuously evaluate and review Pegasus’ business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Pegasus.
      The principal benefit of the merger to the investors and management participants is that our future earnings and growth will be for their benefit and not for the benefit of our other current stockholders. The principal detriments of the merger to the investors and management participants are the lack of liquidity for Pegasus’ capital stock following the merger, the risk that Pegasus will decrease in value following the merger, the incurrence by it of significant additional debt as described below under “Special Factors — Financing” and the payment by it of significant fees and expenses related to the merger and financing transactions. See “Special Factors — Financing” and “The Merger Agreement — Termination Fees and Expenses.”
      The benefit of the merger to our stockholders (other than management participants) is the right to receive $9.50 in cash per share, without interest, for all of their shares of Pegasus common stock. The detriments of the merger to our stockholders, other than management participants, are that they will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “Special Factors — Material United States Federal Income Tax Consequences.”
      Subsequent to the closing of the merger, Pegasus’ U.S. federal income tax net operating loss carry forwards ($29 million as of December 31, 2005) may be able to be utilized by the surviving corporation. In general, however, the amount of these net operating losses that can be utilized in each tax year after the merger will be subject to limitation in accordance with certain provisions of the Internal Revenue Code and the regulations issued thereunder. It is expected that Pegasus will not have any meaningful foreign net operating loss carry forwards remaining following the closing of the merger.
Effect of the Merger on the Company’s Convertible Senior Notes
      Pursuant to the indenture governing our 3.875% Convertible Senior Notes due 2023, any of our existing notes covered by the indenture that are outstanding as of the effective time of the merger may be tendered for purchase by Pegasus, as the surviving corporation. We are required to purchase any notes so tendered, because the closing of the merger will result in a “fundamental change” under the terms of the indenture.
      Within 20 days after the occurrence of a fundamental change, we are required to give notice to all registered holders of notes of the occurrence of the fundamental change and of their resulting right to have us purchase their notes. We must also deliver a copy of our notice to the trustee. In order to exercise its right, a holder of notes must deliver, on or before the 30th business day after the date of our notice of the fundamental change written notice to the trustee of the holder’s exercise of its right, together with the notes with respect to which the right is being exercised, which must be in $1,000 multiples.
      Each holder of the notes will have the right to require us to purchase all of such holder’s notes, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on a business day no later than the 35th business day after the date we give notice of the fundamental change, at a purchase price equal to 100% of the principal amount of the notes to be purchased, together with interest accrued and unpaid to, but excluding, the purchase date.
Effects on the Company if the Merger is Not Completed
      In the event that the merger agreement is not approved and adopted by the Company’s stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that the Company’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, among other things, the political, economic and industry conditions and risks identified under “Cautionary Statement Concerning Forward-Looking Statements” above. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, the Company’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of the Company, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not approved and adopted by the Company’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. If the merger agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee of $8.25 million and up to $1.0 million of Parent’s and Merger Sub’s expenses incurred in connection with the merger agreement. See “The Merger Agreement — Termination.”
Financing
     Fees and Expenses of the Merger
      The Company and Parent estimate that the total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $279.6 million which includes approximately:

•	$198.8 million to be paid out to the Company’s stockholders and option holders;

•	$75.0 million to be paid out to the holders of the Company’s convertible senior notes;

•	$980,000 to be paid as a retention bonus to John F. Davis, III, our chief executive officer, upon the effectiveness of the merger; and

•	$4.8 million to pay related fees and expenses of the Company in connection with the merger and related transactions.
The expenses estimated to be incurred in connection with the merger are as follows:

• Accounting fees and expenses	$100,000
• Advisory fees and expenses	$3,435,000
• Legal fees and expenses	$1,000,000
• Printing, solicitation and mailing costs	$100,000
• Negotiation Committee, Corporate Strategy Committee and Special Board Meetings fee	$110,000
• SEC filing fee	$17,252
• Miscellaneous	$25,000
      If the merger is consummated, these payments are expected to be funded by a combination of equity contributions from the investors, debt financing, and available cash of the Company.
      If the merger is not consummated, we would be obligated to make some of these payments out of available cash of the Company. In addition, if the merger is not consummated under certain circumstances described under “The Merger Agreement — Termination Fees and Expenses,” we may be obligated to pay Parent’s out-of-pocket fees and expenses incurred in connection with the merger agreement (not to exceed $1.0 million) and/or a termination fee of $8.25 million.
      Pegasus and Parent estimate that the total amount of funds necessary to consummate the merger and related transactions (including payment of the aggregate merger consideration, the payment of our convertible senior notes totaling $75.0 million in principal, the refinancing of the Company, the retention bonus to be paid to John F. Davis, III, our chief executive officer, and the payment of our related fees and expenses) will be approximately $279.6 million. Parent and Merger Sub expect this amount, and any additional expenses of

Prides Capital, together with the related working capital requirements of Pegasus following the completion of the merger to be provided as described below.

Debt Financing
      General. Parent has received a commitment from JPMorgan Chase Bank, N.A. and JPMorgan Securities, Inc. with respect to $120 million senior secured credit facilities, consisting of (a) a $110.0 million term loan facility and (b) a $10 million revolving credit facility. The facilities contemplated by the debt commitment letter (the “Facilities”) are conditioned on the merger being consummated, as well as other conditions being satisfied, as described in further detail below, on or prior to July 15, 2006. The closing of the merger is conditioned on the receipt by Parent of the financing contemplated by the debt commitment letter or, if it is unavailable, alternate financing. See “The Merger Agreement — Financing.” No plans or arrangements to finance or repay the Facilities have been made.
      Conditions. The Facilities are conditioned on the merger being consummated on or prior to July 15, 2006, as well as other customary conditions being satisfied on or prior to that date, including, among others:

•	JPMorgan not having become aware of any information not previously disclosed to it relating to the Company, the merger or the related transaction which, in its reasonable judgment, is materially and adversely inconsistent with its understanding of the business, operations, assets, condition, liabilities or prospects of the Company and its subsidiaries taken as a whole based on the information previously provided to JPMorgan.

•	the absence of a material adverse effect on the business, operations, assets, liabilities or condition of the Company since December 31, 2004;

•	the absence of a material adverse change in financial banking or capital market conditions generally or in the market for loan syndications in particular;

•	the execution of satisfactory definitive financing documents;

•	receipt of a solvency certificate from the chief financial officer of the Company, after giving effect to the merger and the financing;

•	receipt of a rating of each Facility from each of Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc.;

•	no term or condition of the merger agreement having been amended, waived or modified in a manner material and adverse to the Lenders under the Facilities without the prior consent of JPMorgan;

•	Each of the chief executive officer, chief operating officer and chief financial officer of the Company shall have entered into an agreement satisfactory to JPMorgan, containing provisions (i) suspending the right of the applicable executive to any and all severance benefits if such executive elects to resign during the six-month period immediately following the consummation of the merger and (ii) requiring the applicable executive to purchase from Parent a certain number of shares of common stock of Parent (with the aggregate purchase price paid by all three executives to be no less than $1.5 million) during the 90 day period immediately following the consummation of the merger;

•	receipt by the lenders of all fees and other amounts payable on or prior to the closing of the facilities;

•	the Company’s having met certain financial thresholds, including a minimum amount of Pro Forma Adjusted EBITDA (as defined by JPMorgan) of $32.0 million;

•	all transactions to occur in connection with the closing of the facilities having been consummated in accordance with applicable laws and regulations; and

•	all governmental and third party approvals necessary in connection with the closing of the facilities having been obtained.
      Parent has agreed to use reasonable commercial efforts to obtain debt financing on the terms and conditions described in the debt commitment letter. In the event that any portion of the financing contemplated by the debt commitment letter will not be available to Parent to consummate the transactions contemplated by the merger agreement, Parent must use its reasonable commercial efforts to arrange alternate financing for the transactions contemplated by the merger agreement, provided that the terms and conditions of such alternate financing in the aggregate are not less favorable to Parent than those contemplated by the debt commitment letter. See “The Merger Agreement — Financing” and “The Merger Agreement — Termination Fees and Expenses.”
      The closing of the merger is conditioned on receipt of the debt financing by Parent. The funding of the financing under the debt commitment letters cannot be assured. No alternative financing arrangements or alternative financing plans have been made in the event that the Facilities are not available as anticipated.
      Availability. The term loan facility under the Facilities will be available in a single drawing on the closing date. The revolving credit facility under the Facilities will be available at any time on or after the closing of the merger and prior to the final maturity of such facility, with no more than an amount to be agreed to be drawn on the closing date.
      Interest. Interest on all loans under the facilities will accrue at a reference rate equal to, at the borrower’s option, (i) if the facilities are rated at least B+ by S&P and at least B2 by Moody’s or at least B by S&P and at least B1 by Moody’s, in each case with at least a stable outlook, adjusted LIBOR plus 2.75% or the alternate base rate plus 1.75%, (ii) if the preceding clause (i) does not apply and the facilities are rated at least B by S&P and at least B2 by Moody’s, in each case with at least a stable outlook, adjusted LIBOR plus 3.00% or the alternate base rate plus 2.00% or (iii) if the preceding clauses (i) and (ii) do not apply, adjusted LIBOR plus 4.00% or the alternate base rate plus 3.00%. The alternate base rate is the higher of JPMorgan Chase Bank’s prime rate and the federal funds effective rate plus 1/2 of 1.00%. An unused line fee at a rate per annum equal to 0.50% will be payable on the daily unutilized portion of the Revolving Loan Facility. With respect to any overdue principal, such amount will bear interest at a rate of 2% in excess of the otherwise applicable rate. With respect to any other overdue amount, such amount will bear interest at a rate of 2% in excess of the alternate base rate.
      Prepayments. The Company will be permitted to make voluntary prepayments of the facilities. The Company is required to make mandatory prepayments of loans under the facilities with (a) 75% of excess cash flow, (b) the net cash proceeds from the issuance of debt securities, and (c) the net cash proceeds of asset sales or other dispositions, subject to customary exceptions.
      Guarantors. The facilities will be guaranteed jointly and severally by all existing and future direct and indirect U.S. subsidiaries of the Company and by Parent.
      Security. The facilities will be secured by (a) a perfected first-priority pledge of all the capital stock of the Company and all other capital stock and equity interests held by Parent, the Company or any of its subsidiaries (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting stock (if any) and 66% of the voting stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of Parent, the Company and each subsidiary of the Company (including but not limited to accounts receivable, inventory, equipment, intellectual property and licenses, contract rights, other general intangibles, instruments, investment property, real property interests, intercompany notes, and all proceeds and products of the foregoing).
      Escrow. JPMorgan is requiring that $75 million of the financing will be funded into an escrow account with JPMorgan Chase Bank for the sole purpose of repaying the Company’s 3.875% Convertible Senior Notes due 2023.
      Other Terms. The Facilities will contain customary representations and warranties, affirmative and negative covenants, and events of default. The documentation governing the Facilities has not been finalized and, accordingly, the actual terms of the Facilities may differ from those described in this proxy statement.

Equity Financing
      Parent and Merger Sub have entered into a contribution and voting agreement with Prides Fund, Prides Co-Invest and IHG pursuant to which (a) Prides Fund has agreed to contribute to Parent 2,066,445 shares of the Company’s common stock (having an aggregate value of $19.6 million, based on a per share value of $9.50) and approximately $38.9 million in cash, (b) Prides Co-Invest has agreed to contribute to Parent 1,233,800 shares of the Company’s common stock (having an aggregate value of $11.7 million, based on a per share value of $9.50) and approximately $93.5 million in cash and (c) IHG has agreed to contribute to Parent 653,791 shares of the Company’s common stock (having an aggregate value of $6.2 million, based on a per share value of $9.50). The number of shares of the Company’s common stock and amount of cash to be contributed to Parent by Prides Co-Invest or by third parties are subject to upward adjustment to the extent that any additional persons subscribe for interests in Parent or in Prides Co-Invest after the date hereof. In exchange for these contributions, Parent has agreed to issue to Prides Fund, Prides Co-Invest and IHG shares of common stock of Parent on a pro rata basis. Under the terms of the merger agreement, each of the shares of Pegasus common stock that the investors contribute to Parent will be cancelled and cease to exist at the effective time of the merger without any payment being made or consideration delivered in respect of those shares. This proxy statement is not an offer to sell, or a solicitation of an offer to buy, any of our securities or the securities of Parent.
      Entities affiliated with Tudor Investment Corporation and certain other persons have entered into subscription agreements with Prides Co-Invest pursuant to which they have agreed to contribute shares of Pegasus common stock and /or cash in amounts equal to Prides Co-Invest’s obligations under the contribution and voting agreement. Prides Capital has held, and continues to hold, discussions from time to time with third parties regarding a subscription for an interest in Prides Co-Invest or a subscription for the common stock of Parent, and Prides Capital believes that additional persons may subscribe for interests in Prides Co-Invest or shares of Parent. To the extent that the number of shares of the Company’s common stock or the amount of cash contributed to Parent by Prides Co-Invest increases, or a third party subscribes for shares of Parent’s common stock, the amount of cash to be contributed to Parent by Prides Fund will be reduced. In addition, the amount of cash to be contributed to Parent by Prides Fund may be reduced to the extent that Prides Fund determines in good faith that, after giving effect to such reduction, the Company will have a sufficient amount of working capital available to it. Under the terms of the merger agreement, Parent must use its reasonable commercial efforts not to amend the contribution and voting agreement in a manner that would be reasonably likely to result in a failure of any condition in the debt commitment letter.
      The contribution and voting agreement provides that the equity funds will be contributed to Parent immediately prior to the closing of the merger, and that Parent will have sole discretion with respect to determining whether the conditions set forth in the merger agreement for the closing of the merger have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the merger agreement. Parent also has sole discretion with respect to the manner and timing of its compliance with the covenants applicable to it under the merger agreement. The contribution and voting agreement may be terminated at any time by any of the parties thereto if the merger agreement shall have been terminated in accordance with its terms.
Contribution and Voting Agreement
      Prides Fund, Prides Co-Invest and IHG have entered into a contribution and voting agreement under which they agree to vote all of the shares of Pegasus common stock that they own, and any shares over which they exercise voting control, in favor of the approval and adoption of the merger agreement and against any competing transactions proposed to the Company’s stockholders. As described above under “— Financing — Equity Financing,” the parties thereto have agreed to contribute to Parent an aggregate of 3,954,036 shares of Pegasus common stock and aggregate cash in the amount of $132.4 million and, in exchange therefor, Parent has agreed to issue to Prides Fund and Prides Co-Invest shares of the common stock of Parent on a pro rata basis. The number of shares of the Company’s common stock and amount of cash to be contributed to Parent by Prides Co-Invest or by third parties are subject to upward adjustment to the extent that any additional persons subscribe for interests in Prides Co-Invest or shares of Parent’s common stock after the date hereof.

To the extent that the number of shares of the Company’s common stock or the amount of cash contributed to Parent by Prides Co-Invest increases, or a third party subscribes for shares of Parent’s common stock, the amount of cash to be contributed to Parent by Prides Fund will be reduced. In addition, the amount of cash to be contributed to Parent by Prides Fund may be reduced to the extent that Prides Fund determines in good faith that, after giving effect to such reduction, the Company will have a sufficient amount of working capital available to it.
      Under the terms of the contribution and voting agreement, the parties thereto have further agreed with each other that they will:

•	not solicit, initiate or encourage any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any competing transaction (as defined in the merger agreement);

•	not enter into, participate in or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or the making of any proposal or offer for a competing transaction;

•	vote any shares of Pegasus common stock beneficially owned by such parties against any competing transaction;

•	not sell, transfer or otherwise dispose of any shares of Pegasus common stock beneficially owned by such parties; or

•	not enter into any agreement, commitment or arrangement that is inconsistent with the foregoing.
      The parties to the contribution and voting agreement have also agreed that Parent and certain affiliates of Prides Fund will have sole discretion with respect to the negotiation of the definitive debt financing documents, and have agreed that at the time of the closing under the contribution and voting agreement, if requested by affiliates of Prides Fund, each will execute and deliver a stockholders agreement governing their relationship relating to Pegasus following the closing of the merger. Finally, the contribution and voting agreement details the manner in which any termination fee payable by Pegasus to Parent in connection with the termination of the merger agreement will be allocated among the parties thereto. A copy of the contribution and voting agreement is attached to this proxy statement as Annex C, and the foregoing description is qualified in its entirety by reference to the copy of the contribution and voting agreement attached to this proxy statement.
Stockholders Agreement
      Under the terms of the contribution and voting agreement, described above under “Contribution and Voting Agreement,” Parent, Prides Fund, Prides Co-Invest, and IHG have agreed to enter into a stockholders agreement with regard to their shares of Parent upon the closing of the merger. The form of the stockholders agreement is attached to this proxy statement as Annex D. Principal provisions of the form of stockholders agreement are described below, the description of which is qualified in its entirety by reference to the copy of the form of stockholders agreement attached to this proxy statement.

Restrictions on Transfer
      Until the tenth anniversary of the effective date of the stockholders agreement, the parties thereto may not transfer their shares of Parent except in accordance with the terms of the stockholders agreement. Exceptions to this general restriction include:

•	transfers by the parties to their affiliates and/or other related persons in compliance with applicable state and federal securities laws;

•	transfers in connection with the right of first offer and drag-along and bring-along rights as set forth in the stockholders agreement;

•	transfers by IHG in connection with its put right and Prides Fund’s call right of IHG shares of Parent, as set forth in the stockholders agreement;

•	transfers following an initial public offering of Parent’s stock, if the shares so transferred are registered under the Securities Act of 1933, as amended, as required under the stockholders agreement or are sold pursuant to Rule 144; and

•	transfers with the prior written consent of Prides Fund.

Right of First Offer
      Beginning on or after the third anniversary of the effective date of the stockholders agreement, if any party to the stockholders agreement (other than Prides Fund, Prides Co-Invest or their permitted transferees) desires to transfer its shares of Parent, it must first offer the securities to Prides Fund on substantially the same terms as those upon which it proposes to transfer its shares. If Prides Fund declines to purchase such shares, the selling stockholder may for a limited period of time sell the securities on terms no more favorable than those offered to Prides Fund to a purchaser who has agreed to be bound by the terms of the stockholders agreement.

Drag-Along Rights
      If Prides Fund, Prides Co-Invest or their permitted transferees proposes to sell a majority of their shares of Parent to a person who is not an affiliate of the Prides investors, then generally the Prides investors and their affiliates may require the other stockholders to transfer to the person the same portion of each stockholder’s common stock as the Prides investors and their affiliates are transferring of their common stock, and generally on the same terms.

Bring-Along Rights
      Subject to limited exceptions, if the Prides investors and their affiliates agree to transfer any of their shares of common stock of Parent to a person that is not an affiliate of the Prides investors, then generally each other party to the stockholders agreement has the right to require the acquiring person to purchase from such stockholder the stockholder’s pro rata portion of the common stock proposed to be transferred to the acquiring person, and generally on the same terms.

IHG’s Put Right
      Prior to the third anniversary of the effective date of the stockholders agreement, IHG will have the right to require Prides Fund to purchase, at one time, all, but not less than all, of IHG’s shares of Parent common stock at a price per share equal to $8.50, subject to adjustments relating to changes in Parent’s capitalization.

Prides Fund’s Call Right of IHG Shares
      Prior to the third anniversary of the effective date of the stockholders agreement, Prides Fund will have the right to require IHG to sell all, but not less than all, of IHG’s shares of Parent common stock at a price per share equal to $12.00, subject to adjustments relating to changes in Parent’s capitalization.

Preemptive Rights
      With certain exceptions, including the issuance of shares to employees, officers and directors under employee benefit, incentive or compensation plans, Parent may not issue equity securities without permitting each stockholder party to the stockholders agreement to purchase a pro rata share of the securities being issued.

Governance
      Prior to an initial public offering of Parent’s stock, Prides Fund will have the right to appoint all of Parent’s directors, which may include representatives of Prides Fund, the Company management and one or more independent directors. Each stockholder party to the stockholders agreement will agree to vote its shares of Parent common stock in favor of such persons as directors. Following an initial public offering, Prides Fund will have the right to nominate a percentage of the total number of directors which corresponds to the percentage Parent stock owned by Prides Fund, Prides Co-Invest and their permitted transferees; Parent must give such nominees the same support it gives its nominees and each stockholder party to the stockholders agreement must vote its shares of Parent common stock in favor of the Prides’ nominees. With certain exceptions, prior to the initial public offering of Parent’s stock each stockholder party to the stockholders agreement also agrees to vote its shares of Parent common stock as directed by Prides Fund.

Waiver of Corporate Opportunity
      Notwithstanding their right to appoint directors to Parent’s board of directors or otherwise control Parent, Prides Fund and its affiliates will be allowed to hold interests in and give advice and assistance to other investments or businesses, even if competitive to Parent. Neither Prides Fund nor its affiliates will be required to present any particular investment or business opportunity to Parent and will not be liable to Parent or its affiliates or stockholders for breach of any contractual or other duty by reason of their pursuit of such investment or opportunity.

Registration Rights

Demand Registration Rights
      If at any time after an initial public offering of Parent’s common stock, Prides Fund, Prides Co-Invest or one or more of their permitted transferees request in writing that Parent register such party’s securities for sale under the Securities Act of 1933, as amended, Parent will notify other stockholders party to the stockholders agreement of such request, who then may request to be included in such registration. With certain limited exceptions, Parent must then file a registration statement with respect to the securities that it has been requested to include in such registration. If such a sale of securities is to be made using an underwriter or group of underwriters, Prides Fund will have the right to select such underwriters so long as they are reasonably acceptable to Parent. Parent will bear the expenses of such registration, except for each stockholders’ pro rata portion of any discounts and commissions with respect to securities sold by it in connection therewith.

Shelf Registration Rights
      On or following an initial public offering of Parent’s common stock, Prides Fund, Prides Co-Invest or one or more of their permitted transferees may request in writing that Parent effect a registration of Form S-3 (or any successor form thereto). Upon receipt of such request, Parent must notify the other stockholders party to the stockholders agreement of such request, who may request the inclusion of all or a portion of their securities in Parent in the requested registration. Subject to certain limited exceptions, Parent must then effect such registration and pay the expenses incurred therewith, except for each stockholders’ pro rata portion of any discounts and commissions with respect to securities sold by it in connection therewith. Until the third anniversary of the effective date of the registration statement in connection with Parent’s initial public offering, Prides Fund, Prides Co-Invest or one or more of their permitted transferees may sell securities registered under any shelf registration. Other stockholders party to the stockholders agreement may also sell the same percentage of their shares registered under such shelf registration as the percentage of shares proposed to be sold by such Prides entity. If such sale of securities is to be made using an underwriter or group of underwriters, Prides Fund will have the right to select such underwriters so long as they are reasonably acceptable to Parent.

Piggyback Registration Rights
      If at any time following the consummation of an initial public offering of Parent’s common stock, Parent decides to register any of its or its affiliates’ common stock under the Securities Act of 1933, as amended (with certain exceptions for registrations under employee benefits plans or in connection with a merger, acquisition or certain other transactions), Parent must give notice thereof to the stockholders party to the stockholders agreement. Parent must then include in such registration the shares of Parent common stock requested to be included by stockholders party to the stockholders agreement; provided, however, that until the third anniversary from the effective date of the registration statement relating to an initial public offering of Parent’s common stock, stockholders other than Prides Fund, Prides Co-Invest and their permitted transferees, may only exercise the right to include their securities to a piggyback registration if Prides Fund, Prides Co-Invest or at least one of their permitted transferees also participates in such registration.

Lockup Agreements
      If any of the above registrations are undertaken in connection with an underwritten public offering, the stockholders party to the stockholders agreement also agree to execute lockup agreements with terms customary in such situations.

Indemnification
      Parent will be required to indemnify and hold harmless each stockholder party to the stockholders agreement, together with its officers, directors, employees and agents, and control persons from any losses arising out of any untrue or alleged untrue statements of material facts or omissions or alleged omissions of material facts in any registration statements or preliminary or final prospectuses in connection with any of the foregoing registrations, with certain limited exceptions.

Financial Statements
      So long as IHG shall hold at least 1% of Parent’s outstanding common stock, Parent will provide IHG with copies of its monthly, quarterly and annual financial statements, subject to certain exceptions.

Management Fee
      If at any time Prides Fund, Prides Co-Invest or one of their permitted transferees receives the payment of a management fee from the Company, IHG will be entitled to an amount equal to the pro rata portion of such fee determined by IHG’s percentage of Parent’s total outstanding equity at the time of the payment of such management fee.
Guaranty
      In connection with the merger agreement, Pegasus and Prides Fund entered into a guaranty under which Prides Fund guaranteed the payment to us of all amounts, up to a maximum of $5.0 million, that become due to us from Parent or Merger Sub by reason of a willful breach by either of them of the merger agreement. In order for Prides Fund to be obligated to pay us any amount, a court must have entered a judgment that either Parent or Merger Sub are in willful breach of the terms of the merger agreement or, if either Parent or Merger Sub has become the subject to a case under any chapter of the bankruptcy code, a court must have allowed our proof of claim based on their willful breach of the merger agreement, and in the case of either such event, the order or judgment must have become final and non-appealable.
      We agreed in the guaranty that the remedies provided in it are our only remedies against Prides Fund and its affiliates, other than Parent and Merger Sub, with respect to the merger agreement and the transactions contemplated by the merger agreement. The guaranty terminates on the earlier of the closing of the merger or the termination of the merger agreement under circumstances that do not give rise to Parent or Merger Sub having any monetary obligations to us. A copy of the guaranty is attached to this proxy statement as Annex E, and the foregoing description is qualified in its entirety by reference to the copy of the guaranty attached to this proxy statement.
Interests of the Company’s Directors and Executive Officers in the Merger
      In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s board of directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement.

Treatment of Stock Options
      Some shares of our common stock are subject to stock options granted under our 1996 Stock Option Plan, our 2002 Stock Incentive Plan and individual stock option agreements not pursuant to a plan, which themselves constitute separate plans (collectively referred to as the “Company Stock Plans”) to our current executive officers and directors. Each outstanding stock option that remains outstanding as of the completion of the merger, whether or not the option is vested or exercisable, shall (if not then fully exercisable) become fully exercisable and shall thereafter represent the right to receive a cash payment, without interest and less applicable tax withholding, equal to the product of:

•	the number of shares of our common stock subject to the option as of the effective time of the merger, multiplied by

•	the excess, if any, of $9.50 over the exercise price per share of common stock subject to such option.
Our only directors or executive officers who own vested and unvested options with exercise prices of less than $9.50 per share are John F. Davis, III, our chief executive officer, who will receive consideration pursuant to the merger agreement in connection with the cancellation of his options of $586,250, and Ric L. Floyd, our executive vice president, general counsel and corporate secretary, who will receive consideration pursuant to the merger agreement in connection with cancellation of his options of $4,125. The aggregate amount that will be paid with respect to stock options is approximately $791,000.

Treatment of Restricted Stock
      As of the record date, there were 36,875 restricted shares of our common stock held by our executive officers under our Company Stock Plans. Under the terms of the merger agreement, immediately prior to the effective time of the merger, the restrictions applicable to each share of restricted stock shall lapse and, at the effective time of the merger, the holder of each share of restricted stock will receive a cash payment of $9.50 per share, without interest and less any applicable tax withholding.
      The following table summarizes the restricted stock held by our executive officers as of March 17, 2006 and the consideration that each of them will receive pursuant to the merger agreement in connection with such shares of restricted stock.

	No. of Shares of	Resulting
	Restricted Stock	Consideration

John F. Davis, III	12,500	$118,750
Robert J. Boles, Jr.	9,375	$89,063
Susan K. Conner	7,500	$71,250
Ric L. Floyd	7,500	$71,250
      The aggregate amount that will be paid with respect to all shares of restricted stock is approximately $369,000.

Severance Arrangements
      Each of our current executive officers has employment agreements with us that contain change of control termination protection provisions. Under each of the employment agreements, if the officer’s employment is terminated by us without “cause” or the officer resigns for “good reason” (which includes the occurrence of a change of control such as the merger), the officer will be entitled to receive monthly severance payments for a period of twenty-four (24) months equal to the officer’s base salary then in effect and his maximum bonus opportunity for the fiscal year in which the termination of employment occurs. Each of John F. Davis, III, Robert J. Boles, Jr. and Susan K. Conner have agreed to suspend their right to receive any severance benefits if they resign (based on the “good reason” described above) during the six-month period following the merger. In addition, immediately following the merger, John F. Davis, III, our chief executive officer, will receive $980,000 from the Company as consideration for his agreement to suspend these rights.
      If an officer becomes entitled to receive this severance amount, the officer will also be entitled to the following:

•	any accrued and unpaid base salary through the date of termination, and an amount equal to the maximum bonus opportunity then in effect pro rated for the period of employment for the year;

•	monthly perquisite benefits and continuing coverage for the officer and the officer’s family under the Company’s group health and welfare benefit plans for one year after such termination at benefit levels at least equal to the benefits provided under such plans prior to the change in control;

•	reimbursement for outplacement services up to $15,000; and

•	in the case of Messrs. Davis and Floyd, continued participation and additional accrual of benefits for a period of two (2) years under the SERP and DCP.
      Each employment agreement also contains a tax gross-up provision whereby if the officer incurs any excise tax by reason of his or her receipt of any payment that constitutes an “excess parachute payment” as defined in Section 280G of the Code, the officer will receive a gross-up payment in an amount that would place the officer in the same after-tax position that he or she would have been in if no excise tax had applied.

Treatment of Benefits under the Executive Retirement Program
      Each of our current executive officers participates in the Company’s SERP and DCP. As a result of the merger:

•	benefits under the SERP will become 100% vested (for any participant whose benefits are not already vested);

•	our executive officers may elect to receive immediate lump sum distributions of the present value of their SERP benefits within one year thereafter if their employment is terminated, or, regardless of whether their employment is terminated, if they agree to cease participating in the SERP;

•	benefits under the DCP will become 100% vested (for any participant whose benefits are not already vested); and

•	no later than ninety (90) days thereafter, the Company is obligated to contribute to an existing deferred compensation trust (subject to the claims of the Company’s creditors) additional funds, so that its assets will equal the present value of all benefits that would accrue for participants in the SERP and the DCP (and, with regard to Messrs. Davis and Floyd, those additional benefits that accrue during a 24-month severance benefit period based on the terms of their employment agreements). This will result in funding by the Company to the trust of an amount estimated to be approximately $4.2 million, valued as of December 31, 2005.
      The following table shows the estimated lump sum benefits that would be payable to each current executive officer who elects to receive lump sum benefits under the SERP and the DCP based upon benefits accrued as of January 1, 2006 (including for Messrs. Davis and Floyd, the additional benefits under their employment agreements):

SERP & DCP
Executive Officers	Benefits

John F. Davis, III	$4,849,286
Ric L. Floyd	$1,474,356
Susan K. Conner	$208,995
Robert J. Boles, Jr.	$99,147

Executive Agreements with Messrs. Davis, Boles and Ms. Conner
      John F. Davis, III, our chief executive officer, Robert J. Boles, Jr., our chief operating officer and Susan K. Conner, our chief financial officer, have agreed to continue to serve in these executive officer positions following the merger, and each one has agreed to suspend his or her right to any severance benefits otherwise payable if he or she resigns voluntarily within the six-month period following the merger. In addition, immediately following the merger, John F. Davis, III, our chief executive officer, will receive $980,000 from the Company as consideration for his agreement to suspend these rights.
      In addition, within ninety (90) days following the merger, Messrs. Davis, Boles and Ms. Conner have agreed to purchase shares of Parent’s stock with a value equal to $900,000, $300,000 and $300,000, respectively. The purchase price for the shares will equal $9.50 per share. They may deliver promissory notes secured by the Company shares in payment of the purchase price. The notes will become due and payable in full upon the first to occur of (i) the fifth anniversary of the merger; (ii) any sale of the purchased Company shares; or (iii) the executive’s termination of employment. The executive may require, upon the maturity of the note, that the Company repurchase the stock securing the note for a price equal to the stock’s then prevailing fair market value (up to the amount required to pay the note), with the proceeds applied to offset the liability under the note. During the one-year period following the closing of the merger, the parties have agreed that the fair market value of the stock shall be equal to the indebtedness due and payable under each note. As a result of the executives’ purchase of shares of Parent’s stock, they will in the aggregate beneficially own less than 1% of the outstanding stock of the Parent after the merger. Copies of the agreements between Messrs. Davis, Boles and Ms. Conner on the one hand, and Prides Capital on the other hand, are attached to this proxy statement as Annex F, and the foregoing description is qualified in its entirety by reference to the copies of such agreements attached to this proxy statement.

Indemnification and Insurance
      The merger agreement provides that, without limiting any additional rights that any employee or director may have under any written indemnification agreement, from and after the effective time of the merger, the Company will, and for a period limited to six years after the merger, Parent and the surviving corporation will, indemnify and hold harmless each person who is (as of the execution of the merger agreement) or has been at any time prior to the execution of the merger agreement, or who becomes prior to the effective time of the merger, an employee, director or officer of the Company or any of its subsidiaries or who acts as a fiduciary or agent of the Company or its subsidiaries against all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees and expenses), liabilities, amounts paid in settlement or judgments incurred in connection with any claim arising out of or pertaining to the fact that he or she is or was an officer, director, employee, fiduciary or agent of the Company or any of our subsidiaries or any actions arising out of or pertaining to the merger agreement or any of the transactions or agreements contemplated by or delivered in connection therewith. In this regard, the Company, and for six years after the merger, Parent and the surviving corporation, will also be required to advance expenses to an indemnified officer, director or employee, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that the person is not entitled to indemnification.

      The merger agreement provides that for a period of three years after the effective time of the merger, the indemnification or exculpation provision in the articles of incorporation and bylaws of the surviving corporation will continue in force and effect.
      In addition, the merger agreement provides that prior to the effective time of the merger, we will obtain and fully pay (up to a maximum cost of 200% of the current annual premium paid by us for our existing coverage in the aggregate) for an endorsement to our existing liability insurance policy providing “tail” coverage with a claims period of at least six years from the effective time of the merger.

Summary Presentation of Benefits
      The following table summarizes the benefits more fully described above that are or may be payable to our executive officers as a result of the merger:

	Stock	Restricted
	Options	Shares	SERP & DCP(1)	Severance(2),(3)	Other(3)

John F. Davis, III	$586,250	$118,750	$4,849,286	$1,800,000	$980,000
Ric L. Floyd	$4,125	$71,250	$1,474,356	$771,309	—
Susan K. Conner	—	$71,250	$208,995	$909,920	—
Robert J. Boles, Jr.	—	$89,063	$99,147	$960,000	—

(1)	SERP and DCP benefits become payable in certain circumstances in the event of the executive officer’s termination of employment following the closing of the merger. These amounts are estimates based upon benefits accrued through January 1, 2006, assuming payment on January 1, 2006. See “— Treatment of Benefits under the Executive Retirement Program” for a more complete description.

(2)	Severance benefits become payable in certain circumstances in the event of the executive officer’s termination of employment following the closing of the merger. The indicated severance benefit payment amounts are approximations only, because the exact amount of benefits payable would depend upon the timing of the termination of an executive officer’s employment. In addition to the approximate cash payment amounts indicated in the table above, each executive officer would also be entitled to receive payment of his or her maximum bonus for the year in which termination occurs (prorated for the actual period of service) and also monthly payments of perquisite benefits and medical insurance premiums during the 12-month period following termination of employment and limited reimbursement of expenses for outplacement services. See “— Severance Arrangements” for a more complete description.

(3)	Each of Mr. Davis, Ms. Conner and Mr. Boles has agreed to suspend his or her right to any severance benefits otherwise payable if he or she resigns voluntarily within the six-month period following the merger. Immediately following the merger, Mr. Davis will receive $980,000 from the Company as consideration for his agreement to suspend these rights. See “— Severance Arrangements” for a more complete description.
      In addition, Messrs. Davis, Boles and Ms. Conner have agreed to purchase shares of Parent’s common stock as described above under “— Executive Agreements with Messrs. Davis, Boles and Ms. Conner,” and the purchase of such shares will in the aggregate constitute less than 1% of the outstanding stock of the Parent after the closing of the merger. Our directors (other than Mr. Davis) will not receive any benefits as a result of the merger, except the indemnity and insurance benefits described above under “— Indemnification and Insurance.”
Termination of the Company’s Employee Stock Purchase Plan
      The Company’s 2002 Third Amended and Restated Employee Stock Purchase Plan (formerly called the 1997 Employee Stock Purchase Plan) was terminated on December 31, 2005, and no further offering periods will commence after such date, as provided in the merger agreement.

Amendment to the Company’s Rights Agreement
      On September 28, 1998, the Company entered into a rights agreement with American Securities Transfer & Trust, Inc., as rights agent, in order to ensure that any strategic transaction undertaken by the Company would be one in which all Pegasus stockholders can receive fair and equal treatment and to guard against coercive or other abusive takeover tactics that might result in unequal treatment of Pegasus stockholders. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 20% or more of the Company’s outstanding common stock without the approval of our board of directors.
      On December 19, 2005, immediately prior to the execution of the merger agreement, the Company and American Stock Transfer & Trust Company, as successor rights agent, entered into an amendment to the rights agreement that provides that none the execution, delivery or performance of the merger agreement or the closing of the merger or any of the other transactions contemplated by the merger agreement will trigger the separation or exercise of the rights under the rights agreement or any adverse event under the rights agreement.
      The amendment to the rights agreement also provides that the rights agreement will terminate immediately prior to the effective time of the merger.
Material United States Federal Income Tax Consequences
      The following is a general discussion of the material U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.
      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
      A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.
      This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, regulated investment companies, real estate investment trusts, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, corporations subject to anti-inversion rules, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.
      If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

U.S. Holders
      The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock.
      If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.
      Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders
      Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Company’s common stock at any time during the five years preceding the merger.
      An individual non-U.S.  holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (reduced by any increase in its investment in its U.S. business) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.
      We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.
      Information reporting and, under certain circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
Regulatory Approvals
      Except for the filing of certificate of merger in Delaware at or before the effective date of the merger, and for the pre-merger notification filing required by the HSR Act, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. Certain transactions such as the merger are reviewed by the Antitrust Division of the Department of Justice (the “Antitrust Division”) or the Federal Trade Commission (the “FTC”) to determine whether such transactions comply with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and a 30-day waiting period, subject to possible extension by the Antitrust Division or the FTC, has been satisfied. The expiration or early termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the merger on antitrust grounds. Neither Pegasus nor Parent believes that the merger will violate federal antitrust laws. If the merger is not consummated within 12 months after the expiration or early termination of the initial HSR Act waiting period, Pegasus and Parent would be required to submit new information to the Antitrust Division and the FTC and a new HSR Act waiting period would have to expire or be earlier terminated before the merger could be consummated. Pegasus received notice that the waiting period has been terminated effective February 1, 2006.
Provisions for Unaffiliated Stockholders
      The negotiation committee and corporate strategy committee (both of which are comprised solely of independent directors) were actively involved in extended and numerous deliberations and negotiations regarding the merger agreement. Each of these committees unanimously recommended the approval and adoption of the merger agreement. The corporate strategy committee, which included a majority of the Company’s independent directors, retained Bear Stearns to assist the committee in evaluating the Company’s strategic alternatives and to render, if requested, a fairness opinion. Bear Stearns’ fairness opinion addressed the fairness of the merger consideration to those Company stockholders that can be regarded as functionally equivalent to the Company’s unaffiliated stockholders. We did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the going-private transaction or preparing a report concerning the fairness of the transaction, and no provisions were made in connection with the merger to grant unaffiliated stockholders access to our corporate files or those of Parent, Merger Sub, Prides Fund, or Prides Co-Invest or to obtain counsel or appraisal services at our expense or at the expense of Parent, Merger Sub, Prides Fund, or Prides Co-Invest. No appraisal services were retained on behalf of the unaffiliated stockholders.
THE MERGER AGREEMENT
      The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety because the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. See “Special Factors — Opinion of Bear Stearns.”
      The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the Company, Parent and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, including qualifications set forth on the disclosure schedules to the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.
Effective Time
      The effective time of the merger will occur at the time that we file a certificate of merger or certificate of ownership and merger with the Secretary of State of the State of Delaware (or such later time as provided in the certificate of merger).
Structure
      At the effective time of the merger, Merger Sub will merge with and into the Company. The Company will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Parent. All of the Company’s and Merger Sub’s properties (including real, personal and mixed properties), rights, privileges, powers and franchises (both public and private), and all of their debts, liabilities, obligations, restrictions, disabilities and duties, will become those of the surviving corporation. Following completion of the merger, the Company’s common stock will no longer be quoted on Nasdaq, will be deregistered under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and will no longer be publicly traded. The Company will be a privately held corporation and the Company’s current stockholders, other than the investors and management participants who are currently stockholders, will cease to have any ownership interest in the Company or rights as Company stockholders. Therefore, such current stockholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.
Treatment of Stock and Options

Company Common Stock
      At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $9.50 in cash, without interest and less any required tax withholding, other than shares of Company common stock:

•	held by any of our wholly owned subsidiaries, which shares will remain outstanding but without any right to the consideration payable in the merger;

•	owned by Merger Sub, Parent or any wholly-owned direct or indirect subsidiary of the Company or Parent immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration; and

•	held by a stockholder who properly demands statutory voting rights.
      After the effective time of the merger, each of our outstanding stock certificates or book-entry shares representing shares of common stock converted in the merger will represent only the right to receive the merger consideration without any interest. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate or book-entry share.

Company Stock Options
      At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will become fully exercisable and thereafter represent the right to receive an amount in cash, without interest and less applicable tax withholding, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess, if any, of $9.50 over the exercise price per share of common stock subject to such option.

Restricted Shares
      At the effective time of the merger, each share of restricted stock granted under our stock option plans, the restrictions of which have not lapsed immediately prior to the effective time of the merger, will be converted into the right to receive $9.50, without interest, less applicable withholding taxes, if any, required to be withheld with respect to such payment.
Exchange and Payment Procedures
      Prior to the effective time of the merger, Merger Sub will deposit, or will cause to be deposited, in trust an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock with American Stock Transfer & Trust Company or another entity (the “paying agent”). Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration.
      You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
      You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.
      No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.
      At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.
      None of the paying agent, Parent or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of our common stock for six months after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Stockholders who have not received the merger consideration prior to the delivery of such funds to Parent may look only to Parent or the surviving corporation for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled to the merger consideration.
      If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the surviving corporation, including, if necessary, the posting of a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.
Representations and Warranties
      We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, good standing and qualification to do business;

•	our and our subsidiaries’ certificate of incorporation and bylaws and equivalent organizational documents, as well as any joint venture agreements;

•	our capitalization, including in particular the number of shares of our common stock and stock options;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement (including that our board of directors has approved, adopted and declared advisable the merger agreement, the merger and the transactions contemplated thereby and that such approval and adoption was made in accordance with the DGCL, including, without limitation, Section 203 thereof);

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	possession of permits to operate the business and compliance with applicable legal requirements;

•	our SEC filings since December 31, 2001, including the financial statements contained therein;

•	the absence of undisclosed liabilities;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since December 31, 2004;

•	legal proceedings and governmental orders;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	intellectual property;

•	taxes;

•	environmental matters;

•	the amendment of our stockholders rights plan;

•	material contracts;

•	accuracy and compliance as to form with applicable securities law of this proxy statement;

•	the receipt by us of a fairness opinion from Bear Stearns;

•	the absence of undisclosed broker’s fees;

•	real property and other tangible assets;

•	our and our subsidiaries’ insurance policies; and

•	restrictions on our businesses.
      For the purposes of the merger agreement, a “material adverse effect” with respect to us means any event, circumstance, change or effect, that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to (a) the business, assets, liabilities, financial condition or results of operations of us and our subsidiaries taken as a whole or (b) our ability to consummate the merger or the transactions contemplated by the merger agreement.
      A “material adverse effect” will not have occurred, however, as a result of any event, circumstance, change or effect resulting from:

•	changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its subsidiaries;

•	general changes in the industries in which the Company and the subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its subsidiaries to a greater extent than they affect other entities operating in such industries;

•	changes in the trading price of the shares of our common stock between the date hereof and the effective time of the merger (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the shares of our common stock may be the cause of a Company Material Adverse Effect); or

•	changes in applicable law or generally accepted accounting principles.
      You should be aware that these representations and warranties are made by the Company to Parent and Merger Sub, may be subject to important limitations and qualifications set forth in the merger agreement and the disclosure schedules thereto and do not purport to be accurate as of the date of this proxy statement. See “Where You Can Find Additional Information.”
      The merger agreement also contains various representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their organization, valid existence and good standing;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the accuracy of information supplied for this proxy statement;

•	debt and equity financing commitments and matters relating to the financing; and

•	the absence of undisclosed broker’s fees.
      The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger
      For the period between December 19, 2005 and the completion of the merger, we and our subsidiaries have agreed:

•	to conduct our business in the ordinary course of business consistent with past practice; and

•	to use reasonable commercial efforts to preserve intact our business organization, keep available the services of our current officers and employees and preserve our current relationships with customers, suppliers and other persons with whom we have business dealings.
      By way of amplification and not limitation of the foregoing, under the merger agreement we have agreed, subject to certain exceptions and unless Parent gives its prior written consent, not to:

•	amend or otherwise change our certificate of incorporation or bylaws or equivalent organizational documents;

•	issue, sell, pledge, dispose of, grant or encumber, or otherwise subject to any lien (or authorize any of the foregoing) (a) any shares of any class of capital stock of the Company or any subsidiary, or any options, warrants, convertible securities or other rights to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any subsidiary (except for the issuance of shares of common stock issuable pursuant to employee stock options outstanding on the date of the merger agreement and granted under our stock plans in effect on the date of the merger agreement) or (b) any assets of the Company or any of its subsidiaries (except for the disposition of assets in the ordinary course of business and in a manner consistent with past practice);

•	declare, set aside, make or pay any dividend or other distribution (payable in cash, stock, property or otherwise) with respect to any of our capital stock or other equity interest;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of our capital stock or other equity interest;

•	amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of our securities or any option, warrant or right, directly or indirectly, to acquire any such securities;

•	settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of any capital stock or other equity interest in the Company;

•	acquire (or enter into an agreement to acquire) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, except pursuant to transactions between the Company and its subsidiaries or between any of our subsidiaries;

•	incur (or enter into an agreement to incur) any funded indebtedness or issue any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances other than in the ordinary course of business and consistent with past practice and not in excess of $500,000;

•	make (or enter into an agreement to make) any capital contributions to, or investments in, any other person, except for the Company or any of its direct or indirect subsidiaries;

•	enter into any contract or agreement other than in the ordinary course of business and consistent with past practice;

•	authorize or make (or enter into an agreement to authorize or make) any commitment with respect to aggregate capital expenditures of the Company and its subsidiaries, taken together, in excess of certain thresholds;

•	hire any additional employees, except to fill any vacancy where the expected total annual compensation for the person filling that vacancy is no greater than $200,000;

•	make any offers to any executive officer of an employment position,

•	increase the compensation payable or to become payable or the benefits provided to our present or former directors, employees or executive officers, except for increases in salary or hourly wage rates in the ordinary course of business and consistent with past practice,

•	grant any new or additional retention, severance or termination pay to, or enter into any new or additional employment, bonus, change of control or severance agreement with, any present or former director, officer or other employee of the Company or of any of its subsidiaries,

•	establish, adopt, enter into, terminate or amend any employee benefits plan;

•	loan or advance money or other property to any current or former director, officer or employee of the Company or any of its subsidiaries;

•	grant any equity or equity based awards;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act;

•	take any action, other than actions required to be taken in response to changes in generally accepted accounting principles or in applicable law after December 19, 2005, to change any accounting policies or procedures used by the Company;

•	make, revoke or change any material tax election or material method of tax accounting, change any annual tax accounting period, file any amended tax return (unless required by applicable law), enter into any closing agreement relating to a material amount of tax, settle or compromise any material liability with respect to taxes or consent to any material claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment, surrender any right to claim a refund of taxes or take any other similar action relating to the filing of any tax return or the payment of any tax;

•	pay, discharge or satisfy any claim, liability or obligation in excess of certain thresholds, except in the ordinary course of business and consistent with past practice or as reflected or reserved against in the financial statements contained in our reports filed with the SEC;

•	pay accounts payable, utilize cash, draw down on lines of credit, delay or accelerate capital expenditures, incur expenditures on research and development, other than in the ordinary course of business and consistent with past practice;

•	amend or modify in any material respect, or consent to the termination of, any material contract, or amend, waive or modify in any material respect, or consent to the termination of, our or any of our subsidiary’s rights thereunder;

•	(a) abandon, sell, assign, or grant any security interest in or to any item of intellectual property owned by or licensed to us or our agreements relating to that intellectual property, (b) grant to any third party any license, sublicense or covenant not to sue with respect to any of intellectual property owned by or licensed to us, other than in the ordinary course of business consistent with past practice, (c) develop, create or invent any intellectual property jointly with any third party (other than such joint development, creation or invention with a third party that is under contract, in progress or currently contemplated as of the date hereof), (d) disclose, or allow to be disclosed, any confidential of our owned intellectual property, unless it is subject to a confidentiality or non-disclosure covenant protecting against the further disclosure thereof, or (e) fail to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in each item of our owned or licensed intellectual property;

•	fail to make in a timely manner any filings with the SEC;

•	enter into any contract or agreement with any director or officer of the Company or any subsidiary or any of their respective affiliates (including any immediate family member of such person) or any other affiliate of the Company or any subsidiary;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the merger and the related transactions);

•	open any office in a new geographical territory, create any new business division or otherwise enter into any new line of business;

•	fail to continuously maintain in full force and effect our current insurance policies; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
No Solicitation of Transactions
      We have agreed that we, our subsidiaries and our respective directors, officers and employees will not, and we are required to direct our accountants, auditors, attorneys, consultants, legal counsel, agents, investment bankers, financial advisors and other representatives not to, directly or indirectly:

•	solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to our stockholders) that constitutes, or may reasonably be expected to lead to, any competing transaction;

•	enter into, participate in or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or to obtain a proposal or offer for a competing transaction;

•	agree to, approve, endorse or recommend any competing transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any competing transaction; or

•	authorize or permit any of the representatives of the Company or any of its subsidiaries to take any such action.
      A “competing transaction” is:

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any subsidiary;

•	any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company or of any subsidiary;

•	any sale, exchange, transfer or other disposition in which the Company or any subsidiary participates and which results in any person beneficially owning more than 25% of any class of equity securities of the Company or of any subsidiary;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 25% of any class of equity securities of the Company or of any subsidiary; or

•	any transaction in which the Company participates which would result in any person owning 25% or more of the fair market value on a consolidated basis of the assets (including, without limitation, the capital stock or other equity interests of subsidiaries) of the Company and its subsidiaries immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a subsidiary or otherwise).

      Despite the foregoing restrictions, we are permitted to furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a competing transaction, so long as our board of directors has:

•	determined, in its good faith judgment (after consulting with its financial advisor), that such proposal or offer constitutes or would be reasonably expected to lead to a superior proposal;

•	determined, in its good faith judgment after consulting with its outside legal counsel (who may be our regularly engaged outside legal counsel), that, in light of such proposal or offer, the failure to furnish such information or enter into discussions would be inconsistent with its fiduciary duties to our stockholders under applicable law,

•	provided written notice to Parent of the Company’s intent to furnish information or enter into discussions with such person prior to taking any such action; and

•	obtained from such person an executed confidentiality agreement on terms no less favorable to us than those contained in the confidentiality agreement executed in connection with the merger described in this proxy statement.
      For purposes of the merger agreement, a “superior proposal” means an unsolicited written bona fide offer made by a third party with respect to a competing transaction (except that for purposes of this definition all percentages included in the definition of “competing transaction” shall be raised to 50%), in each case on terms that our board of directors determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant, to be more favorable to the Company’s stockholders than the merger described in this proxy statement, is reasonably capable of being completed and for which financing, to the extent it is a condition of such offer, is then committed. However, any such offer will not be deemed to be a “superior proposal” if any financing on which the offer is conditioned is not committed and is not likely in the good faith judgment of our board of directors (after having received the advice of its financial advisor) to be obtained by such third party on a basis our board of directors deems timely.
      Additionally, under the merger agreement, neither our board of directors nor any of its committees may withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by our board of directors or any such committee of the merger agreement or the merger (or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any competing transaction). Despite the foregoing restrictions, if our board of directors determines, in its good faith judgment at any time prior to the approval of the merger by our stockholders after consulting with outside legal counsel that the failure to make a change in our board of directors recommendation to our stockholders of the merger would be inconsistent with its fiduciary duties, our board of directors may make a change in recommendation and/or recommend a superior proposal, but only:

•	after providing written notice to Parent advising Parent that our board of directors has received a superior proposal (specifying the material terms and conditions of the superior proposal and identifying the person making such superior proposal);

•	if Parent does not, prior to five days after Parent’s receipt of the notice of superior proposal make an offer that our board of directors determines, in its good faith judgment (after consulting with its financial advisor) to be at least as favorable to our stockholders as such superior proposal; and

•	in the event the Company terminates the merger agreement to accept a superior proposal, the Company concurrently pays to Parent a fee of $8.25 million plus certain expenses (as further described below under “Termination Fees and Expenses”).
We also have agreed:

•	to terminate immediately any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed;

•	to request any such parties in possession of confidential information about the Company or its subsidiaries that was furnished by or on behalf of the Company or its subsidiaries to return or destroy all such information in the possession of any such party or in the possession of any representative of any such party;

•	to not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party; and

•	to notify Parent promptly (and within one business day) of our receipt of an acquisition proposal, including the material terms and conditions of the acquisition proposal and the identity of the third party making the proposal.
Access to Information
      From the date of the merger agreement until the effective time of the merger, the Company will (and will cause its subsidiaries to): (a) provide to Parent and Parent’s representatives access, during normal business hours and upon reasonable notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to their respective books and records, (b) furnish to Parent all monthly and quarterly statements of revenue and expense, earnings, sales, trial balances and such other similar statements as are regularly and customarily provided to senior management of the Company promptly following delivery to such senior management and (iii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as Parent or its representatives may reasonably request.
      Each party to the merger agreement has agreed to (and to cause its affiliates and representatives to): (a) comply with the confidentiality agreement among the Company and Prides Capital as if a party to that agreement and (b) hold in strict confidence all nonpublic documents and information furnished or made available by one party to the other(s) and their respective affiliates and representatives.
Special Meeting
      Under the merger agreement, the Company has agreed:

•	to duly call, give notice of, convene and hold a meeting of our stockholders as promptly as practicable following the date hereof (but no sooner than 20 business days following the date that this proxy statement is mailed to our stockholders) for the purpose of considering and taking action on the merger agreement and the merger; and

•	to include in this proxy statement, and not subsequently withdraw or modify in any manner adverse to Merger Sub or Parent, the recommendation of our board of directors that our stockholders approve and adopt the merger agreement and the merger and to use our reasonable commercial efforts to obtain such approval and adoption.
      Parent and Merger Sub have agreed to cause all of our shares then beneficially owned by Prides Fund and the Tudor investors to be voted at the special meeting in favor of the approval and adoption of the merger agreement and the merger.
Employee Matters
      Parent has agreed that on and after the effective time of the merger, Parent will, and shall cause the Company to, honor in accordance with their terms all employment agreements and all bonus, retention and severance obligations, of the Company or any subsidiary, to pay at the effective time of the merger to the applicable officers and employees any amounts with respect to such agreements and obligations that are payable by their terms at the effective time of the merger. Also, for a period of one year following the closing of the merger, Parent has agreed to cause the Company to provide substantially similar employee benefits in the aggregate to the benefits provided under the Company employee benefit plans in place on the date of the merger agreement, except for any equity compensation programs, foreign retirement programs and our SERP and DCP. Parent shall, and shall cause the Company to, treat, and cause the applicable benefit plans to treat, the service of the employees of the Company and the subsidiaries who remain employed by Parent, Merger Sub or their subsidiaries after the effective time of the merger with the Company or the subsidiaries attributable to any period before the effective time of the merger as service rendered to Parent or the Company for purposes of eligibility to participate, vesting and for other appropriate benefits, excluding for purposes of any benefit accrual under any defined benefit pension plan.
Solvency Letter
      Prior to the effective time of the merger, Parent will deliver, or cause to be delivered, to the Company and the Company’s board of directors a counterpart of any solvency opinion, solvency certificate or document of similar import delivered to Parent’s provider of debt financing. Any solvency letter must be expressly addressed to such persons or being in such form and manner as may be required for such persons to be entitled to rely on that solvency letter in the same manner as if that solvency letter had been addressed to those persons.
Financing
      Under the merger agreement, Parent and Merger Sub, at their expense, will use their reasonable commercial efforts to (a) fully satisfy, on a timely basis, all terms, conditions, representations and warranties set forth in the commitment letters, which includes the contribution and voting agreement, and (b) enforce their rights under those commitment letters. Parent will use reasonable commercial efforts to enter into definitive agreements with respect to the financing contemplated by the commitment letters as soon as reasonably practicable on terms and conditions no less favorable to Parent in the aggregate than the commitment letters and on other terms and conditions as shall be satisfactory to Parent.
      At the Company’s request, Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the financing and shall give the Company prompt notice of any material adverse change with respect to such financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two business days if at any time prior to the effective time (a) any commitment letter expires or is terminated for any reason or (b) any financing source that is a party to any commitment letter notifies Parent that such source no longer intends to provide financing to Parent on the material terms set forth therein. Parent shall not amend or alter, or agree to amend or alter, any debt commitment letter in any manner that would materially impair or delay or prevent the transactions contemplated by the merger agreement without the prior written consent of the Company.
      If any commitment letter is terminated or modified in a manner materially adverse to Parent for any reason, Parent will use its reasonable commercial efforts to obtain, and, if obtained, will provide the Company with a copy of, an alternate financing commitment that provides for at least the same amount of financing as such Commitment Letter as originally issued. However, the terms and conditions of such alternate financing must not be less favorable to Parent than those contemplated by the applicable debt commitment letter.
Conditions to the Merger

Conditions to Each Party’s Obligation to Effect the Merger
      The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	our stockholders must have approved the merger;

•	the waiting periods applicable to consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or been terminated; and

•	there must not be any governmental orders or actions that seek to make the merger illegal or otherwise challenge, restrain or prohibit the consummation of the merger.

Conditions to Obligations of Parent and Merger Sub
      The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of the Company set forth in the merger agreement in all material respects;

•	the performance, in all material respects, by the Company of its obligations under the merger agreement;

•	all consents required under contracts to which the Company is a party in connection with the merger must have been obtained, except those that the failure to obtain is not likely to have a material adverse effect;

•	all material approvals and consents of and filings with governmental entities in connection with the merger must have been filed or obtained; and

•	Parent and Merger Sub must have obtained an amount of debt financing not less than that set forth in the debt commitment letter on the terms and conditions of that letter or at least as favorable to Parent and Merger Sub as those set forth in the debt commitment letter. The conditions to the debt financing, among others include:

•	the Company’s financial performance meeting the forecasts supplied to the senior lender and having, for the trailing four fiscal quarters, at least $32 million in Pro Forma Adjusted EBITDA (a term that is to be defined in the definitive loan documents); and

•	the requirement that the Company’s CEO, COO and CFO invest in Parent in connection with the merger and suspend certain of their rights under their employment agreements with the Company.

Conditions to Obligations of the Company
      The obligation of the Company to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of Parent and Merger Sub set forth in the merger agreement in all material respects;

•	the performance by each of Parent and Merger Sub of its obligations under the merger agreement in all material respects; and

•	all consents of required under contracts to which Parent and Merger Sub is a party in connection with the merger must have been obtained, except those that the failure to obtain is not likely to have a material adverse effect.
      Other than the mutual conditions to the parties’ obligation to complete the merger listed above, either the Company or Parent may elect to waive conditions to their respective performance and complete the merger. As of the date of this proxy statement neither the Company nor Parent is aware of any material uncertainty as to any of the conditions to the completion of the merger.

Termination
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of the Company and Parent and Merger Sub;

•	by either the Company or Parent if:

•	the merger has not been consummated by July 15, 2006, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of the failure of the merger to occur on or before such date;

•	any governmental entity has taken action permanently restraining, enjoining or otherwise prohibiting the merger, which has become final and non-appealable; or

•	the required vote of the Company’s stockholders to adopt the merger agreement was not obtained at the meeting of the Company’s stockholders where such vote was taken;

•	by Parent if:

•	our board of directors fails to include in this proxy statement its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, or withholds, withdraws or modifies in a manner material and adverse to Parent or Merger Sub its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement;

•	our board of directors approves or recommends to our stockholders a competing transaction;

•	any person or group (other than Parent, Merger Sub or their affiliates) acquires beneficial ownership of a majority of the outstanding shares of the Company’s common stock;

•	our board of directors recommends that our stockholders tender their shares in a tender or exchange offer that is a competing transaction (or fails to recommend rejection of any offer that is a competing transaction); or

•	the Company breaches or fails to perform, in any material respect, any representation, warranty, covenant or agreement that would result in the failure of a condition to the obligations of Parent or Merger Sub to effect the merger being satisfied;

•	by the Company if:

•	the Company enters into a definitive agreement to effect a superior proposal, and such action was done pursuant to and in compliance with the no solicitation provisions of the merger agreement and concurrently with the payment of the termination fee and expenses as specified in the merger agreement; or

•	any of Parent or Merger Sub breaches or fails to perform, in any material respect, any representation, warranty, covenant or agreement that would result in the failure of a condition to the obligation of the Company to effect the merger being satisfied.
Termination Fees and Expenses
      The Company has agreed to pay Parent a fee of $8.25 million in cash if Parent terminates the merger agreement because:

•	a competing transaction is commenced, publicly disclosed or communicated to the Company prior to the termination of the merger agreement and, within 12 months after termination of the merger agreement, the Company consummates a competing transaction;

•	the merger agreement is terminated by any of Parent or Merger Sub because:

•	our board of directors fails to include in this proxy statement its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, or withholds, withdraws or modifies in a manner material and adverse to Parent or Merger Sub its recommendation that our stockholders vote in favor of the merger and adoption of the merger agreement;

•	our board of directors approves or recommends a competing transaction;

•	any person or group (other than Parent, Merger Sub or their affiliates) acquires beneficial ownership of a majority of the outstanding shares of the Company’s common stock;

•	our board of directors recommends that our stockholders tender their shares in a tender or exchange offer that is a competing transaction, (or fails to recommend rejection of the offer that is a competing transaction); or

•	the merger agreement is terminated by the Company because the Company has entered into a definitive agreement to effect a superior proposal, and such action was done pursuant to and in compliance with the no solicitation provisions of the merger agreement.
      In the event the $8.25 million fee is payable in connection with a termination of the merger agreement, then Parent is entitled to receive from the Company (in addition to such termination fee) its out-of-pocket fees and expenses incurred in connection with the merger agreement (not to exceed $1.0 million). If the merger agreement is terminated by Parent due to a breach or failure to perform by the Company of any representation, warranty, covenant or agreement that would result in the failure of a condition to the obligations of Parent or Merger Sub to effect the merger being satisfied, then Parent is entitled to receive, in addition to any damages to which it may be entitled, from the non-terminating party its out-of-pocket fees and expenses incurred in connection with the merger agreement (not to exceed $1.0 million).
Amendment and Waiver
      The merger agreement may be amended by the parties thereto at any time before or after approval and adoption of the merger agreement by the stockholders of the Company, but, after any such approval and adoption, no amendment will be made that by law requires further approval by the Company’s stockholders without first obtaining such approval.
      Until the effective time of the merger, the parties may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties in the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.
MARKET PRICE OF THE COMPANY’S STOCK
      Our common stock is quoted on Nasdaq under the symbol “PEGS.” The following table sets forth the high and low sales prices per share of our common stock on Nasdaq for the periods indicated.

Market Information

	Fiscal Quarter

Fiscal Year Ended December 31, 2005	1st	2nd	3rd	4th

High	$12.73	$12.03	$11.58	$9.50
Low	$11.40	$9.99	$8.45	$6.64

	Fiscal Quarter

Fiscal Year Ended December 31, 2004	1st	2nd	3rd	4th

High	$12.35	$13.38	$13.33	$12.98
Low	$10.45	$10.55	$11.46	$9.90
      During the period from January 1, 2006 through March 30, 2006, the high and low sales prices per share of our common stock on Nasdaq were $9.40 and $8.82, respectively.
      The closing sale price of our common stock on Nasdaq on December 16, 2005, which was the last trading day before we announced the merger, was $8.26 per share. On March 30, 2006, the last trading day before the date of this proxy statement, the closing price for the Company’s common stock on Nasdaq was $9.38 per share. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.
      As of March 17, 2006, there were 320 registered holders of Pegasus common stock, although we believe that the number of beneficial owners of our common stock is substantially greater.

DIVIDEND POLICY
      We have never declared or paid cash dividends on our common stock. We intend to retain any future earnings for use in our business and do not intend to pay cash dividends in the foreseeable future. The payment of future dividends, if any, will be at the discretion of our board of directors and will depend, among other things, upon future earnings, operations, capital requirements, restrictions in financing agreements, requirements related to our convertible debt offering, our general financial condition and general business conditions.
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
      The selected historical data presented below are derived from our consolidated financial statements. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2005.
      Historical results are not necessarily indicative of the results to be expected in the future.
Selected Consolidated Statements of Operations Data (in thousands, except per share data)

	Year Ended December 31,

	2005	2004	2003	2002	2001
	(1),(2),(3),(4),(7)	(1),(2),(3),(4),(7)	(1),(2),(3),(4),(7)	(1),(2),(4),(6),(7)	(1),(2),(5),(6),(7)

Service revenues	$158,127	$170,159	$154,745	$172,225	$176,018
Customer reimbursements	17,355	15,253	11,485	11,181	12,079

Total revenues	175,482	185,412	166,230	183,406	188,097
Costs of services	98,740	101,221	91,551	93,869	104,299
Net income (loss) from continuing operations	5,229	12,460	536	(1,430)	(29,220)
Discontinued operations, net of tax	(12,884)	(4,475)	(2,368)	(2,089)	(517)
Net income (loss)	(7,655)	7,985	(1,832)	(3,519)	(29,737)
Basic income (loss) per share
Continuing operations	0.25	0.54	0.02	(0.06)	(1.19)
Discontinued operations	(0.62)	(0.19)	(0.09)	(0.08)	(0.02)

Income (loss) per share	(0.37)	0.35	(0.07)	(0.14)	(1.21)
Diluted income (loss) per share
Continuing operations	0.25	0.53	0.02	(0.06)	(1.19)
Discontinued operations	(0.62)	(0.17)	(0.09)	(0.08)	(0.02)

Income (loss) per share	(0.37)	0.36	(0.07)	(0.14)	(1.21)
Diluted weighted average shares outstanding	20,952	26,941	25,386	24,818	24,570
Selected Consolidated Balance Sheet Data (in thousands, except per share data)

	As of December 31,

	2005	2004	2003	2002	2001

	(unaudited)
Current assets	$71,772	$66,862	$96,419	$58,180	$57,142
Noncurrent assets	243,349	262,352	270,141	229,915	248,526
Current liabilities	42,544	41,915	37,362	41,185	62,683
Long-term debt	75,000	75,000	75,000	—	—
Total stockholders’ equity	174,127	187,316	228,656	225,890	231,201
Book value per share	8.38	8.88	9.11	9.13	9.36

(1)	Pegasus’ selected consolidated financial data includes the operating results of REZ, Inc. following its acquisition in April 2000.

(2)	Pegasus’ selected consolidated financial data includes the operating results of GETS following its acquisition in September 2001.

(3)	Pegasus’ selected consolidated financial data includes the operating results of Unirez following its acquisition in December 2003.

(4)	Effective January 1, 2002, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangibles,” Pegasus ceased to record goodwill amortization.

(5)	Revenues have been reclassified to give effect to the 2002 adoption of the Emerging Issues Task Force, or EITF, Issue 01-14, “Income Statement Characterization of Reimbursement Received for “Out-of-Pocket Expenses Incurred.”

(6)	In 2004 the Company reclassified bad debt expense to General and Administrative Expenses from Cost of Services. The reclassified amounts totaled $1.3 million and $3.4 million in 2002 and 2001, respectively.

(7)	The Company has classified its property management systems operations as discontinued operations for all periods presented.

RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
(dollars in thousands)

	Years Ended December 31,

	2005	2004	2003	2002		2001

Pre-tax income (loss) from continuing operations before loss from equity investee (in 2001)	$8,415	$20,416	$1,158	$(2,198)		$(37,199)
Interest expense	2,929	2,969	1,383	53		887
Amortization of debt issuance costs	517	517	236	—		—
Portions of rentals representative of interest(a)	3,182	2,981	2,933	3,093		3,256

Total fixed charges included in net income	6,628	6,467	4,552	3,146		4,143
Earnings available for fixed charges	$15,043	$26,883	$5,710	$948		$(33,056)

Fixed charges:
Fixed charges included in net income	6,628	6,467	4,552	3,146		4,143

Total fixed charges	$6,628	$6,467	$4,552	$3,146		$4,143

Ratio of earnings to fixed charges	2.3	4.2	1.3		(b)	(b)

(a)	The interest factor attributable to rentals consists of one-third of rental charges, which is deemed by the Company to be representative of the interest factor inherent in rents.

(b)	Earnings available for fixed charges to achieve a 1:1 coverage ratio were inadequate for certain periods, primarily due to purchase accounting amortization. Specifically, purchase accounting amortization was $28,543 and $52,160 for 2002 and 2001, respectively. The amount of additional earnings needed to generate a coverage ratio of 1:1 was $2,198 and $37,199 for 2002 and 2001, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
      The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company’s common stock as of March 17, 2006, by:

•	each current director of the Company;

•	each of our Named Executive Officers;

•	all Named Executive Officers and directors of the company as a group; and

•	each other person known to the Company to own beneficially more than five percent of the outstanding Common Stock.
      Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company.
      The Company has determined beneficial ownership in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock of the Company that are subject to stock options that are either currently exercisable or exercisable within 60 days following March 17, 2006. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to the Company’s knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder. Unless a footnote indicates otherwise, the address of each person listed below is c/o Pegasus Solutions, Inc., Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas 75206. As of March 17, 2006, there were 20,804,229 shares of common stock of the Company outstanding.

	Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner	Beneficially Owned(1)	Beneficially Owned

Blum Capital Partners, L.P.(2)	2,432,003	11.69%
Columbia Wanger Asset Management, L.P.(3)	2,323,500	11.17%
Prides Capital Partners, L.L.C.(4)	2,066,445	9.93%
Dimensional Fund Advisors Inc.(5)	1,767,277	8.50%
Barclays Global Investors, NA(6)	1,389,983	6.68%
Tudor Investment Corp.(7)	1,233,800	5.93%
Michael A. Barnett	110,198	*
Robert J. Boles, Jr.	110,155	*
Robert B. Collier	45,641	*
Susan K. Conner	157,748	*
John F. Davis, III	913,350	4.21%
Ric L. Floyd	258,625	1.23%
William C. Hammett, Jr.	61,755	*
Michael H. Kistner	20,750	*
Thomas F. O’Toole	44,908	*
Pamela H. Patsley	31,666	*
Jeffrey A. Rich	51,000	*
Bruce W. Wolff	46,241	*
Directors and executive officers as a group (12 persons)	1,852,037	8.22%

*	Represents beneficial ownership of less than 1%.

(1)	The number of shares shown includes outstanding shares of common stock owned as of March 17, 2006 by the person indicated and shares underlying options owned by such person on March 17, 2006 that are exercisable within 60 days of that date as follows. At the effective time of the merger, each outstanding stock option, whether or not vested or exercisable, will become fully exercisable and thereafter represent the right to receive an amount in cash, with interest and less applicable tax withholding, equal to the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by the excess, if any, of $9.50 over the exercise price per share of common stock subject to such option. Therefore, information is also provided regarding the number of shares underlying options with an exercise price of lower than $9.50: Michael A. Barnett (46,000 shares, none of which have an exercise price lower than $9.50), Robert J. Boles, Jr. (100,780 shares, none of which have an exercise price lower than $9.50), Robert B. Collier (42,666 shares, none of which have an exercise price lower than $9.50), Susan K. Conner (146,875 shares, none of which have an exercise price lower than $9.50), John F. Davis, III (863,125 shares, of which 270,000 have an exercise price lower than $9.50), Ric L. Floyd (251,125 shares, of which 3,000 have an exercise price lower than $9.50), William C. Hammett, Jr. (44,333 shares, none of which have an exercise price lower than $9.50), Michael H. Kistner (18,750 shares, none of which have an exercise price lower than $9.50), Thomas F. O’Toole (44,333 shares, none of which have an exercise price lower than $9.50), Pamela H. Patsley (31,666 shares, none of which have an exercise price lower than $9.50), Jeffrey A. Rich (46,000 shares, none of which have an exercise price lower than $9.50), Bruce W. Wolff (42,666 shares, none of which have an exercise price lower than $9.50) and all Directors and executive officers as a group (1,678,319 shares, of which 273,000 have an exercise price lower than $9.50). The number of shares shown also includes shares of restricted stock as follows: Robert J. Boles, Jr. (9,375 shares), Susan K. Conner (7,500 shares), John F. Davis, III (12,500 shares), Ric L. Floyd (7,500 shares) and Michael H. Kistner (2,000 shares). The table does not reflect acquisitions or dispositions of shares of common stock, including grants or exercises of stock options, after March 17, 2006.

(2)	Information with respect to Blum Capital Partners, L.P. is based solely on the Form 4 filed with the Securities and Exchange Commission on January 18, 2006 by Blum Capital Partners, L.P. According to that Form 4, Blum Capital Partners, L.P. had shared dispositive and shared voting power with respect to 2,432,003 shares of common stock as of January 13, 2006. The address for Blum Capital Partners, L.P. is 909 Montgomery Street, Suite 400, San Francisco, California 94133.

(3)	Information with respect to Columbia Wanger Asset Management, L.P. is based solely on the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006 by Columbia Wanger Asset Management, L.P. According to that Schedule 13G/A, Columbia Wanger Asset Management, L.P. had sole voting and sole dispositive power with respect to 2,323,500 shares of common stock and WAM Acquisition GP, Inc., the general partner of Columbia Wanger Asset Management, L.P., had shared dispositive and shared voting power with respect to 2,323,500, shares of common stock as of December 31, 2005. The address for Columbia Wanger Asset Management, L.P. and WAM Acquisition GP, Inc. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(4)	Information with respect to Prides Capital Partners, L.L.C. is based solely on the Form 3 filed with the Securities and Exchange Commission on December 22, 2005 by Prides Capital Partners, L.L.C., Kevin A. Richardson, II, Christian Pascasiu, Charles E. McCarthy, Henry J. Lawlor, Jr. and Murray A. Indick. The address for Prides Capital Partners, L.L.C. is 200 High Street, Suite 700, Boston, Massachusetts 02110.

(5)	Information with respect to Dimensional Fund Advisors Inc. is based solely on Schedule 13G filed with the Securities and Exchange Commission on February 6, 2006 by Dimensional Fund Advisors Inc. According to that Schedule 13G, Dimensional Fund Advisors Inc. has sole voting and sole dispositive power with respect to 1,767,277 shares of common stock as of December 31, 2005. Dimensional Fund Advisors Inc. disclaim beneficial ownership of these shares. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(6)	Information with respect to Barclays Global Investors, NA. is based solely on the Schedule 13G filed with the Securities and Exchange Commission on January 26, 2006 by Barclays Global Investors, NA. According to that Schedule 13G, Barclays Global Investors, NA. and Barclays Global Fund Advisors had sole voting power with respect to 794,434 and 471,145 shares of common stock, respectively, and sole dispositive power with respect to 918,838 and 471,145 shares of common stock, respectively, as of

December 31, 2005. The address for Barclays Global Investors, NA. is 45 Fremont Street, 17th Floor, San Francisco, California 94105.

(7)	Information with respect to Tudor Investment Corp. is based solely on the Schedule 13D filed with the Securities and Exchange Commission on December 20, 2005 by Tudor Investment Corp. According to that Schedule 13D, Tudor Investment Corp. and Tudor Proprietary Trading, L.L.C. had shared dispositive and shared voting power with respect to 1,147,803 and 85,997 shares of common stock, respectively, as of December 16, 2005. The address for Tudor Investment Corp. is 1275 King Street, Greenwich, Connecticut 06831-2936.

INFORMATION ABOUT PEGASUS DIRECTORS AND EXECUTIVE OFFICERS
      Set forth below are the positions with Pegasus presently held by each director and executive officer of Pegasus, and each such person’s business experience for the past five years. Each of the directors and executive officers is a U.S. citizen, other than Mr. Collier who is a U.K. citizen, and none has been convicted in a criminal proceeding during the past five years, nor been a party to any judicial or administrative proceeding, excluding traffic violations and similar misdemeanors, during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding of any violation of federal or state securities laws.

Directors
      Michael A. Barnett, age 52, has served as a Director of Pegasus since February 1999. Mr. Barnett has served as Chairman of the Board and Chief Executive Officer of Benchmark Bank since 1988. Since 1983, Mr. Barnett has served as President and Chairman of the Board of Barnett Interests, Inc., a diversified real estate management company. Since 1992, Mr. Barnett has served as Chairman of the Board of Barnett Lane Investments, Inc., a real estate investment and management company. Since 1986, Mr. Barnett has served as President and director of Quinlan Bancshares, Inc., a bank holding company.
      Robert B. Collier, age 66, has served as a Director of Pegasus since July 1998. Mr. Collier currently serves on the board of directors of United Kingdom based Daniel Thwaites PLC.
      John F. Davis, III, age 53, has served as Chief Executive Officer of Pegasus since February 1989, as a Director since July 1995, as Chairman of the Board since March 2001 and as President since January 2003. Mr. Davis also served as President of Pegasus from February 1989 to January 2001. Mr. Davis is also a director of TRX, Inc.
      William C. Hammett, Jr., age 59, has served as Vice Chairman of the Board of Directors of Pegasus since May 2001 and as a Director of Pegasus since October 1995. From May 1998 to March 2001, Mr. Hammett served as Chairman of the Board of Directors of Pegasus. From December 2001 to March 31, 2006, Mr. Hammett has served as Senior Vice President and Chief Financial Officer of Dave and Busters, Inc., a retail restaurant and entertainment company.
      Thomas F. O’Toole, age 48, has served as a Director of Pegasus since May 1998. Since March 2003, Mr. O’Toole has served as Senior Vice President -Strategy and Systems for both Hyatt Corporation, the parent company of Hyatt Hotels Corporation, and AIC Holding Co., the parent company of Hyatt International Corporation. From October 2000 to March 2003, Mr. O’Toole served as Senior Vice President, Marketing and Information Technology and from March 1999 to October 2000, as Senior Vice President, Marketing for Hyatt Hotels Corporation.
      Pamela H. Patsley, age 49, has served as a Director of Pegasus since May 2002. Since March 2000, Ms. Patsley has served as Senior Executive Vice President of First Data Corporation, a provider of electronic commerce and payment services, and since May 2002, as President of its subsidiary, First Data International, responsible for all operations outside the United States within the card issuing and merchant services businesses of First Data Corporation. From March 2000 to May 2002, Ms. Patsley served as the President of First Data Corporation’s merchant transaction processing business unit. Ms. Patsley served as President and Chief Executive Officer of Paymentech, Inc., a processor of bankcard transactions and issuer of commercial cards from 1991 to February 2000. Ms. Patsley is also a director of Molson Coors Brewing Company and Texas Instruments, Inc.
      Jeffrey A. Rich, age 45, has served as a Director of Pegasus since December 2000. Mr. Rich currently serves as Chief Executive Officer of Rich Capital LLC, a private investment firm. Mr. Rich served as Chief Executive Officer of Affiliated Computer Services, Inc. (“ACS”), a business process outsourcing company, from February 1999 to September 2005 and as a director of ACS from 1991 to September 2005.
      Bruce W. Wolff, age 62, has served as a Director of Pegasus since October 1995. Mr. Wolff served as Executive Vice President, Business Development from November 2004 to February 2006, Executive Vice

President, Sales and Marketing Programs from February 2004 to February 2006, and as Senior Vice President, Distribution Sales and Strategy from July 1998 to February 2004, for the lodging division of Marriott International, Inc. Mr. Wolff retired from Marriott in February 2006.

Executive Officers who are not also Directors
      Robert J. Boles, Jr., age 46, has served as Executive Vice President, Chief Operating Officer of Pegasus since December 2004. Mr. Boles served as Executive Vice President, Sales and Marketing of Pegasus from May 2003 to December 2004. From March 2000 to May 2003, Mr. Boles served as President of AimNet Solutions, an Information Technology network professional and managed services company. From October 1982 through March 2000, Mr. Boles served in various capacities at AT&T Global Network Services and its predecessor, IBM Global Services, a global business solutions company, most recently as Vice President of Sales and Support from January 1999 through March 2000.
      Susan K. Conner, age 42, has served as Executive Vice President and Chief Financial Officer of Pegasus since May 2001. From May 1997 to April 2001, Ms. Conner served as a partner in the Technology, Infocom, Communication and Entertainment practice of PricewaterhouseCoopers LLP, a global public accounting firm, in the Dallas, Texas office.
      Ric L. Floyd, age 54, has served as General Counsel of Pegasus since July 1995, as Corporate Secretary since July 1997 and as Executive Vice President since December 1999.
      Michael H. Kistner, age 48, has served as Senior Vice President of Technology and Operations of Pegasus since March 2005. From September 2000 to February 2005, Mr. Kistner served as Chief Information Officer and Senior Vice President of Distribution for Best Western International, Inc. From June 1994 to August 2000, Mr. Kistner served as a Senior Vice President at Cendant Corp. Mr. Kistner has also served as Chairman of the Open Travel Alliance (OTA) from 2000 to 2005 and continues to be a board member of the OTA. He is also the Chairman of the E-Business Committee of the American Hotel & Lodging Association.
      Andrew J. Stringer, age 38, has served as Vice President, Human Resources of Pegasus since January 2004 and from September 1999 to January 2004 as Director, Human Resources — Americas.
INFORMATION ABOUT PARENT, MERGER SUB AND PRIDES CAPITAL
      Set forth below are the positions held and background information on each of the executive officers, directors and managing members of Parent, Merger Sub and Prides Capital, along with additional information on such parties. Each of the executive officers, directors and managing members is a U.S. citizen. None of the persons described in this section titled “Information About Parent, Merger Sub and Prides Capital” has been (1) convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or (2) a party to any civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining any future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding of any violations with respect to such laws. The principal business address of each of the persons described in this section is c/o Prides Capital Partners, L.L.C., 200 High Street, Suite 700, Boston, Massachusetts, 02110, and the telephone number is (617) 778-9200.
Executive Officers and Directors of Parent and Merger Sub
      Set forth below are the positions held and background information on each of the executive officers and directors of Parent and Merger Sub.
      Murray Indick has served as the sole director and President, Assistant Secretary and Assistant Treasurer of both Parent and Merger Sub since December 17, 2005. Mr. Indick is a managing member of Prides Capital, which he co-founded and joined in 2004. Prior to Prides Capital, Mr. Indick was a partner and general counsel of BLUM Capital Partners, L.P., from 1997 to 2004.

      Rebecca Dernbach has served as vice president, secretary and treasurer of both Parent and Merger Sub since December 17, 2005. Ms. Dernbach is a member of Prides Capital, which she joined in June 2004. From 1999 through 2003, Ms. Dernbach was a vice president at Blue Capital Partners LP, a New York-based private equity investment firm.
Executive Officers and Managing Members of Prides Capital
      Set forth below are the positions held and background information on each of the executive officers and managing members of Prides Capital who are not directors or executive officers of Parent and Merger Sub.
      Kevin A. Richardson, II founded Prides Capital and has been a managing member there since 2004. Prior to Prides Capital, Mr. Richardson had been a partner of at BLUM Capital Partners, L.P. since April of 1999.
      Henry J. Lawlor, Jr. is a co-founder of Prides Capital and has been a managing member there since 2004. Prior to joining Prides Capital, Mr. Lawlor was a partner and managing director of Boston Partners Asset Management, a subsidiary of Robeco USA since 1995.
      Charles E. McCarthy is a co-founder of Prides Capital and has been a managing member there since 2004. Prior to joining Prides Capital, Mr. McCarthy was a senior vice president of Putnam Investments from 1997 through 2004.
      Christian Puscasiu is a co-founder of Prides Capital and has been a managing member there since 2004. Prior to joining Prides Capital, Mr. Puscasiu was a vice president of BLUM Capital Partners, L.P. which he joined in 2000.
Additional Information
      Merger Sub is a wholly-owned subsidiary of Parent. Parent is currently a wholly-owned subsidiary of Prides Fund; following the merger, it will be owned by Prides Fund and Prides Co-Invest. Prides Fund is an investment partnership formed in 2004 in the state of Delaware by Prides Capital to invest in small-and micro-cap public and private companies. Prides Co-Invest was formed in 2005 in the state of Delaware as an investment vehicle to participate in the transactions contemplated by the merger agreement. Prides Capital is the general partner of both Prides Fund and Prides Co-Invest. Prides Capital, based in Boston and San Francisco, is an investment firm specializing in strategic block, active investing in small- and micro-cap public and private companies. In partnership with its management teams, Prides Capital seeks to create value through strategic, operational and financial assistance.

TRANSACTIONS IN THE COMPANY’S STOCK
      During the past three years, we have not made an underwritten public offering of our common stock for cash which would be required to be registered under the Securities Act of 1933 or exempt from registration under Regulation A.
      There have not been any transactions in our common stock in the last 60 days by any of the following:

•	us or any of our majority owned subsidiaries,

•	any of our directors or executive officers,

•	any person known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock, or

•	by Parent, Merger Sub, Prides Fund, Prides Capital or Prides Co-Invest, or any stockholder, director or executive officers of such entities.
      Except for purchases of our common stock as set forth below, neither we, nor Parent, Merger Sub, Prides Fund, Prides Capital or Prides Co-Invest has purchased any shares of our common stock during the last two years.
Purchases by Prides Fund

		Number of Shares	Range of Prices	Average
Quarterly Period	Purchaser	Purchased	Paid	Price Paid

Fiscal Year 2004
First quarter	None
Second quarter	None
Third quarter	Prides Capital Fund I, L.P.	488,891	$11.68 to $13.00	$12.33
Fourth quarter	Prides Capital Fund I, L.P.	705,300	$10.18 to $12.00	$10.99
Fiscal Year 2005
First quarter	Prides Capital Fund I, L.P.	569,741	$11.49 to $12.10	$11.92
Second quarter	Prides Capital Fund I, L.P.	402,513	$10.36 to $11.69	$11.19
Third quarter	None
Fourth quarter	None
Fiscal Year 2006
First quarter through March 30, 2006	None

Purchases by Pegasus Solutions, Inc.

		Number of Shares	Range of Prices	Average
Quarterly Period	Purchaser	Purchased	Paid	Price Paid

Fiscal Year 2004
First quarter	Pegasus Solutions, Inc.	1,606,343	$10.82 to $12.25	$11.64
Second quarter	Pegasus Solutions, Inc.	1,216,131	$10.77 to $12.98	$11.80
Third quarter	Pegasus Solutions, Inc.	1,177,526	$12.02 to $13.21	$12.70
Fourth quarter	Pegasus Solutions, Inc.	660,688	$10.42 to $12.40	$11.60
Fiscal Year 2005
First quarter	Pegasus Solutions, Inc.	487,944	$11.51 to $12.56	$12.07
Second quarter	Pegasus Solutions, Inc.	30,000	$11.70 to $11.90	$11.86
Third quarter	None
Fourth quarter	None
Fiscal Year 2006
First quarter through March 30, 2006	None
RELATED PARTY TRANSACTIONS
      Other than as set forth in this proxy statement, during the past two years, none of Pegasus, Parent, Merger Sub, Prides Capital, Prides Fund or Prides Co-Invest or their respective executive officers, directors, members or controlling persons have been involved in a transaction (i) with Pegasus or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of Pegasus’ consolidated revenues during the fiscal year when the transaction occurred, or during the past portion of the current fiscal year if the transaction occurred in the current fiscal year, or (ii) with any executive officer, director or affiliate of Pegasus that is a natural person where the aggregate value of the transaction or series of transactions exceeded $60,000.
DISSENTERS’ RIGHT OF APPRAISAL
      Under the General Corporation Law of the State of Delaware, or “DGCL,” you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock of Pegasus as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Pegasus will require strict compliance with the statutory procedures in connection with the merger.
      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and we encourage you to review Section 262 of the DGCL, the full text of which appears in Annex G to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.
      Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex G since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

      If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Pegasus a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the merger agreement. Voting against or failing to vote for the approval and adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the approval and adoption of the merger agreement. A vote in favor of the approval and adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your Pegasus common stock from the date you make your demand for appraisal through the effective date of the merger.
      If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Pegasus common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Pegasus common stock.
      All demands for appraisal should be addressed to Pegasus Solutions, Inc., Campbell Centre I, 8350 N. Central Expressway, Suite 1900, Dallas, Texas 75206, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Pegasus common stock. The demand must reasonably inform Pegasus of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.
      To be effective, a demand for appraisal by a holder of Pegasus common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Pegasus. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
      If you hold your shares of Pegasus common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
      Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Pegasus stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Pegasus common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.
      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.
      After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, and to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.
      In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.
      Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Pegasus common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.
      In view of the complexity of Section 262, if you wish to dissent from the merger and pursue appraisal rights, then you should consult your legal advisor.
ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)
      Pegasus may ask its stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
      Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, including any information incorporated into this proxy statement by reference, without charge, by written or telephonic request directed to us at Pegasus Solutions, Inc., Campbell Centre I, 8350 N. Central Expressway, Suite 1900, Dallas, Texas 75206, (214) 234-4000, Attention: Corporate Secretary. If you would like to request documents, please do so by April 18, 2006, in order to receive them before the special meeting.
      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated March 31, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.
INCORPORATION BY REFERENCE
      The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that the Company files later with the SEC may update and supersede the information in this proxy statement. The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of the initial filing of this proxy statement and before the special meeting and will supplement the proxy statement and amend the Schedule 13E-3 upon the filing of such documents to the extent necessary to comply with the Company’s disclosure obligations under applicable law. The Company also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Securities Exchange Act:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2005, as filed on March 16, 2006, including the financial statements on pages 35 to 67.
However, we are not incorporating any information furnished under Item 2.02 and Item 9.01 of our Current Reports on Form 8-K filed with the SEC.
SUBMISSION OF STOCKHOLDER PROPOSALS
      If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2006 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2006 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy statement and form of proxy for the 2006 annual meeting pursuant to Rule 14a-8, proposals of stockholders must have been received by us no later than November 28, 2005 and must have complied with Rule 14a-8.
      With respect to proxies submitted for the 2006 annual meeting of the Company’s stockholders, the Company’s management will have discretionary authority to vote on any matter of which the Company does not receive notice by the date 45 days prior to March 28, 2006, pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act.
OTHER MATTERS
      The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In connection with this proxy solicitation, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Pegasus Solutions, Inc., Campbell Centre I, 8350 N. Central Expressway, Suite 1900, Dallas, Texas 75206, (214) 234-4000, Attention: Corporate Secretary.
      Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations Department at the address or telephone number provided above.

By Order of the Board of Directors,

Ric L. Floyd
Corporate Secretary
March 31, 2006

Annex A
Execution Copy
AGREEMENT AND PLAN OF MERGER
among
PERSEUS HOLDING CORP.,
406 ACQUISITION CORP.
and
PEGASUS SOLUTIONS, INC.
Dated as of December 19, 2005

A-i

A-ii

      AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2005 (this “Agreement”), among Perseus Holding Corp., a Delaware corporation (“Parent”), 406 Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Pegasus Solutions, Inc., a Delaware corporation (the “Company”).
      WHEREAS, a Special Committee of the Board of Directors of the Company has (i) determined that the Merger (as defined below) is advisable and in the best interests of the Company’s stockholders (other than the Buying Parties (as defined below)), and (ii) approved the Merger and recommended approval of the Merger by the Board of Directors of the Company;
      WHEREAS, the Boards of Directors of Parent and the Merger Sub and, subsequent to the recommendation of such Special Committee, the Board of Directors of the Company have each approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Shares”), not owned directly or indirectly by Parent or the Company, will be exchanged for $9.50 in cash (the “Merger Consideration”);
      WHEREAS, the Boards of Directors of Parent and Merger Sub have each declared the Merger to be in the best interests of their respective stockholders and the Board of Directors of the Company has declared the Merger to in the best interest of the Company’s stockholders (other than the Buying Parties); and
      WHEREAS, simultaneously with the execution of this Agreement, Parent, Merger Sub and certain stockholders of the Company (each a “Buying Party”) have entered into a contribution and voting agreement (the “Contribution and Voting Agreement”), which is in the form attached hereto as Exhibit A, pursuant to which, among other things, those stockholders have agreed to exchange certain of their Shares for shares of common stock of Parent and to vote their Shares in favor of approving and adopting this Agreement and the Merger.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
      Section 1.1     The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
      Section 1.2     Effective Time. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger (in either case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).
      Section 1.3      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property (including real, personal and mixed), rights, privileges, powers and franchises, both public and private, of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
      Section 1.4          Certificate of Incorporation; By-laws.
      (a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended in the Merger to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that such Certificate of Incorporation shall be amended to provide the name of the Surviving Corporation shall be the name of the Company), and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.
      (b) Unless otherwise determined by Parent prior to the Effective Time, subject to Section 6.6, at the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.
      Section 1.5     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
ARTICLE II
EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT ENTITIES;
EXCHANGE OF CERTIFICATES
      Section 2.1       Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.1(b), Shares owned by any wholly-owned subsidiary of the Company which shall remain outstanding (but shall not be entitled to any Merger Consideration) and any Dissenting Shares (as defined below)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.5, of the certificate that formerly evidenced such Share;

(b) each Share held in the treasury of the Company and each Share owned by Merger Sub or Parent or any direct or indirect subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
      Section 2.2     Treatment of Options and Other Equity Awards.
      (a) The Company has awarded stock options and restricted shares under (i) the 1996 Stock Option Plan, (ii) the 2002 Stock Incentive Plan, and (iii) individual stock option agreements not pursuant to a plan (which, for purposes of this Agreement, themselves constitute separate plans) (each, as amended through the date of this Agreement, and collectively referred to as the “Company Stock Option Plans”). Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time) to (A) terminate the Company Stock Option Plans and (B) cancel, as of the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Option Plans (each, a “Company Stock Option”) that is outstanding and unexercised, whether or not vested or exercisable, as of such date (in each case, without the creation of additional liability to the Company or any subsidiary of the Company (each, a “Subsidiary”)).
      (b) As of the Effective Time, each holder of a Company Stock Option immediately prior to the Effective Time shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment. No holder of a Company Stock Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.
      (c) As of the Effective Time, each outstanding share of restricted Company Common Stock granted under the Company Stock Option Plans (each, a “Company Restricted Stock Award”), the restrictions of which have not lapsed immediately prior to the Effective Time, shall become fully vested and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Merger Consideration, less applicable withholding taxes, if any, required to be withheld with respect to such payment.
      Section 2.3     Employee Stock Purchase Plan. The Company has taken all actions necessary under the Company’s 2002 Third Amended and Restated Employee Stock Purchase Plan (formerly called the 1997 Employee Stock Purchase Plan) (the “ESPP”) to provide that (a) all participants’ rights under all current Offering Periods (as such term is defined in the ESPP) shall terminate on December 31, 2005, and on such date all accumulated payroll deductions allocated to each participant’s account under the ESPP shall thereupon be used to purchase from the Company whole Shares at a price determined under the terms of the ESPP for that Offering Period, (b) no new Offering Period shall commence on or after December 31, 2005, and (c) as of the close of business on December 31, 2005, the ESPP shall terminate. The Company shall take all necessary actions so that on and after the date hereof (a) no new offering or Offering Period shall commence under the ESPP, (b) no new participant shall be admitted to participation in the ESPP and (c) no current participant shall be entitled to increase any payroll deduction contributions for any current Offering Period. At the Effective Time, any Shares acquired under the ESPP will be treated as provided in Section 2.1.
      Section 2.4     Dissenting Shares.
      (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (or any successor provision) (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262 (or any successor provision), except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 (or any successor provision) shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.5, of the certificate or certificates that formerly evidenced such Shares.
      (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or the payment of the fair cash value of such Shares under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or the payment of the fair cash value of such Shares or offer to settle or settle any such demands.

      Section 2.5      Surrender of Shares; Stock Transfer Books.
      (a) Prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as agent (the “Exchange Agent”) for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a) and shall deposit with the Exchange Agent cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation. As soon as reasonably practicable after the Effective Time, the Exchange Agent, pursuant to irrevocable instructions, shall deliver the aggregate Merger Consideration to be paid pursuant to Section 2.1(a) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.
      (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.1(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, stolen, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.
      (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds which have been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar laws.
      (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.
      Section 2.6         Withholding. Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, respectively.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:
      Section 3.1         Organization and Qualification; Subsidiaries.
      (a) Each of the Company and each Subsidiary is a corporation, limited liability company, limited partnership or other entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation, limited liability company or limited partnership to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.
      (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of formation of each Subsidiary and the percentage of the outstanding equity interests of each Subsidiary owned by the Company, each other Subsidiary and, to the knowledge of the Company, each other holder of equity, is set forth in Section 3.1(b) of the company disclosure schedule (the “Company Disclosure Schedule”). Except as disclosed in Section 3.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any right, warrant, option or other interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, Joint Venture or other business association or entity.
      Section 3.2        Certificate of Incorporation and By-laws. The Company has made available to Parent true and correct copies of (a) the Certificates of Incorporation, By-laws or equivalent organizational documents of the Company and each of its Subsidiaries and (b) any investor rights, voting, co-sale or other agreements applicable to Company or any of its Subsidiaries with respect to each of its Joint Ventures (the “Joint Venture Documents”). The Certificates of Incorporation and By-laws, or equivalent governing or organizational documents and the Joint Venture Documents of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Joint Venture Documents, Certificate of Incorporation or By-laws or equivalent organizational documents.
      Section 3.3     Capitalization.
      (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”) and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of December 15, 2005, (i) 20,766,199 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company and (iii) 3,726,000 Shares (or such greater number as may be issuable from time to time upon conversion pursuant to the indenture relating to such notes) are reserved for issuance upon conversion of the Company’s 3.875% Convertible Senior Notes due 2023. As of December 15, 2005, the Company has sufficient Shares authorized and reserved for any and all future issuances pursuant to outstanding Company Stock Options and other rights (together with the Company Restricted Stock Awards, the “Company Stock Awards”) granted pursuant to the Company Stock Option Plans and the ESPP. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.3 or in Section 3.3(a) of the Company Disclosure Schedule, and except for the Rights (as defined below) issued pursuant to the Company Rights Agreement (as defined below), there are no options, warrants or other rights, agreements, arrangements or commitments of any character that are binding on the Company or any Subsidiary and that relate to the issued or unissued capital stock or any other equity interest of the Company or any Subsidiary or that obligate the Company or any Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 3.3(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the date of this Agreement: (i) the name of the Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted; (iii) the number of Shares subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Award expires; and (viii) whether the exercisability of or right to repurchase of such Company Stock Award will be accelerated in any way by the Merger, and indicates the extent of acceleration. All Shares subject to issuance as set forth in this Section 3.3, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock or any other equity interest of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Merger. All outstanding Shares, all outstanding Company Stock Awards and all outstanding shares of capital stock or other equity interest of each Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable federal and state securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts (including, without limitation, any preemptive or similar rights). Since April 1, 2005, the Company has not declared or paid any dividend or distribution in respect of any Shares or any other of its equity interests and has not repurchased or redeemed any Shares or other equity interests, and its Board of Directors has not resolved to do any of the foregoing.
      (b) Each outstanding share of capital stock or other equity interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.3(b) to the Company Disclosure Schedule, each share or other equity interest that is owned directly or indirectly by the Company is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, preemptive rights, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.
      (c) As of the date hereof, except as set forth in Section 3.3(c) to the Company Disclosure Schedule, there is no indebtedness for borrowed money of the Company or any Subsidiary outstanding.
      Section 3.4           Authority Relative to the Merger. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the transactions contemplated hereby (the “Transactions”). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws (as defined below) affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the holders of Shares, (ii) approved, adopted and declared advisable this Agreement, the Merger and the Transactions (such approval and adoption having been made in accordance with the DGCL, including, without limitation, Section 203 thereof) and (iii) resolved, subject to Section 6.4(c), to recommend that the holders of Shares approve and adopt this Agreement and the Merger. To the knowledge of the Company, no state takeover statute (other than Section 203(a) of the DGCL) is applicable to the Merger or the Transactions and no provision of the Company’s Certificate of Incorporation or By-Laws or similar governing or organizational instruments of any Subsidiary would, directly or indirectly, restrict or impair the ability of Parent or any affiliate of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, the Shares and any Subsidiary that may be acquired or controlled by Parent, as a result of the Merger or otherwise. The only vote required of the holders of the Shares or of any other equity interests of the Company necessary to adopt this Agreement and to approve the Merger and the Transactions is the approving vote of a majority of the outstanding Shares.
      Section 3.5       No Conflict; Required Filings and Consents.
      (a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent governing documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(b) have been obtained or taken and all filings and obligations described in Section 3.5(b) have been made or fulfilled, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as set forth in Section 3.5(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not be reasonably expected to have a Company Material Adverse Effect or would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Merger and the Transactions.
      (b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state takeover laws, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect or materially delay consummation of the Merger and the Transactions.
      Section 3.6     Permits; Compliance.
      (a) Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority, in each case that are material to the Company and its Subsidiaries, taken as a whole, necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.
      (b) Each of the Company and its Subsidiaries is, and has been for the past four years, in compliance, except for such lack of compliance that would not reasonably be expected to have a Company Material Adverse Effect, with (i) all Laws applicable to the Company or each such Subsidiary or by which any property or asset of the Company or each such Subsidiary is bound or affected, and (ii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, Company Permits, franchises or other instruments or obligations to which the Company or any such Subsidiary is a party or by which the Company or each such Subsidiary or any property or asset of the Company or each such Subsidiary is bound. Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, there are no proceedings pending before any Governmental Authority or, to the Company’s knowledge, any pending or threatened inquiries or investigations or threatened proceedings by any Governmental Authority, with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has in the past four years received notice of (x) any violation of the Foreign Corrupt Practices Act (the “FCPA”) or (y) any material breach of the Company’s or its Subsidiaries’ policies regarding the FCPA by any employees or agents of the Company or its Subsidiaries.
      Section 3.7               SEC Filings; Financial Statements.
      (a) The Company has filed or furnished, as the case may be, all forms, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2001 (such forms, reports and other documents, collectively, the “Company SEC Reports”). The Company SEC Reports (i) complied as to form and were prepared in accordance in all material respects with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder as in effect on the date so filed, amended or supplemented and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.
      (b) Each of the audited and unaudited consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.
      (c) Neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP and consistent with the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2004, including the notes thereto (the “Latest Balance Sheet”), except for (i) liabilities and obligations that are reflected, reserved for or disclosed in the Latest Balance Sheet or in the consolidated balance sheet of the Company and the consolidated Subsidiaries as at June 30, 2005, including the notes thereto, included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2005, (ii) liabilities and obligations that were incurred in the ordinary course of business consistent with past practice since June 30, 2005 or (iii) as set forth in Section 3.7(c) of the Company Disclosure Schedule.
      (d) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to provide reasonable assurance that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are known to the Company and reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance with the applicable listing and other rules and regulations of The NASDAQ National Market. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
      Section 3.8         Absence of Certain Changes or Events. Since December 31, 2004, except as set forth in Section 3.8 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any event, development or circumstance constituting or that would be reasonably likely to constitute a Company Material Adverse Effect and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.
      Section 3.9          Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (which investigation has been communicated to the Company or of which the Company has knowledge) (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, or before any Governmental Authority, which is reasonably likely to result in a Company Material Adverse Effect. Except as set forth in Section 3.9 of the Company Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or of any Subsidiary, or before any Governmental Authority, except for Actions that, if determined adversely to the Company or any Subsidiary, would not result in losses and expenses (including reasonable expenses of counsel) in excess of $500,000 or would not otherwise be material to the Company. Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
      Section 3.10     Employee Benefit Plans.
      (a) Section 3.10(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, employee loan or other benefit plans, programs, policies or arrangements, and all employment, retention, termination, severance or other contracts or agreements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether legally enforceable or not, with respect to which the Company or any Subsidiary has any present or future liability (or a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or a plan subject to non-U.S. laws or regulations similar to each of the foregoing with respect to which the Company or any Subsidiary has within the past six (6) years had any liability) or which are maintained, contributed to or sponsored by the Company or any Subsidiary and under which any current or former employee, officer or director of the Company or any Subsidiary (the “Company Employees”) has any present or future right to benefits (collectively, the “Plans”). Except as disclosed in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by this Agreement, the Merger, ERISA, the Code or to otherwise comply with applicable Laws.
      (b) With respect to each Plan, the Company has provided to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to the Company Employees concerning the extent of the benefits provided under a Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Plans at any time within the twelve months immediately following the date hereof, and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
      (c) Neither the Company nor any Subsidiary (including any entity that during the past six years was a Subsidiary) either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has now or at any time contributed to, sponsored, maintained, or had any liability or obligation in respect of (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, no Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), (i) will entitle any Company Employee to severance pay or any increase in severance pay upon any termination of service after the date of this Agreement, (ii) could accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) could limit or restrict the right of the Company or its Subsidiaries to merge, amend or terminate any of the Plans, (iv) could cause the Company or its Subsidiaries to record additional compensation expense on its respective income statement with respect to any outstanding stock option or other equity-based award, or (v) could result in payments under any Plan that would not be deductible under Section 280G of the Code, except as disclosed in Section 3.10(c) of the Company Disclosure Schedule. Except to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the Plans provide for or promises post employment or post-retirement medical, disability or life insurance benefits to any current, former or retired employee, consultant or director of the Company or of its Subsidiaries. Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.
      (d) Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, each Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, the Company and the Subsidiaries have performed all material obligations required to be performed by them under, and are not in default in any material respect under or in violation of any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the ordinary course) and except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, none of the Company or its Subsidiaries have any knowledge of any fact or event that could reasonably be expected to give rise to any such Action. No event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their Controlled Group to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. No administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Agencies are pending, threatened or in progress. Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, no material operational or plan failure (within the meaning of Rev.

Proc. 2003-44) exists or has existed with respect to any Plan that is intended to be qualified under Section 401(a) of the Code.
      (e) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or prototype opinion letter from the Internal Revenue Service (the “IRS”) that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event exists that could reasonably be expected to result in the revocation of such exemption.
      (f) None of the Company or its Subsidiaries has any knowledge of any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.
      (g) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. Except with regard to contributions or payments to the Deferred Compensation Trust, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.
      (h) The Company and the Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and any similar state, local or non-United States law (the “WARN Act”) and have no liabilities pursuant to the WARN Act determined without regard to any terminations of employment that occur on or after the Effective Time.
      (i) In addition to the foregoing, with respect to each Plan listed in Section 3.10(a) of the Company Disclosure Schedule that is not subject to United States law (a “Non-U.S. Benefit Plan”):

(i) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) except as set forth in Section 3.10(a) of Company Disclosure Schedule, the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined as if such plan is maintained on an ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Non-U.S. Benefit Plan maintained by the Company or any Subsidiary required to be registered or approved has been registered or approved and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan has been operated in material compliance with all applicable non-United States Laws.
      Section 3.11               Labor and Employment Matters.
      (a) Section 3.11(a) of the Company Disclosure Schedule lists all employees of the Company and the Subsidiaries as of December 15, 2005 and designates each such employee by the correct employer and business division for which the employee primarily performs services.
      (b) Except as required by applicable Law in Brazil, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. As of the date hereof, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the

Company or any Subsidiary. As of the date hereof, there is no strike, controversy, slowdown, work stoppage or lockout occurring, or, to the knowledge of the Company, any threat thereof in writing, by or with respect to any employees of the Company or any Subsidiary.
      (c) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there is no charge or proceeding with respect to a violation of any occupational safety or health standards asserted or pending with respect to the Company. Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, pending before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.
      Section 3.12     Intellectual Property.
      (a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list as of December 16, 2005 of all United States and foreign (i) patents and patent applications, (ii) registrations and applications for registration of Trademarks, (iii) registrations and applications for registration of copyrights, (iv) invention or technology disclosures (other than those subject to issued patents or pending patent applications), in each case, with respect to the foregoing in subsections (i) through (iv), as included in the Owned Intellectual Property and (v) all Licensed Intellectual Property.
      (b) Except as set forth in Section 3.12(b)(i) of the Company Disclosure Schedule, the Company or a Subsidiary (i) is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property, and (ii) has a valid right to use the Licensed Intellectual Property in the ordinary course of their business as presently conducted or as contemplated to be conducted. Except as set forth in Section 3.12(b)(ii) of the Company Disclosure Schedule, the Owned Intellectual Property and, to knowledge of the Company, the Licensed Intellectual Property, are subsisting, valid and enforceable.
      (c) The development, marketing, sale and use of the material products and services of the Company and the Subsidiaries, and the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith, do not conflict with, infringe, misappropriate or otherwise violate in any material respect the Intellectual Property rights of any third party. Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, no Actions have been asserted or are pending or, to the Company’s knowledge, threatened (whether in writing or orally, and whether explicitly or indirectly through a request to license the Intellectual Property rights of any third party) against the Company or any Subsidiary (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company or any Subsidiary infringe, misappropriate or otherwise violate the Intellectual Property right of any third party, or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement. Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, no Owned Intellectual Property or Licensed Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.
      (d) To the knowledge of the Company, except as disclosed in Section 3.12(d) of the Company Disclosure Schedule, no person is engaging in any activity that infringes or misappropriates the Owned Intellectual Property or Licensed Intellectual Property.

      (e) The Owned Intellectual Property and the Licensed Intellectual Property constitutes all of the Intellectual Property used or held for use or intended to be used in the conduct of the business of the Company and the Subsidiaries as presently conducted, and there are no other items of Intellectual Property that are used in the conduct of the business of the Company and the Subsidiaries as presently conducted. Except as disclosed in Section 3.12(e) of the Company Disclosure Schedule, the consummation of the Merger will not result in the termination or impairment of any of the Owned Intellectual Property or the right to use any of the Licensed Intellectual Property or require the payment of additional royalties or fees to third parties for the continued use of the Licensed Intellectual Property as currently conducted by the Company and the Subsidiaries.
      (f) The Company and the Subsidiaries have acted in a commercially reasonable manner to maintain the confidentiality of, and legal protection pertaining to, the trade secrets and other confidential Intellectual Property used or held for use or intended to be used by the Company or the Subsidiaries according to the laws of the applicable jurisdictions where such trade secrets are developed, practiced or disclosed. Without limiting the generality of the foregoing, the Company and the Subsidiaries use a business practice of enforcing a policy requiring all personnel and third parties having access to such trade secrets to execute a written agreement which provides necessary protection for such trade secrets and which does not allow the use or disclosure of such trade secrets upon the expiration of any specified period of time. To the Company’s knowledge, there have been no disclosures by the Company or any Subsidiary of any trade secrets, and no party to any such agreement is in breach thereof.
      (g) Except as set forth on Schedule 3.12(g), (which schedule shall identify any such open source licensed software, the governing Open Source License (as defined herein below), and the products or services of the Company or any Subsidiary which utilizes such open source licensed software) none of the material Owned Intellectual Property, and no material products or services marketed or sold by the Company or any Subsidiary, uses, incorporates or has embedded in it any source, object or other Software code subject to an open source license or other similar type of license (including without limitation, the GNU General Public License, Library Generally Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or Public Domain Licenses, (each an “Open Source License”)). The operation of the business of the Company and the Subsidiaries will neither subject any of the Company’s or any Subsidiary’s products to the terms of any Open Source License nor require the Company or any Subsidiary to provide the source code to any Company or Subsidiary Software to any person except as could not reasonably be expected to result in Company Material Adverse Effect.
      (h) Except as set forth on Schedule 3.12(h), neither the Company nor any Subsidiary has deposited, is obligated to deposit, or reasonably expects that it will be obligated to deposit, the source code of any of the Software of the Company or its Subsidiaries pursuant to a source code escrow agreement or similar arrangement for the benefit of any person, nor has the Company nor any Subsidiary made the source code of any Company or Subsidiary product available to any person.
      (i) To the Company’s knowledge, except as set forth on Schedule 3.12(i), all software, databases, systems, networks and Internet sites used by the Company and the Subsidiaries and/or included within the Owned Intellectual Property are free from any material defect, bug, “Trojan Horse”, malware, spyware or other virus or programming design or documentation error or corruptant. The Company and its Subsidiaries have acted in a commercially reasonable manner to protect the confidentiality, integrity and security of their Software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties. The Company and its Subsidiaries comply, in all material respects, with (a) all relevant laws and regulations (except with respect to the relevant laws and regulations for jurisdictions other than the United States, Canada, and the European Union and its member states, in which case the Company and its Subsidiaries comply with all relevant laws and regulations except as would not reasonably be expected to cause a Company Material Adverse Effect), and (b) the Company’s own policies, in each case with respect to the privacy of all users and customers and any of their personally identifiable information, and no written claims have been asserted or, to the Company’s knowledge, threatened in writing against the Company or any Subsidiary by any person alleging a violation of any of the foregoing.

      (j) To the knowledge of the Company, no employee of or consultant to the Company or the Subsidiaries is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for the Company or to promote the interests of the Company or that would conflict with the Company’s business. To the knowledge of the Company, there exist no inventions by current and former employees or consultants of the Company or the Subsidiaries, made or otherwise conceived prior to their beginning employment or consultation with the Company, that have been or will be incorporated into any of the Company’s Intellectual Property or any products.
      (k) Section 3.12(k) of the Company Disclosure Schedule sets forth a true and complete list as of December 15, 2005 of all In-Bound IP Agreements (identifying the parties to each such agreement, the Intellectual Property licensed to the Company or any Subsidiary thereby, and the product(s) and/or services of the Company which utilize such Licensed Intellectual Property) pursuant to which (i) the Company or any Subsidiary was required in the Company’s fiscal year ending December 31, 2004 to make payments to any third party totaling in excess of $500,000, and (ii) the Company or any Subsidiary licenses from any third party Intellectual Property (including without limitation, any software) which is incorporated into, or distributed with, any products or services of the Company or any Subsidiary (the foregoing being collectively, the “Key In-Bound IP Agreements”). Except as set forth in Section 3.12(k)(iii) of the Company Disclosure Schedule, (A) each Key In-Bound IP Agreement is a legal, valid and binding agreement of the Company or the applicable Subsidiary, as the case may be, and, to the Company’s knowledge, of the other party(ies) thereto; (B) neither the Company nor any Subsidiary is in material breach or violation of, or material default under, any Key In-Bound IP Agreement; (C) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Key In-Bound IP Agreement; (D) the Company and the Subsidiaries have not received any notice of default under any Key In-Bound IP Agreement which remains uncured; (E) neither the Company nor any Subsidiary has received written notice of the termination of, or intention to terminate, any Key In-Bound IP Agreement; and (F) except as set forth in Section 3.12(k)(iv) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any Subsidiary under any Key In-Bound IP Agreement.
      (l) Section 3.12(l) of the Company Disclosure Schedule sets forth a true and complete list as of December 15, 2005 of all Out-Bound IP Agreements (identifying the parties to each such agreement and the Intellectual Property licensed by the Company or any Subsidiary thereby) which generated in the Company’s fiscal year ending December 31, 2004 in excess of $1,000,000 in revenues to the Company and its Subsidiaries (the “Key Out-Bound IP Agreements”). Except as set forth in Section 3.12(l)(i) of the Company Disclosure Schedule, (A) each Key Out-Bound IP Agreement is a legal, valid and binding agreement of the Company or the applicable Subsidiary, as the case may be, and, to the Company’s knowledge, of the other party(ies) thereto; (B) neither the Company nor any Subsidiary is in material breach or violation of, or material default under, any Key Out-Bound IP Agreement; (C) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Key Out-Bound IP Agreement; (D) the Company and the Subsidiaries have not received any notice of default under any Key Out-Bound IP Agreement which remains uncured; (E) neither the Company nor any Subsidiary has received written notice of the termination of, or intention to terminate, any Key Out-Bound IP Agreement; and (F) except as set forth in Section 3.12(k)(iv) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any Subsidiary under any Key Out-Bound IP Agreement.
      Section 3.13     Taxes.
      (a) The Company and the Subsidiaries have timely filed (or caused to be timely filed) all Tax Returns required to be filed by them and have paid and discharged all Taxes required to be paid or discharged by them (whether or not shown on such Tax Returns). All such Tax Returns are true, correct and complete in all material respects. Except as set forth in Section 3.13(a)(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. All amounts of Taxes required to be withheld by or with respect to the Company or any Subsidiary have been timely withheld and remitted to the applicable Governmental Authority. The accruals and reserves for Taxes reflected in the Latest Balance Sheet are adequate to satisfy all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Except as set forth in Section 3.13(a)(ii) of the Company Disclosure Schedule, the Company and each Subsidiary is a member of the same affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a consolidated U.S. federal income Tax Return as the common parent, and neither the Company nor any Subsidiary has been included in any U.S. federal, state and local consolidated combined or united Tax Returns for any taxable period for which the statute of limitations has not expired or has any liability for Taxes of any person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation 1.1502-6 or any analogous provision of state, local or foreign law or as a transferee or successor, by contract or otherwise. Neither the Company nor any Subsidiary is required to make any disclosure to the IRS or has a list maintenance obligation with respect to any “reportable transaction” pursuant to Sections 6011, 6111 or 6112 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary is a party to, is bound by or has an obligation under any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).
      (b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, (i) there are no pending or, to the knowledge of the Company, threatened, audits, examinations, investigations or other proceedings in respect of any Tax matter of the Company or any Subsidiary, (ii) no Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes, (iii) no power of attorney has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary for a taxable period ending after the Effective Time.
      (c) There are no Tax Liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due and payable. Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) after the Effective Time that is attributable to (i) any transaction occurring in, or a change in accounting method made for, any taxable period ending on or before the date of the Effective Time that resulted in a deferred reporting of income from such transaction or from such change in accounting method, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time, (iii) intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Effective Time, or (v) prepaid amount received on or prior to the Effective Time. As of December 31, 2004, the tax basis in the stock of each of those Subsidiaries described in Section 3.13(c)(A) of the Company Disclosure Schedule was at least the respective amounts set forth in such Company Disclosure Schedule. Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years.
      (d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has made or is obligated to make any payment or is a party to an agreement that would require it to make any payments that would not be fully deductible pursuant to Section 162(m) of the Code.
      (e) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement or Plan that could obligate it to provide any Company Employee with any payments or benefits as a result of any excise tax imposed on such Company Employee by Section 4999 of the Code or any comparable federal, state, local or foreign excise tax rule or regulation, except as set forth on Schedule 3.13(e), and with respect to those itemized payments and benefits set forth on Schedule 3.13(e), such payments and benefits shall not exceed $800,000 in the aggregate.

      Section 3.14          Environmental Matters. Except as described in Section 3.14 of the Company Disclosure Schedule, (a) none of the Company, any of the Subsidiaries or any predecessor of any of the foregoing is, or to the knowledge of the Company has been, in material violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company, any Subsidiary or any predecessor of any of the foregoing (including, without limitation, soils and surface and ground waters) have been contaminated by the dumping, discharge, spillage, disposal or other release of Hazardous Substances that requires investigation, removal, remediation or corrective action by Company or any Subsidiary under applicable Environmental Laws; and Hazardous Substances are not otherwise present at such properties in circumstances that would reasonably be expected to result in material liability or costs to the Company or any of its Subsidiaries under any applicable Environmental Law; (c) none of the Company or any of the Subsidiaries (1) has entered into any consent decree or other agreement related to, or has been notified that it is actually or potentially liable under, any Environmental Law, or (2) received any requests for information or other correspondence or written notice that it is considered potentially liable for any investigation, removal, remediation or corrective action with respect to any Hazardous Substances; (d) each of the Company and each Subsidiary has all material permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (f) each of the Company and each Subsidiary is in material compliance with all, and to the knowledge of the Company has not violated any, such Environmental Permits; (g) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any Environmental Law or Environmental Permit; (h) no judicial, administrative, or arbitral proceeding under any Environmental Laws to which the Company or any of its Subsidiaries is a party is pending or, to the knowledge of the Company, threatened; (i) none of the Company or its Subsidiaries is subject to any judgment, decree, order or similar requirement, in either case relating to any Environmental Laws or to any investigation, removal, remediation or corrective action with respect to Hazardous Substances; and (j) neither the Company nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any material liabilities under any Environmental Laws or concerning any Hazardous Substances.
      The Company has provided to Parent true and complete copies of all Environmental Reports in the possession or control of the Company or any of its Subsidiaries, regarding any matter that could reasonably be expected to materially affect the Company or any of its Subsidiaries.
      Section 3.15          Amendment to Company Rights Agreement. The Company has irrevocably amended, and the Company Board has taken all necessary action to irrevocably amend, the Rights Agreement, dated as of September 28, 1998 (the “Company Rights Agreement”), between the Company and American Securities Transfer & Trust, Inc., as rights agent, so that (a) none of the execution or delivery of this Agreement, the consummation of the Merger or the consummation of any other Transaction will result in (i) the occurrence of a “Flip-in Event” described in the Company Rights Agreement, (ii) the occurrence of the “Flip-Over Event” described in the Company Rights Agreement, or (iii) the associated Preferred Stock Purchase Rights (the “Rights”) becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Shares and (b) the Rights will expire pursuant to the terms of the Company Rights Agreement immediately prior to the Effective Time. The Company has provided Parent with a copy of such amendment to the Company Rights Agreement. Such amendment has been duly authorized and executed by the parties thereto and is in full force and effect.
      Section 3.16      Material Contracts. (a) Set forth in Section 3.16(a) of the Company Disclosure Schedule is a list of the following contracts, undertakings, commitments, licenses or agreements, written or verbal, to which the Company or any Company Subsidiary is a party or which are applicable to any of their respective assets or properties (true and complete copies (or written summaries, if verbal) of which have been made available to Parent prior to the date hereof) (each a “Material Contract”):

(i) contracts which have a remaining term in excess of ninety (90) days or are not cancelable (without material penalty, cost or other liability) within ninety (90) days that in the Company’s fiscal year ended December 31, 2004 (A) generated in excess of $1,000,000 in revenues to the Company and its Subsidiaries or (B) resulted in expenses to the Company and its Subsidiaries in excess of $500,000;

(ii) contracts containing covenants limiting the ability of the Company or any Subsidiary or other affiliates of the Company (including Parent and its affiliates after the Effective Time) to engage in any line of business or compete with any person, in any market or line of business, or operate at any geographic location;

(iii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments and contracts providing for the borrowing or lending of money, whether as borrower, lender or guarantor, and any agreements or instruments pursuant to which any cash of the Company or any Subsidiary is held in escrow or its use by the Company and its Subsidiaries is otherwise restricted;

(iv) all contracts pursuant to which any material property or assets of the Company or any Subsidiary is, or may become subject to, a lien;

(v) joint venture, alliance, affiliation or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop or market any products or services on behalf of, or together with, the Company or any Subsidiary or receive referrals of business from, or provide referrals of business to, the Company or any Subsidiary;

(vi) contracts for the acquisition or sale, directly or indirectly (by merger or otherwise) of material assets (whether tangible or intangible) or the capital stock of another person, including, without limitation, contracts for any such completed acquisitions or sales pursuant to which an “earn out” or similar form of obligation (whether absolute or contingent) is pending or for which there are any continuing indemnification or similar obligations, in each case excluding any such contract entered into prior to January 1, 2001 and with respect to which there are no remaining obligations on the party of any party (including, without limitation, any indemnification obligations);

(vii) contracts under which the Company or any Subsidiary has granted any exclusive rights;

(viii) any interest rate or currency swaps, caps, floors or option agreements or any other interest rate or currency risk management arrangement or foreign exchange contracts with settlement terms greater than 120 days following the trade date of such arrangement or contract;

(ix) contracts with, or commitments to, affiliates of the Company;

(x) contracts with “change of control” or similar provisions which would be triggered by the Merger or the Transactions; and

(xi) any material contracts of the Company as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.
      (b) (i) Except as set forth in Section 3.16(b)(i) of the Company Disclosure Schedule, each Material Contract is a legal, valid and binding agreement of the Company or the applicable Subsidiary, as the case may be, and, to the Company’s knowledge, of the other party(ies) thereto; (ii) neither the Company nor any Subsidiary is in material breach or violation of, or material default under, any Material Contract; (iii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iv) the Company and the Subsidiaries have not received any notice of default under any Material Contract which remains uncured; (v) neither the Company nor any Subsidiary has received written notice of the termination of, or intention to terminate, any Material Contract; and (vi) except as set forth in Section 3.16(b)(vi) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any Subsidiary under any Material Contract.
      Section 3.17     Proxy Statement. The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (as defined below) (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. The Statement on Schedule 13E-3 (such Statement, as amended or supplemented, is being referred to herein as the “Schedule 13E-3”), to be filed by the Company concurrently with the filing of the Proxy Statement, shall not, at the date of the Schedule 13E-3 (or any amendment or supplement thereto), at the time of the Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Proxy Statement and Schedule 13E-3, insofar as each relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent, Merger Sub or any of Parent’s or Merger Sub’s Representatives for inclusion in the Proxy Statement.
      Section 3.18               Opinion of Financial Advisor. The Company has received the written opinion (the “Fairness Opinion”) of Bear Stearns & Co., Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, excluding Prides Capital Partners, L.L.C. and any of its affiliates or other holders of Company Common Stock that are or that may become co-investors in Parent and any of their affiliates, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.
      Section 3.19     Brokers. No broker, finder or investment banker (other than Bear Stearns & Co., Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Bear Stearns & Co., Inc. pursuant to which such firm would be entitled to any payment relating to the Merger.
      Section 3.20        Title to Assets. The Company and each Subsidiary has good title to, or valid leasehold interests in, all their respective properties and tangible assets, except for those which are no longer used or useful in the conduct of their businesses or where the absence thereof would not be reasonably likely to have a Company Material Adverse Effect. All of these properties and assets, other than assets in which the Company or any Subsidiary has leasehold interests, are free and clear of all liens, except for liens that would not be reasonably likely to have a Company Material Adverse Effect.
      Section 3.21      Insurance. Section 3.21 of the Company Disclosure Schedule contains a list of all material fire and casualty, general liability, business interruption and other insurance policies (collectively, “Insurance Policies”) maintained by the Company or any of its Subsidiaries. Such policies are in effect as of the date of this Agreement. Such Insurance Policies are in such amounts and cover such risks as are reasonably adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and the value of their respective properties and assets on the date hereof.
      Section 3.22            Restrictions on Business Activities. To the Knowledge of the Company, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its Subsidiaries as currently conducted by the Company or such Subsidiary, including agreements that expressly limit the ability of the Company or any of its Subsidiaries to compete in or conduct any line of business or compete with any person in any geographic area or during any period of time, except for any prohibition or impairment as would not reasonably be expected to have a Company Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
      As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
      Section 4.1          Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
      Section 4.2           Authority Relative to the Merger. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Merger and the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the Transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
      Section 4.3       No Conflict; Required Filings and Consents.
      (a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent governing documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been obtained or taken and all filings and obligations described in Section 4.3(b) have been made or fulfilled, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Parent Material Adverse Effect or would not reasonably be expected to prevent or materially delay the ability of the Parent or Merger Sub to consummate the Merger or the Transactions.
      (b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the HSR Act, the Exchange Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect or materially delay the ability of the Parent or Merger Sub to consummate the Merger or the Transactions.

      Section 4.4     Financing.
      (a) As of the date of this Agreement, Parent has received an executed commitment letter dated December 19, 2005 (the “Debt Commitment Letter”) from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (collectively, “JPMorgan”), pursuant to which JPMorgan has committed, subject to the terms and conditions set forth therein, to provide to Parent the amount of financing set forth in the Debt Commitment Letter (the “Debt Financing”), to complete the Transactions. A true and complete copy of the Debt Commitment Letter has been previously provided to the Company.
      (b) Parent has entered into a Contribution and Voting Agreement dated December 19, 2005 (the “Equity Commitment Agreement” and together with the Debt Commitment Letter, the “Commitment Letters”) with certain existing stockholders of Parent named therein (including affiliates of Prides Capital Fund I, L.P.), pursuant to which such stockholders (or their assignees or designees) have committed, subject to the terms and conditions set forth therein, to provide to Parent $169.7 million of equity financing (the “Equity Financing” and together with the Debt Financing, the “Financing”) to complete the Transactions. A true and complete copy of the Equity Commitment Agreement has been previously provided to the Company.
      (c) As of the date hereof, the Commitment Letters have not been amended or modified. As of the date hereof, the obligations to fund the commitments under the Commitment Letters are not subject to any conditions other than as set forth in the Commitment Letters. Parent and Merger Sub have fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid as of the date hereof (and will duly pay any such fees after the date hereof in accordance with such Commitment Letters). As of the date hereof, the Commitment Letters are valid and in full force and effect and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder on the part of Parent or Merger Sub. As of the date hereof, Parent has no knowledge of any facts or circumstances that could reasonably be expected to result in (i) any of the conditions set forth in the Commitment Letters not being satisfied to the extent such conditions can be satisfied by, or are under the control of, Parent or Merger Sub or (ii) the funding contemplated in the Commitment Letters not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement. Except for inaccuracies caused by the Company or its Subsidiaries, neither the Parent nor the Merger Sub has, as of the date hereof, been informed by any person that is a financing source that is a party to any Commitment Letter of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Commitment Letters inaccurate in any material respect or that would cause the commitments provided in such Commitment Letters to be terminated or ineffective or any of the conditions contained therein not to be met.
      (d) The aggregate proceeds contemplated by the Commitment Letters, if and when funded in accordance with the Commitment Letters, together with the available cash of the Company, will be sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration pursuant to the Merger and to pay all related fees and expenses.
      (e) Parent and Merger Sub are not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.
      Section 4.5         Proxy Statement. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting or at the Effective Time, (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. The information supplied by Parent for inclusion in the Schedule 13E-3 shall not, at the date of the Schedule 13E-3 (or any amendment or supplement thereto), at the time of the Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Proxy Statement and Schedule 13E-3, insofar as each relates to the Parent or Merger Sub or other subsidiaries of Parent or Merger Sub or other information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Proxy Statement or Schedule 13E-3.
      Section 4.6     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
      Section 5.1      Conduct of Business by the Company Pending the Effective Time. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing: (i) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and (ii) the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to maintain in effect all Company Permits that are required for the Company or such Subsidiary to carry on its business, to keep available the services of the current officers, employees, independent contractors and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or otherwise subject to any lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of, or subjection to, any such lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of this Agreement and granted under Company Stock Option Plans in effect on the date of this Agreement) or (ii) any assets of the Company or any Subsidiary, except in the case of clause (ii), in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interest;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interest;

(e) except as required by the terms of any security as in effect on the date hereof and set forth in Section 5.1(e) of the Company Disclosure Schedule, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of the Company’s securities, including shares of Company Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities;

(f) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of any capital stock or other equity interest in the Company;

(g) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, except pursuant to transactions between the Company and its Subsidiaries or between Subsidiaries; (ii) incur any funded indebtedness or issue any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances other than in the ordinary course of business and consistent with past practice and not in excess of $500,000; (iii) make any capital contributions to, or investments in, any other person, other than the Company or any direct or indirect Subsidiary of the Company; (iv) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (v) authorize, or make any commitment with respect to aggregate capital expenditures of the Company and its Subsidiaries, taken together, in excess of $10,000,000 so long as such expenditures (other than any capital expenditure that does not exceed $100,000 individually or capital expenditures that exceed $250,000 in the aggregate) are contemplated by Section 5.1(g) of the Company Disclosure Schedule; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.1(g);

(h) (i) hire any additional employees, except to fill current vacancies or vacancies arising after the date of this Agreement and only if the expected total annual compensation for such person is no greater than $200,000, (ii) make any offers to any executive officer of an employment position, (iii) increase the compensation payable or to become payable or the benefits provided to its present or former directors, employees or executive officers, except for increases in salary or hourly wage rates in the ordinary course of business and consistent with past practice, (iv) grant any new or additional retention, severance or termination pay to, or enter into any new or additional employment, bonus, change of control or severance agreement with, any present or former director, officer or other employee of the Company or of any of its Subsidiaries, (v) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, except as required by this Agreement or the Merger contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law, (vi) loan or advance money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries or (vii) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the applicable plan document or agreement);

(i) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act (determined without regard to terminations of employment occurring on or after the Effective Time);

(j) take any action, other than actions required to be taken in response to changes in GAAP or in Law after the date hereof, to change any accounting policies or procedures used by it (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

(k) make, revoke or change any material Tax election or material method of Tax accounting, change any annual Tax accounting period, file any amended Tax Return (unless required by Law), enter into any closing agreement relating to a material amount of Taxes, settle or compromise any material liability with respect to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(l) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $250,000 in any individual case or $500,000 in the aggregate, other than (i) in the ordinary course of business and consistent with past practice, or (ii) liabilities reflected or reserved against in the financial statements contained in the Company SEC

Reports and such payment, discharge or satisfaction is made in accordance with the terms of such claim, liability or obligation as such terms exist on the date of this Agreement;

(m) pay accounts payable, utilize cash, draw down on lines of credit, delay or accelerate capital expenditures, incur expenditures on research and development, other than in the ordinary course of business and consistent with past practice;

(n) amend or modify in any material respect, or consent to the termination of, any Material Contract, or amend, waive or modify in any material respect, or consent to the termination of, the Company’s or any Subsidiary’s rights thereunder;

(o) (i) abandon, sell, assign, or grant any security interest in or to any item of the Owned Intellectual Property, Licensed Intellectual Property or IP Agreements, (ii) grant to any third party any license, sublicense or covenant not to sue with respect to any Owned Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice, (iii) develop, create or invent any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is under contract, in progress or currently contemplated as of the date hereof), (iv) disclose, or allow to be disclosed, any confidential Owned Intellectual Property, unless such Owned Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against the further disclosure thereof, or (v) fail to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in each item of the Owned Intellectual Property and the Licensed Intellectual Property, except for those items shown in Section 3.12(a) of the Company Disclosure Schedule as abandoned;

(p) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(q) enter into any contract or agreement with any director or officer of the Company or any Subsidiary or any of their respective affiliates (including any immediate family member of such person) or any other affiliate of the Company or any Subsidiary;

(r) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and the Transactions) except for any such matters that occur with respect to any of the Subsidiaries listed on Schedule 5.1(r));

(s) open any office in a new geographical territory, create any new business division or otherwise enter into any new line of business;

(t) fail to continuously maintain in full force and effect its current Insurance Policies; or

(u) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS
      Section 6.1     Stockholders’ Meeting. The Company, acting through the Company Board, shall (i) in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the date hereof, but no sooner than 20 business days following the date that the Proxy Statement is mailed to holders of Shares, for the purpose of considering and taking action on this Agreement and the Merger (the “Stockholders’ Meeting”) and (ii) (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Merger Sub or Parent, the recommendation of the Company Board that the stockholders of the Company approve and adopt this Agreement, the Merger and the Transactions and (B) use its reasonable commercial efforts to obtain such approval and adoption. At the

Stockholders’ Meeting, Parent and Merger Sub shall cause all Shares then beneficially owned by them and their subsidiaries and all other persons included among the Buying Parties to be voted in favor of the approval and adoption of this Agreement, the Merger and the Transactions.
      Section 6.2            Proxy Statement; Schedule 13E-3. The Company shall file as soon as reasonably practicable the Proxy Statement and the Schedule 13E-3 with the SEC under the Exchange Act in form and substance reasonably satisfactory to each of the Company, Parent and Merger Sub, and each shall use its reasonable commercial efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and the Schedule 13E-3 and in responding to any comments of the SEC with respect to the Proxy Statement or the Schedule 13E-3 or any requests by the SEC for any amendment or supplement thereto or for additional information. Each of the Company, Parent and Merger Sub and their respective counsel shall have a reasonable opportunity to review and comment on (i) the Proxy Statement and the Schedule 13E-3, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares and (ii) all responses to requests for additional information and replies to comments from the SEC or the staff thereof prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable commercial efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time.
      Section 6.3               Access to Information; Confidentiality.
      (a) Subject to applicable Law and confidentiality agreements, including that certain confidentiality agreement dated June 27, 2005 between Parent and the Company (the “Confidentiality Agreement”), from the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to): (i) provide to Parent and Parent’s Representatives access, during normal business hours and upon reasonable notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof, (ii) furnish to Parent all monthly and quarterly statements of revenue and expense, earnings, sales, trial balances and such other similar statements as are regularly and customarily provided to senior management of the Company promptly following delivery to such senior management and (iii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as Parent or its Representatives may reasonably request.
      (b) Each party shall, and shall cause its affiliates and Representatives to, (i) comply with the Confidentiality Agreement as if a party thereto and (ii) hold in strict confidence as Evaluation Material (as defined in the Confidentiality Agreement) all nonpublic documents and information furnished or made available by one party to the other(s) and their respective affiliates and Representatives.
      (c) No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.
      Section 6.4          No Solicitation of Competing Transactions.
      (a) The Company agrees that neither it nor any Subsidiary nor any Representative of it or any Subsidiary will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or (ii) enter into, participate in or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction, or (iv) authorize or permit any Representative of the Company or any of its Subsidiaries to take any such action. The Company shall notify Parent as promptly as practicable (and in any event within one business day) after the Company receives any oral or written proposal or offer or any inquiry or contact with any person regarding a potential proposal or offer regarding a Competing Transaction, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer (including material amendments or proposed material amendments). The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction and shall request any such parties in possession of confidential information about the Company or its Subsidiaries that was furnished by or on behalf of the Company or its Subsidiaries to return or destroy all such information in the possession of any such party or in the possession of any Representative of any such party. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.
      (b) Notwithstanding anything to the contrary in this Section 6.4, the Company Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, and the Company Board has (i) determined, in its good faith judgment (after consulting with its financial advisor), that such proposal or offer constitutes or would be reasonably expected to lead to a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consulting with its outside legal counsel (who may be the Company’s regularly engaged outside legal counsel), that, in light of such proposal or offer, the failure to furnish such information or enter into discussions would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement), except that such confidentiality agreement may permit such person to share Evaluation Material (as defined in the Confidentiality Agreement) with its financing sources; provided that such financing sources shall be bound by the terms thereof.
      (c) Except as set forth in this Section 6.4(c) and subject to Section 8.1(e), neither the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction (except for a confidentiality agreement as provided in Section 6.4(b) above). Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment at any time prior to the approval of the Merger by the holders of Shares after consulting with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel), that the failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, the Company Board may make a Change in the Company Recommendation and/or recommend a Superior Proposal, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions (including material amendments or proposed material amendments) of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and (ii) if Parent does not, prior to five days after Parent’s receipt of the Notice of Superior Proposal make an offer that the Company Board determines, in its good faith judgment (after consulting with its financial advisor) to be at least as favorable to the Company’s stockholders as such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary duties under applicable Law or Rule 14d-9 or 14e-2, will not constitute a violation of this Agreement.

      (d) A “Competing Transaction” means any of the following (other than the Merger): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company or of any Subsidiary; (iii) any sale, exchange, transfer or other disposition in which the Company or any Subsidiary participates (including by way of redeeming the Rights or taking any action to comply with Section 203 of the DGCL, but excluding typical stock transfer functions) and which results in any person beneficially owning more than 25% of any class of equity securities of the Company or of any Subsidiary; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 25% of any class of equity securities of the Company or of any Subsidiary; or (v) any transaction in which the Company participates which would result in any person owning 25% or more of the fair market value on a consolidated basis of the assets (including, without limitation, the capital stock or other equity interests of Subsidiaries) of the Company and its Subsidiaries immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise).
      (e) A “Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing Transaction (except that for purposes of this definition all percentages included in the definition of “Competing Transaction” shall be raised to 50%), in each case on terms that the Company Board determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant, to be more favorable to the Company’s stockholders than the Merger and the Transactions, is reasonably capable of being completed and for which financing, to the extent it is a condition of such offer, is then committed; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing on which the offer is conditioned is not committed and is not likely in the good faith judgment of the Company Board (after having received the advice of its financial advisor) to be obtained by such third party on a basis the Company Board deems timely.
      Section 6.5     Employee Benefits Matters.
      (a) On and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employment agreements and all bonus, retention and severance obligations, of the Company or any Subsidiary, all of which are listed in Section 6.5(a) of the Company Disclosure Schedule, except as may otherwise be agreed to by the parties thereto, and the Company or Parent shall pay at the Effective Time to the applicable officers and employees listed in said Section 6.5(a) of the Company Disclosure Schedule, any amounts with respect to such agreements and obligations that are payable by their terms at the Effective Time or upon consummation of the Merger.
      (b) For a period of one (1) year following the Closing, Parent shall cause the Surviving Corporation to provide substantially similar employee benefits in the aggregate to the benefits provided under the Plans set forth in Schedule 3.10(a) (which have not been terminated prior to the Closing with the exception of any equity compensation programs, foreign retirement programs and the Supplemental Executive Retirement Plan). Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of the employees of the Company and the Subsidiaries who remain employed by Parent, Merger Sub or their subsidiaries after the Effective Time (the “Company Employees”) with the Company or the Subsidiaries attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits, including, but not limited to, applicability of minimum waiting periods for participation, but excluding benefit accrual under any defined benefit pension plan. Without limiting the foregoing, Parent shall not, and shall cause the Surviving Corporation to not, treat any Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company’s or any of the Subsidiaries’ health plans shall be credited towards deductibles and co-pays under the health plans of Parent or the Surviving Corporation. Without limiting the foregoing, with respect to any welfare benefit plans maintained by Parent or the Surviving Corporation for the benefit of Company Employees on and after the Closing Date, Parent shall, and shall cause the Surviving Corporation to, (i) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived under comparable plans maintained by the Company or its Subsidiaries and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid by such Company Employees with respect to similar plans maintained by the Company or its Subsidiaries.
      (c) After the Effective Time, Parent shall cause the Surviving Corporation to honor all obligations which accrued prior to the Effective Time under the Plans.
      (d) The parties hereto acknowledge and agree that all provisions contained in this Section 6.5 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Plan or any beneficiary thereof or (ii) to continued employment with the Company or any of its Subsidiaries or Purchaser. After the Effective Time, nothing contained in this Section 6.5 shall interfere with Purchaser’s right to amend, modify or terminate any Plan (subject to the provisions of Section 6.5(a) above) or to terminate the employment of any employee of the Company or its Subsidiaries for any reason.
      Section 6.6             Directors’ and Officers’ Indemnification and Insurance.
      (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any Subsidiary (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any Subsidiary, or is or was serving at the request of the Company or any Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, or thereby whether in any case asserted or arising at or before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and for six years after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Parent for six years after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company, Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received, and (C) the Company, Parent and the Surviving Corporation will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); provided, further, that the Company, the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.6(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party.

      (b) Parent and Merger Sub each agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Subsidiaries provided for in the respective charters or bylaws (or other applicable organizational documents) or otherwise in effect as of the date hereof shall continue in full force and effect for a period of three years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim. From and after the Effective Time, Parent and Merger Sub each also agree to indemnify and hold harmless the present and former officers and directors of the Company and the Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Subsidiaries and such officers and directors as listed in Section 6.6(b) of the Company Disclosure Schedule.
      (c) Prior to the Effective Time, the Company shall purchase a noncancelable extended and reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, that the Company shall not without Parent’s prior written consent obtain coverage under such a policy in excess of the amount that can be obtained for a cost equal to 200% of the current annual premiums paid by the Company for the current coverage period.
      (d) The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6 and shall be entitled to enforce the covenants contained herein).
      (e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.6.
      Section 6.7              Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could be reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder, (c) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions and (d) the occurrence of any event, development or circumstance which is known (or knowable following a reasonable investigation) to the Company or Parent, as the case may be, which has had or would be reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice; and provided further that the failure to give such notice shall not be a breach of covenant for the purposes of Section 7.2(b) or 7.3(b) or affect the rights and remedies of the party obligated to give any notice pursuant to clause (c) of this Section 6.7 unless the failure to give such notice results in material prejudice to the other party.
      Section 6.8     Further Action; Reasonable Commercial Efforts.
      (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the

Merger and the Transactions and (ii) use its reasonable commercial efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the Transactions, including, without limitation, using its reasonable commercial efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and the Transactions and to fulfill the conditions to the Merger and the Transactions; provided that neither Merger Sub nor Parent will be required by this Section 6.8 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (x) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective subsidiaries or (y) limits Parent’s freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent’s or its affiliates’ other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable commercial efforts to take all such action.
      (b) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisers to provide, such cooperation as is reasonably necessary in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Effective Time in respect of the Merger and the Transactions, including (i) participation in meetings, due diligence sessions and road shows, (ii) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, (iii) the execution and delivery of any commitment or financing letters, solvency certificates, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents and comfort letters and consents of accountants as may be reasonably requested by Merger Sub and taking such other actions as are reasonably required to be taken by the Company in connection with the Financing. Merger Sub agrees that the payment of any fees by the Company in connection with the Financing, other than pursuant to Section 8.3, shall be subject to the occurrence of the Merger. Notwithstanding the foregoing of this Section 6.8(b), (A) the terms and conditions of any of the agreements and other documents referred to in clause (iii) shall be consistent with the terms and conditions of the Financing contemplated by Section 4.4 (or any alternate commitment letter contemplated by Section 6.9(c)), (B) the Company shall be given a reasonable amount of time to review and comment on the terms and conditions of any of the agreements and other documents set forth in clause (iii) prior to the execution of those documents, (C) the terms and conditions of such Financing may not require the payment of any commitment or other fees by the Company or any of its Subsidiaries, or the incurrence of any liabilities by the Company or any of its Subsidiaries, prior to the Effective Time and the obligation to make any such payment shall be subject to the occurrence of the Merger, (D) the Company shall not be required to provide any such assistance which would interfere unreasonably with the business or operations of the Company or its Subsidiaries, and (E) the Company shall not be required to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company, except to the extent necessary such that the Debt Financing will not cause a default under, breach or conflict with any of the terms of such existing indebtedness.
      Section 6.9     Financing Arrangements.
      (a) Parent and Merger Sub shall, at their expense, use their reasonable commercial efforts to (i) fully satisfy, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters and (ii) enforce their rights under the Commitment Letters. The Parent will use reasonable commercial efforts (including, without limitation, not to amend the Equity Commitment Letter in a manner that would be reasonably likely to result in a failure of any condition to the Debt Financing pursuant to the Debt Commitment Letter) to enter into definitive agreements with respect to the Financing contemplated by the Commitment Letters as soon as reasonably practicable on terms and conditions no less favorable to the Parent in the aggregate than the Commitment Letters and on such other terms and conditions as shall be satisfactory to the Parent.
      (b) At the Company’s request, the Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financing and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, the Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Effective Time (i) any Commitment Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Commitment Letter notifies the Parent that such source no longer intends to provide financing to the Parent on the material terms set forth therein. The Parent shall not amend or alter, or agree to amend or alter, any Debt Commitment Letter in any manner that would materially impair or delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.
      (c) If any Commitment Letter shall be terminated or modified in a manner materially adverse to the Parent for any reason, the Parent shall use its reasonable commercial efforts to obtain, and, if obtained, will provide the Company with a copy of, an alternate financing commitment that provides for at least the same amount of financing as such Commitment Letter as originally issued; provided that the terms and conditions of such alternate financing are not less favorable to Parent than those contemplated by the applicable Debt Commitment Letter (including, with respect to the Debt Commitment Letter, having interest rates, fees, repayment obligations and other financial terms that are no less favorable to the Parent than those set forth in the Debt Commitment Letter).
      (d) Prior to the Effective Time, Parent shall deliver, or cause to be delivered, to the Company and the Company’s board of directors a counterpart of any solvency opinion, solvency certificate or document of similar import (each, a “Solvency Letter”) delivered to JPMorgan or any alternate debt financing source, with any such Solvency Letter being expressly addressed to such persons or being in such form and manner as may be required for such Persons to be entitled to rely on such Solvency Letter in the same manner as if such Solvency Letter had been addressed to such Persons.
      Section 6.10     Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the Nasdaq, each of Parent and the Company shall each use its reasonable commercial efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger.
ARTICLE VII
CONDITIONS TO THE MERGER
      Section 7.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with, and to the extent required by, the DGCL and the Company’s Certificate of Incorporation.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award that is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger; provided, however, that the parties hereto shall use their reasonable commercial efforts to have any such restraint vacated.

(c) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable foreign, federal or state antitrust, competition or fair trade Law shall have expired or been terminated or received.
      Section 7.2      Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible) by Parent at or prior to the Effective Time of each of the following conditions.

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall have been true and correct when made and shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(c) Consents Under Agreements. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required under any contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval is not reasonably likely to have a Company Material Adverse Effect.

(d) Governmental Consents. The Company shall have obtained or made all consents, approvals, authorizations, permits, filings or notifications set forth in Section 3.5(b) of the Company Disclosure Schedule.

(e) Financing. The Parent or Merger Sub shall have received the proceeds of the Financing contemplated by the Debt Commitment Letter in an amount not less than the amount set forth in the Debt Commitment Letter and otherwise on the terms and conditions as set forth therein or upon terms and conditions which are, in the reasonable judgment of the Parent and Merger Sub, substantially equivalent thereto; provided, however, that if (i) the funding under the Equity Commitment Letter has not occurred, and (ii) the only condition under the definitive documents contemplated by the Debt Commitment Letter that is not satisfied is the funding under the Equity Commitment Letter, then the condition under this Section 7.2(e) shall be deemed satisfied or waived.
      Section 7.3        Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (where applicable) by the Company at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by materiality shall have been true and correct when made and shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

(c) Consents Under Agreements. Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any contract to which Parent or its Subsidiaries is a party, except those for which failure to obtain such consents and approvals is not reasonably likely to have a Parent Material Adverse Effect.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
      Section 8.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company, as follows:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by the Company, on one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:

(i) if, upon a vote at the Stockholder’s Meeting (or any adjournment or postponement thereof), the stockholders of the Company do not approve this Agreement and the Merger;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consumption of the Merger, and such injunction shall have become final and non-appealable; or

(iii) if the consummation of the Merger shall not have occurred on or before July 15, 2006 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose breach of one or more representations or warranties contained in this Agreement or whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

(c) by written notice from Parent to the Company, if the Company (i) breaches in any material respect any of its representations or warranties contained in this Agreement, or (ii) breaches or fails to perform in any material respect any of its covenants contained in this Agreement, in any event which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and such condition is incapable of being satisfied by the Drop Dead Date;

(d) by written notice from the Company to Parent, if Parent or Merger Sub (i) breaches in any material respect any of its representations or warranties contained in this Agreement, or (ii) fails to perform in any material respect any of its covenants contained in this Agreement, in any event which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and such condition is incapable of being satisfied by the Drop Dead Date;

(e) by written notice from the Company to Parent, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4; provided, however, that (i) prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have provided Parent with at least 48 hours prior written notice of the Company’s decision to so terminate, (ii) such termination shall not be effective until such time as the payment of the Fee shall have been made by the Company and (iii) the Company’s right to terminate this Agreement under this Section 8.1(e) shall not be available if the Company is then in material breach of Section 6.4. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

(f) by written notice of Parent or Merger Sub to the Company, if (i) the Company Board shall (A) fail to include a recommendation in the Proxy Statement that the stockholders of the Company vote in favor of this Agreement and the Merger, (B) withdraw, modify or change, or propose or announce any intention to withdraw, modify or change, in a manner material and adverse to Parent or Merger Sub, such recommendation, (C) approve or recommend, or announce any intention to approve or recommend, any Competing Transaction, or (D) approve or recommend that the Company stockholders tender, or otherwise fail to recommend the Company stockholders not to tender, their Shares in any tender or exchange offer that is a Competing Transaction; (ii) the Company Board or any other duly authorized committee of the Company Board shall approve a resolution or agree to do any of the matters set forth in the immediately foregoing clause (i); or (iii) any person or group (other than Parent, Merger Sub or their affiliates) acquires beneficial ownership of a majority of the outstanding Shares.

      Section 8.2      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.3 and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the terms of Sections 6.3(b) and (c) shall survive any termination of this Agreement.
      Section 8.3     Fees and Expenses.
      (a) Except as set forth in this Section 8.3, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated. “Expenses,” as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of proxies, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to consummation of the Merger and the Transactions.
      (b) If this Agreement is terminated by the Company pursuant to Section 8.1(e), or by Parent or Merger Sub pursuant to Section 8.1(f), then the Company shall pay to Parent promptly (but in any event no later than one business day after the first of such events shall have occurred) a fee of $8,250,000 plus all of its Expenses (but not in excess of $1,000,000) (the “Fee”), which amount shall be payable in immediately available funds.
      (c) If a Competing Transaction is commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company at any time on or after the date of this Agreement and prior to the termination of this Agreement and thereafter the Company terminates this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) and thereafter, within twelve months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, any such Competing Transaction, then the Company shall pay to Parent an amount equal to the Fee, less any amount previously paid or due to Merger Sub pursuant to paragraph (d) of this Section 8.3 in respect of Expenses.
      (d) The Company shall (provided that Merger Sub or Parent is not then in material breach of its obligations under this Agreement) promptly following the termination of this Agreement in accordance with Section 8.1(c), but in no event later than one business day following written notice thereof, together with reasonable supporting documentation, reimburse Merger Sub and Parent for all of their Expenses (but not in excess of $1,000,000).
      (e) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Fee or any Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by Parent, to the extent such accrued expenses are, in fact, paid (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of any damages incurred in the event of willful breach of this Agreement.
      Section 8.4      Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made that would require further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
      Section 8.5     Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion.
ARTICLE IX
GENERAL PROVISIONS
      Section 9.1        Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the covenants and agreements set forth in Articles I and II and Sections 6.3(b), 6.5, 6.6, 6.8, 6.10, 8.3, Article IX and any other covenant or agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time.
      Section 9.2        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

if to Parent or Merger Sub:	Perseus Holding Corp. c/o Prides Capital Partners, LLC 44 Montgomery Street Suite 860 San Francisco, California 94104 Facsimile No.: (415) 946-1482 Attention: Murray Indick

with a copy to:	Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, California 94304 Facsimile No.: 650-251-5002 Attention: Michael Nooney, Esq.
if to the Company:	Pegasus Solutions, Inc. Campbell Centre 1 8350 North Central Expressway, Suite 1900 Dallas, Texas 75206 Facsimile No.: (214) 234-4029 Attention: John F. Davis, III

with a copy to:	Locke Liddell & Sapp LLP 2200 Ross Avenue, Suite 2200 Dallas, Texas 75201 Facsimile No.: (214) 740-8800 Attention: Whit Roberts

      Section 9.3     Certain Definitions.
      (a) For purposes of this Agreement:

(i) “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

(ii) “beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

(iii) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

(iv) “Code” means the United States Internal Revenue Code of 1986, as amended.

(v) “Company Material Adverse Effect” means any event, circumstance, change or effect, that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of the Company and the Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Merger or the Transactions; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (B) general changes in the industries in which the Company and the Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its Subsidiaries to a greater extent than they affect other entities operating in such industries, (C) changes in the trading price of the Shares between the date hereof and the Effective Time (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the Shares may be the cause of a Company Material Adverse Effect) or (D) changes in Law or GAAP.

(vi) “Company Restricted Stock Award” means each Share outstanding immediately prior to the Effective Time that is subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Option Plans or any applicable restricted stock purchase agreement or other agreement with the Company.

(vii) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(viii) “Environmental Laws” means any United States federal, state, local or foreign laws (including, without limitation, common law), rules, orders, statutes, ordinances, codes, decrees, regulations or other legally enforceable requirement relating to pollution or protection of the environment, human health, or natural resources, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. (“CERCLA”), and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. (“RCRA”).

(ix) “Environmental Report” means any report, study, assessment, audit, or other similar document that addresses any material issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to any Environmental Law.

(x) “Hazardous Substances” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, molds, radioactivity, and any other hazardous or toxic substances, chemicals, wastes and pollutants defined in, regulated under, or that could reasonably expected to give rise to liability under any Environmental Law, including, without limitation, RCRA hazardous wastes and CERCLA hazardous substances.

(xi) “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States of America or any other jurisdiction (i) patents, patent applications and statutory invention registrations (including continuation, divisional, continuation-in-part, reexamination and reissue patent applications, and any patents issuing therefrom), and rights in respect of utility models or industrial designs, (ii) Trademarks, (iii) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation, including registrations and applications for registration thereof, (iv) Software and (v) confidential and proprietary information, including trade secrets, know-how, technology, processes, products and methods.

(xii) “IP Agreements” means all Material Contracts to which the Company or a Subsidiary is a party governing (i) licenses of Intellectual Property by third parties to the Company or a Subsidiary (the “In-Bound IP Agreements”), (ii) licenses of Intellectual Property by the Company or Subsidiary to third parties (the “Out-Bound IP Agreements”), (iii) the rights between the Company or a Subsidiary and third parties relating to the development, ownership or use of Intellectual Property and (iv) or the right to manufacture, sell or distribute any product or process of the Company or a Subsidiary or a third party.

(xiii) “Joint Venture” means, with respect to any person, any corporation limited liability company, partnership or other entity (including a division or line of business of such entity) (A) of which such person and/or any of its subsidiaries beneficially owns a portion of the equity interests that is insufficient to make such entity a subsidiary of such person, and (B) that is engaged in the same business as such person or its subsidiaries or in a related or complementary business.

(xiv) “knowledge of the Company” and the “Company’s knowledge” and words of similar import mean the actual knowledge, after due inquiry, of any executive officer of the Company, including due inquiry of the appropriate employees of its Subsidiaries.

(xv) “Licensed Intellectual Property” means all Intellectual Property licensed to the Company or a Subsidiary pursuant to the IP Agreements.

(xvi) “Owned Intellectual Property” means all Intellectual Property owned by the Company and its Subsidiaries.

(xvii) “Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Merger and the Transactions; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on Parent or its subsidiaries, (y) general changes in the industries in which Parent and its subsidiaries operate, except those events, circumstances, changes or effects that adversely affect Parent and its subsidiaries to a greater extent than they affect other entities operating in such industries or (z) changes in Law or GAAP.

(xviii) “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(xix) “Representative” means, with respect to any person, such person’s officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment banker, financial advisor and other representatives.

(xx) “Software” means computer software and programs in any form, including source code, object code, encryption keys and other security features, all versions, conversions, updates, patches, corrections, enhancements and modifications thereof and all related documentation, developer notes, comments and annotations thereto.

(xxi) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, limited liability company, partnership or other entity (including joint ventures) that is an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

(xxii) “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement, form or disclosure relating to, filed or required to be filed with any Governmental Authority or taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

(xxiii) “Taxes” shall mean (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges, (b) any liability for the payment of Tax as a result of membership in any consolidated, affiliated, combined or unitary group of corporations with respect to which the Company or any Subsidiary is or has been a member on or prior to the date of the Effective Time and (c) any transferee or secondary liability in respect of any Tax (whether imposed by Law or contractual arrangement).

(xxiv) “Trademarks” means trademarks, service marks, domain name registrations, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof.
      (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location

Action	Section 3.9
Agreement	Preamble
Buying Party	Preamble
Certificate of Merger	Section 1.2
Certificates	Section 2.5(b)
Change in the Company Recommendation	Section 6.4(c)
Claim	Section 6.6(b)
Commitment Letters	Section 4.4(b)
Company	Preamble
Company Board	Section 3.4
Company Common Stock	Section 3.3(a)
Company Disclosure Schedule	Section 3.1(b)
Company Employees	Section 3.10(a)
Company Permits	Section 3.6(a)
Company Preferred Stock	Section 3.3(a)
Company Restricted Stock Award	Section 2.2(c)
Company Rights Agreement	Section 3.15
Company SEC Reports	Section 3.7(a)

Defined Term	Location

Company Stock Awards	Section 3.3(a)
Company Stock Option	Section 2.2(a)
Company Stock Option Plans	Section 2.2(a)
Competing Transaction	Section 6.4(d)
Confidentiality Agreement	Section 6.3(a)
Debt Commitment Letter	Section 4.4(a)
Debt Financing	Section 4.4(a)
DGCL	Recitals
Dissenting Shares	Section 2.4(a)
Drop Dead Date	Section 8.1(b)(iii)
Effective Time	Section 1.2
Environmental Permits	Section 3.14
Equity Commitment Agreement	Section 4.4(b)
Equity Financing	Section 4.4(b)
ERISA	Section 3.10(a)
ESPP	Section 2.3
ESPP Date	Section 2.3
Exchange Act	Section 3.5(b)
Exchange Agent	Section 2.5(a)
Exchange Fund	Section 2.5(a)
Expenses	Section 8.3(a)
Fairness Opinion	Section 3.18
FCPA	Section 3.6(b)
Fee	Section 8.3(b)
Financing	Section 4.4(b)
GAAP	Section 3.7(b)
Governmental Authority	Section 3.5(b)
HSR Act	Section 3.5(b)
Indemnified Party	Section 6.6(a)
Insurance Policies	Section 3.21
IRS	Section 3.10(e)
Latest Balance Sheet	Section 3.7(c)
Law	Section 3.5(a)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Multiemployer Plan	Section 3.10(c)
Multiple Employer Plan	Section 3.10(c)
Non-U.S. Benefit Plan	Section 3.10(i)
Notice of Superior Proposal	Section 6.4(c)
Parent	Preamble
Plans	Section 3.10(a)
Proxy Statement	Section 3.17
Rights	Section 3.15

Defined Term	Location

SEC	Section 3.7(a)
Schedule 13E-3	Section 3.17
Securities Act	Section 3.7(a)
Shares	Recitals
Stockholders	Recitals
Stockholders’ Meeting	Section 6.1(a)
Subsidiary	Section 2.2(a)
Superior Proposal	Section 6.4(e)
Surviving Corporation	Section 1.1
Transactions	Section 3.4
WARN Act	Section 3.10(h)
      Section 9.4      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.
      Section 9.5     Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
      Section 9.6      Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as set forth in Section 6.6.
      Section 9.7      Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
      Section 9.8         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware or any federal court sitting in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.
      Section 9.9      Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 9.10          Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
      Section 9.11     Company Disclosure Schedule. Disclosures included in the Company Disclosure Schedule shall be considered made for purposes of all other sections of the Company Disclosure Schedule to the extent that the relevance of any disclosure to any such other section of the Disclosure Schedule is reasonably apparent and to the extent that such fact or combination of facts has been disclosed in sufficient detail to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed. The inclusion of any item in any Section of the Company Disclosure Schedule (i) does not represent a determination by the Company that such item is “material” and (ii) does not represent a determination by the Company that such item did not arise in the ordinary course of business.
[Signature page follows]

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERSEUS HOLDING CORP.

By:	/s/ Murray Indick

Name: Murray Indick

Title:	President

406 ACQUISITION CORP.

By:	/s/ Murray Indick

Name: Murray Indick

Title:	President

PEGASUS SOLUTIONS, INC.

By:	/s/ John F. Davis, III

Name: John F. Davis, III

Title:	Chairman and Chief Executive Officer

Annex B

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, New York 10179 Tel 212.272.2000 www.bearstearns.com
December 18, 2005
To the Board of Directors
Corporate Strategy Committee
Pegasus Solutions, Inc.
Campbell Centre I
8350 North Central Expressway
Suite 1900
Dallas, TX 75206
Ladies and Gentlemen:
      We understand that Pegasus Solutions, Inc. (“Pegasus”), Perseus Holding Corp. (“Parent”) and 406 Acquisition Corp. (“Merger Sub”) are contemplating entering into an Agreement and Plan of Merger to be dated December 19, 2005 (the “Agreement”), pursuant to which Merger Sub will be merged with and into Pegasus (the “Merger”), and Pegasus will become a wholly owned subsidiary of Parent. Each issued and outstanding share of common stock, $0.01 par value per share, of Pegasus (“Pegasus Common Stock”), together with the associated right (the “Right”) (references to shares of Pegasus Common Stock shall also be deemed to refer to the Rights associated therewith, as appropriate) to purchase Preferred Stock, Series A, $0.01 par value per share, of Pegasus, that is not owned directly or indirectly by Parent, Merger Sub or Pegasus, will be converted into the right to receive $9.50 in cash (the “Per Share Merger Consideration”). You have provided us with a copy of the Agreement in substantially final form.
      You have asked us to render our opinion as to whether the Per Share Merger Consideration to be received is fair, from a financial point of view, to the stockholders of Pegasus, excluding Prides Capital Partners, L.L.C. (“Prides”) and any of its affiliates or other holders of Pegasus Common Stock that are or that may become co-investors in Parent. We note that Parent and Merger Sub are both affiliates of Prides.
      In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed a draft of the Agreement dated December 17, 2005;

•	reviewed Pegasus’ Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005, and its Current Reports on Form 8-K filed since December 31, 2004;

•	reviewed certain operating and financial information relating to Pegasus’ business and prospects, including projections for the five years ended December 31, 2010, all as prepared and provided to us by Pegasus’ management (the “Projections”);

•	met with certain members of Pegasus’ senior management to discuss Pegasus’ business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of Pegasus Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Pegasus;

•	reviewed the terms of acquisitions involving companies which we deemed generally comparable to Pegasus;

Board of Directors
Corporate Strategy Committee
Pegasus Solutions, Inc.
December 18, 2005

•	performed discounted cash flow analyses based on the Projections furnished to us; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.
      We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Pegasus or obtained by us from public sources, including, without limitation, the Projections. With respect to the Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Pegasus as to the expected future performance of Pegasus. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections, and we have further relied upon the assurances of the senior management of Pegasus that they are unaware of any facts that would make the information and Projections incomplete or misleading.
      In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Pegasus, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors and its Corporate Strategy Committee to solicit indications of interest from various third parties regarding a transaction with Pegasus, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Pegasus. Representatives of Pegasus have advised us, and we further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us.
      We do not express any opinion as to the price or range of prices at which the shares of common stock of Pegasus may trade subsequent to the announcement or consummation of the Transaction.
      We have acted as a financial advisor to Pegasus in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. Bear Stearns has been previously engaged by Pegasus to provide certain investment banking and other services for which we received customary fees. In addition, Bear Stearns may seek to do business in the future with Prides or its affiliates to provide certain investment banking and other services in matters unrelated to the Transaction, for which we would expect to receive customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Pegasus and any affiliate of Prides for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.
      It is understood that this letter is intended for the benefit and use of the Board of Directors of Pegasus and the Corporate Strategy Committee thereof and does not constitute a recommendation to the Board of Directors of Pegasus, the Corporate Strategy Committee thereof, or any holders of Pegasus Common Stock as to how to vote in connection with the Transaction or otherwise. This opinion does not address Pegasus’ underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Pegasus or the effects of any other transaction in which Pegasus might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Pegasus Common Stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the

Board of Directors
Corporate Strategy Committee
Pegasus Solutions, Inc.
December 18, 2005

information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.
      Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received is fair, from a financial point of view, to the holders of Pegasus Common Stock, excluding Prides and any of its affiliates or other holders of Pegasus Common Stock that are or that may become co-investors in Parent.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ Stephen Straty

Senior Managing Director

Annex C
SECOND AMENDED AND RESTATED CONTRIBUTION AND VOTING AGREEMENT
      SECOND AMENDED AND RESTATED CONTRIBUTION AND VOTING AGREEMENT, dated as of March 16, 2006 (this “Agreement”), among Perseus Holding Corp., a Delaware corporation (“Parent”), 406 Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Inter-Continental Hotels Corporation, a Delaware corporation (“IHC”), Six Continents Hotels, Inc., a Delaware corporation (“Six Continents”), Prides 406 Co-Invest, L.P., a Delaware partnership (“Prides Co-Invest”), Prides Capital Fund I, L.P., a Delaware limited partnership (“Prides Fund” and together with Prides Co-Invest, IHC, Six Continents and each of their respective permitted assigns as provided herein, the “Investors”). Unless expressly provided otherwise in this Agreement, capitalized terms defined in the Merger Agreement when used in this Agreement shall have the same meanings set forth in the Merger Agreement (defined below).
      WHEREAS, Parent and Merger Sub have entered into an Agreement and Plan of Merger dated as of December 19, 2005 (as may be amended from time to time, the “Merger Agreement”), with Pegasus Solutions, Inc., a Delaware corporation (the “Company”), pursuant to which and subject to the terms and conditions thereof, Merger Sub shall merge with and into the Company (the “Merger”), such that the Company shall thereafter be a wholly owned subsidiary of Parent;
      WHEREAS, in connection with the consummation of the Merger and the receipt by the Investors of common stock of Parent, each of the Investors shall become parties to a stockholders’ agreement in substantially the form attached hereto as Exhibit A (the “Stockholders’ Agreement”);
      WHEREAS, in connection with the execution of the Merger Agreement, Merger Sub has received certain financing agreements and documents from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (collectively, “JPMorgan”) with respect to the provision of debt financing to effect the Merger (the “Debt Financing Documents”);
      WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the Merger, the Merger Agreement, the Stockholders’ Agreement, the Debt Financing Documents and the transactions contemplated hereby and thereby (collectively, the “Transactions”); and
      WHEREAS, certain parties to this Agreement previously entered into a Contribution and Voting Agreement, dated as of December 19, 2005 and an Amended and Restated Contribution and Voting Agreement, dated as of February 16, 2006 (the “Original Agreements”) and this Agreement constitutes an amendment and restatement of the Original Agreements.
      NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:
I
CONTRIBUTIONS
      1.1.        Prides Fund Contribution. Subject to Section 1.3, at the Contribution Closing (as defined below), on the terms and subject to the conditions of this Agreement, Prides Fund hereby agrees to (i) transfer and deliver to Parent 2,066,445 shares of common stock, par value $.01 per share (the “Company Common Stock”), of the Company (the “Prides Fund Stock Contribution”), and (ii) make an aggregate cash contribution to Parent of approximately $38,936,658 in immediately available funds to an account of Parent (the “Prides Fund Cash Contribution,” and together with the Prides Fund Stock Contribution, the “Prides Fund Contribution”). In exchange for the Prides Fund Contribution, Parent hereby agrees to issue to Prides Fund at the Contribution Closing such number of shares of Common Stock, par value $.01 per share (“Parent Common Stock”) as will equal the Prides Fund’s pro rata portion of the total number of shares of Parent Common Stock outstanding immediately after the Contribution Closing. For the purposes of this Section 1.1, the value of the Prides Fund Stock Contribution shall be calculated assuming that each share of Company Common Stock has a value of $9.50 per share. The shares of Parent Common Stock being issued to Prides Fund in accordance with this Section 1.1 are referred to as the “Prides Fund Shares”.
      1.2.      Prides Co-Invest Contribution. Subject to Section 1.3, at the Contribution Closing, on the terms and subject to the conditions of this Agreement, Prides Co-Invest hereby agrees to (i) transfer and deliver to Parent 1,233,800 shares of Company Common Stock (the “Prides Co-Invest Stock Contribution”), and (ii) make an aggregate cash contribution to Parent of approximately $93,500,000 in immediately available funds to an account of Parent (the “Prides Co-Invest Cash Contribution,” and together with the Prides Co-Invest Stock Contribution, the “Prides Co-Invest Contribution”). In connection with such Prides Co-Invest Contribution, Parent hereby agrees to issue to Prides Co-Invest at the Contribution Closing such number of shares of Parent Common Stock as will equal Prides Co-Invest’s pro rata portion of the total number of shares of Parent Common Stock outstanding immediately after the Contribution Closing. For the purposes of this Section 1.2, the value of the Prides Co-Invest Stock Contribution shall be calculated assuming that each share of Company Common Stock has a value of $9.50 per share. The shares of Parent Common Stock being issued to Prides Co-Invest in accordance with this Section 1.2 are referred to as the “Prides Co-Invest Shares”.
      1.3.        Adjustment to Prides Fund Contribution and Prides Co-Invest Contribution. Notwithstanding the provisions of Sections 1.1 and 1.2, at the Contribution Closing, Prides Co-Invest shall have the right, but not the obligation, to increase the amount of the Prides Co-Invest Stock Contribution and/or the Prides Co-Invest Cash Contribution, provided that the amount of the Prides Fund Cash Contribution shall be reduced by the amount of any such increase. In addition, Prides Fund may reduce the amount of the Prides Fund Cash Contribution to the extent that Prides determines in good faith that, after giving effect to such reduction, the Company shall have a sufficient amount of working capital available to it. None of the adjustments to the Prides Fund Contribution or the Prides Co-Invest Contribution contemplated by this Section 1.3 shall be permitted to the extent that they would cause Parent to be in breach of the Debt Financing Documents. For the avoidance of doubt, the number of Prides Fund Shares and Prides Co-Invest Shares issued by Parent shall be adjusted to give effect to any adjustments to the Prides Fund Contributions and Prides Co-Invest Contributions.
      1.4.       IHC Contribution. At the Contribution Closing (as defined below), on the terms and subject to the conditions of this Agreement, IHC hereby agrees to transfer and deliver to Parent 135,207 shares of Company Common Stock (the “IHC Contribution”). In connection with such IHC Contribution, Parent hereby agrees to issue to IHC at the Contribution Closing such number of shares of Parent Common Stock as will equal IHC’s pro rata portion of the total number of shares of Parent Common Stock outstanding immediately after the Contribution Closing. For the purposes of this Section 1.4, the value of the IHC Contribution shall be calculated assuming that each share of Company Common Stock has a value of $9.50 per share. The shares of Parent Common Stock being issued to IHC in accordance with this Section 1.4 are referred to as the “IHC Shares”.
      1.5.        Six Continents Contribution. At the Contribution Closing (as defined below), on the terms and subject to the conditions of this Agreement, Six Continents hereby agrees to transfer and deliver to Parent 518,584 shares of Company Common Stock (the “Six Continents Contribution”). In connection with such Six Continents Contribution, Parent hereby agrees to issue to Six Continents at the Contribution Closing such number of shares of Parent Common Stock as will equal Six Continents’ pro rata portion of the total number of shares of Parent Common Stock outstanding immediately after the Contribution Closing. For the purposes of this Section 1.5, the value of the Six Continents Contribution shall be calculated assuming that each share of Company Common Stock has a value of $9.50 per share. The shares of Parent Common Stock being issued to Six Continents in accordance with this Section 1.5 are referred to as the “Six Continents Shares”.
      1.6.     Delivery of Funds and Certificates. Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 1.7 of this Agreement, the closing of the transactions contemplation hereby (the “Contribution Closing”) will take place at the offices of Simpson Thacher & Bartlett LLP, 3330 Hillview Avenue, Palo Alto, California 94304, or at such other location as the parties may mutually agree, immediately prior to the closing under the Merger Agreement. At the Contribution Closing,

Parent will deliver to the Investors duly executed certificates, registered in the Investors’ respective names, representing the Prides Fund Shares, the Prides Co-Invest Shares, the IHC Shares and the Six Continents Shares, as the case may be, against the transfer and payment (including, to the extent applicable, the delivery of certificates evidencing the applicable number of shares of Company Common Stock duly endorsed to Parent), to Parent of the Prides Fund Contribution, the Prides Co-Invest Contribution, the IHC Contribution and the Six Continents Contribution, respectively, which shall represent payment in full for the Prides Fund Shares, the Prides Co-Invest Shares, the IHC Shares and the Six Continents Shares.
      1.7.         Conditions to the Obligations of the Parties Hereunder. The respective obligations of the Investors to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, each of which is for the benefit of and any of which may be waived by the Investors:

(a) Subject to Section 4.8, Parent shall have determined that all the conditions to the consummation of the Merger (as set forth in the Merger Agreement) have been satisfied or waived by the necessary party to the Merger Agreement; and

(b) the representations and warranties of Parent and Merger Sub contained herein shall be correct and complete in all material respects as of the Contribution Closing to the same extent as though made on and as of such date.
      1.8.         Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Contribution Closing by any of the parties hereto if the Merger Agreement shall have been terminated in accordance with its terms. In the event of any termination of this Agreement as provided in this Section 1.8, this Agreement shall forthwith become wholly void and of no further force or effect (except Section 4.4 and Article V) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in such Section 4.4 and Article V. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.
II
REPRESENTATIONS AND WARRANTIES
      2.1.     Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub represents and warrants to the Investors as follows:

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by each of Parent and Merger Sub of this Agreement and the agreements contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the agreements contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorizations, executions and deliveries thereof by the Investors, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) As of the date hereof, the authorized capital stock of Parent consists of 1,000 shares of Parent Common Stock, all of which are issued and outstanding and held by Prides Fund as of the date hereof. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share ( “Acquiror Common Stock”), all of which are issued and outstanding and held by Parent as of the date hereof.

(c) The Prides Fund Shares, the Prides Co-Invest Shares, the IHC Shares and the Six Continents Shares, when issued and delivered in accordance with the terms hereof and upon receipt of payment required to be made hereunder, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind (each, a “Lien”).

(d) The execution and delivery by Parent and Merger Sub of this Agreement and the transactions contemplated hereby do not, and the performance by Parent and Merger Sub of this Agreement and the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent governing documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 2.1(e) have been obtained or taken and all filings and obligations described in Section 2.1(e) have been made or fulfilled, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Parent Material Adverse Effect or would not reasonably be expected to prevent or materially delay the ability of the Parent or Merger Sub to consummate the transactions contemplated hereby.

(e) The execution and delivery by Parent and Merger Sub of this Agreement and the transactions contemplated hereby do not, and the performance by Parent and Merger Sub of this Agreement and the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the HSR Act, the Exchange Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect or materially delay the ability of the Parent or Merger Sub to consummate the transactions contemplated hereby.

(f) Each of Parent and Merger Sub was organized solely for the purpose of effecting the Transactions and has engaged in no activity other than in connection therewith.

      2.2.             Representations and Warranties of the Investors. Each of the Investors represents and warrants, severally and not jointly, to Parent and Merger Sub and to the other Investor that:

(a) Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by such Investor of this Agreement and the documents contemplated hereby have been duly and validly authorized by all necessary corporate or other action, and no other corporate or similar proceedings on the part of such Investor are necessary to authorize this Agreement and the agreements contemplated hereby. This Agreement has been duly and validly executed and delivered by such Investor and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether at law or in equity).

(b) The execution and delivery by such Investor of this Agreement and the transactions contemplated hereby do not, and the performance by such Investor of this Agreement and the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-laws, limited partnership agreement or equivalent governing documents of such Investor, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 2.2(c) have been obtained or taken and all filings and obligations described in Section 2.2(c) have been made or fulfilled, conflict with or violate any Law applicable to such Investor or by which any property or asset of it is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such Investor pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Investor is a party or by which such Investor or any property or asset of it is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a material adverse effect upon such Investor or would not reasonably be expected to prevent or materially delay the ability of such Investor to consummate the transactions contemplated hereby.

(c) The execution and delivery by such Investor of this Agreement and the transactions contemplated hereby do not, and the performance by such Investor of this Agreement and the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the HSR Act, the Exchange Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a material adverse effect upon such Investor or would not reasonably be expected to prevent or materially delay the ability of such Investor to consummate the transactions contemplated hereby.

(d) Such Investor (i) is an “accredited investor” within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (ii) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that he, she or it is able to fend for himself, herself or itself, can bear the economic risk of the Investor’s investment in Parent, and has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the investment in the Parent Common Stock and can afford a complete loss of its, his or her investment, (iii) if other than an individual, has not been organized for the purpose of acquiring the Parent Common Stock, (iv) understands that no public market now exists for the Parent Common Stock and there is no assurance that a public market will ever exist for the Parent Common Stock and (v) understands that the Parent Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Parent Common Stock or an available exemption from registration under the Securities Act, the Parent Common Stock must be held indefinitely.

(e) Such Investor’s, together with its Affiliates’ (as defined in the Merger Agreement), total beneficial ownership of shares of outstanding Company Common Stock as of the date hereof is accurately set forth opposite such Investor’s name on Schedule I hereto, and each of such shares when transferred and delivered to Parent will be free and clear of all Liens.

(f) Such Investor has no present plan or intention to transfer its shares of Parent Common Stock following the Contribution Closing.

III
VOTING AND EXCLUSIVITY
      3.1.      Voting. Each of the Investors agrees to vote or consent (or cause to be voted or consented), in person or by proxy, any shares of Company Common Stock beneficially owned or held of record by such Investor or to which such party has, directly or indirectly, the right to vote or direct the voting (the “Subject Shares”) in favor of the Transactions and any other matter required to effect the Transactions at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company called to consider such matters. In order to effectuate this Section 3.1, each of the Investors hereby grants to Parent an irrevocable proxy, which proxy is coupled with an interest, to vote all of the Subject Shares owned by such Investor in favor of the Transactions and any other matter required to effect the Transactions at any meeting of stockholders of the Company called to consider such matters.
      3.2.      Exclusivity. Prior to the earlier of the Contribution Closing or the termination of this Agreement, unless otherwise mutually agreed in writing by the Investors, each of the Investors (in their individual capacities as stockholders of the Company) will (i) not, directly or indirectly, make, participate in or agree to or solicit, initiate or encourage, or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in the Merger Agreement), (ii) not, directly or indirectly, enter into, participate in or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or the making of any proposal or offer for a Competing Transaction, (iii) vote or consent (or cause to be voted or consented), in person or by proxy, any Subject Shares against any Competing Transaction at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, (iv) not, directly or indirectly, sell, transfer or otherwise dispose of any shares of Company Common Stock beneficially owned by such party and (v) not enter into any agreement, commitment or arrangement that is inconsistent with any of the foregoing.
IV
OTHER COVENANTS
      4.1.         Merger Agreement. The parties hereto acknowledge and agree that Parent will have sole discretion with respect to (a) determining whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (b) the manner and timing of its and the Company’s compliance with the covenants applicable to it and the Company under the Merger Agreement. Subject to the immediately preceding sentence, Parent may not amend, or agree to amend, in any material respect the Merger Agreement without the prior written consent of each Investor.
      4.2.      Financing Documents. The parties hereto acknowledge and agree that Parent and certain affiliates of the Prides Fund (“Prides”) will have sole discretion with respect to the negotiation of definitive debt financing documents with JPMorgan (or any other lending person) and any supporting lenders based upon the Debt Financing Documents.
      4.3.      Agreement to Cooperate; Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including providing information and using reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.
      4.4.     Fees and Expenses.
      (a) Subject to Section 4.4(b), in the event that this Agreement is terminated prior to the Contribution Closing, the costs incurred by any party hereto in preparing this Agreement and in pursuing and negotiating the Transactions (including all fees of attorneys, accountants, auditors, investment bankers, experts and consultants and costs relating thereto) will be paid by the party incurring such Transaction Expenses.
      (b) In the event that the Merger Agreement is terminated and Parent shall receive any payment from the Company pursuant to Section 8.3 of the Merger Agreement (the “Termination Fee”), promptly after receipt of such Termination Fee, the Investors shall allocate and pay the Termination Fee, in part or in whole, as applicable, as follows: (i) first, to Prides Fund in an amount equal to its reasonable out-of-pocket Transaction Expenses, (ii) second, if available, to Prides Co-Invest in an amount equal to their reasonable out-of-pocket Transaction Expenses, (iii) third, if available and at the discretion of the Prides Fund, any amounts required to be paid to JPMorgan in the Debt Financing Documents, (iv) fourth, if available, to IHC and Six Continents in an amount equal to their reasonable out-of-pocket Transaction Expenses and (iv) lastly, subject to Section 4.4(c) hereto, the remaining amount of the Termination Fee to Prides Fund or its Affiliates.
      (c) In the event that the closing under the Merger Agreement occurs, simultaneously with such closing, the Surviving Corporation shall reimburse each of the parties hereto for all reasonable out-of-pocket Transaction Expenses incurred by such party.
      4.5.     Notification of Certain Matters. Each party to this Agreement shall give prompt notice to each other party of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Contribution Closing and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.5 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by any party pursuant to this Section 4.5 shall prevent or cure any misrepresentations, breach of warranty or breach of covenant.
      4.6.     Public Statements. Before any party to this Agreement, other than Prides Fund, Parent or Merger Sub, or any Affiliate of such party shall release any statements concerning this Agreement, the Merger Agreement, the Debt Financing Documents, the Transactions or any of the matters contemplated hereby and thereby which is intended for or may result in public dissemination thereof, such party shall cooperate with the other parties and provide the other parties the reasonable opportunity to review and comment upon any such statements and, unless otherwise required by law or as may be required to be disclosed by any party in any Schedule 13D filing, shall not release or permit release of any such information without the consent of the other parties, which shall not be unreasonably withheld.
      4.7.       Execution of Stockholders’ Agreement. At the time of the Contribution Closing, each of the Investors agrees to execute and deliver to the other parties thereto the Stockholders’ Agreement.
      4.8.        Consultation. In connection with (a) exercising its discretion under Sections 1.7 and 4.1 and (b) any negotiations contemplated by Section 4.2, Prides and Parent will use their good faith efforts to (i) promptly communicate with the other parties hereto concerning the relevant issues and terms, (ii) permit the other parties hereto to participate in the negotiation of such terms, if applicable, and (iii) consider the views of the other parties hereto in the making of any decisions or conduct of any negotiations, as applicable.
      4.9.        Transfers. Each Investor agrees not to enter into any plan, agreement, arrangement or understanding to transfer its shares of Parent Common Stock prior to and including the Contribution Closing.
      4.10.        Tax Treatment. The parties to this Agreement intend, for federal income tax purposes, to treat the contributions of Company Common Stock and cash and the receipt of Parent Common Stock by the parties as a transaction governed by section 351 of the Internal Revenue Code of 1986, as amended and agree to report the transaction consistently therewith.
V
MISCELLANEOUS
      5.1.     Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows to Parent, Merger Sub and the Investors, or to such other address as may be hereafter notified by the parties hereto:
      (a) If to Parent, Merger Sub, Prides Fund or Prides Co-Invest, to it at the following address:

c/o Prides Capital Partners, L.P.
44 Montgomery Street
San Francisco, California 94104

Attn: Murray Indick
Telephone: (415) 946-1482
Telecopy: (415) 946-1486

      with a copy to:

Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, California 94304
Attn: Michael Nooney, Esq.
Telephone: (650) 251-5070
Telecopy: (650) 251-5002
      (b) If to IHC or Six Continents, to it at the following address:

Inter-Continental Hotels Corporation
Three Ravinia Drive, Suite 100
Atlanta, Georgia 30346-2149
Attn: Bob Chitty
Telecopy: (770) 604-2373
      and

Inter-Continental Hotels Corporation
Three Ravinia Drive, Suite 100
Atlanta, Georgia 30346-2149
Attn: General Counsel
Telecopy: (770) 604-8551
      with a copy to:

Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Atlanta, Georgia 30309-3996
Attn: Mark D. Kaufman, Esq.
Telephone: (404) 853-8107
Telecopy: (404) 853-8806
      5.2.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.
      5.3.       Assignment. This Agreement may not be assigned by any party hereto, except that the rights and obligations of Prides Fund or Prides Co-Invest to provide the Prides Fund Cash Contribution or Prides Co-Invest Cash Contribution may be assigned by such parties in whole or in part to any affiliate thereof provided that no such assignment will relieve such party of any of its obligations hereunder. Any assignment or delegation in derogation of this provision shall be null and void. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, executors and administrators of the parties hereto.

      5.4.      Amendment. No amendment, modification or supplement to this Agreement shall be enforced against any party hereto unless such amendment, modification or supplement is in writing and signed by Parent and such party.
      5.5.         Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
      5.6.      Integration. This Agreement, the Merger Agreement, the Stockholders’ Agreement, and the documents referred to herein and therein or delivered pursuant hereto or thereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter.
      5.7.       Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.
      5.8.     Amendment and Restatement.
      (a) This Agreement amends certain provisions of the Original Agreements and restates the terms of the Original Agreements in their entirety so as to reflect and give effect to such amendments. All amendments to the Original Agreements effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect from the date of the Original Agreements.
      (b) Each of the representations and warranties of each party hereto made in this Agreement shall be deemed (i) to be made as of December 19, 2005 and (ii) not made on the date hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PERSEUS HOLDING CORP.

By:	/s/ Murray A. Indick

Name: Murray A. Indick

Title:	President

406 ACQUISITION CORP.

By:	/s/ Murray A. Indick

Name: Murray A. Indick

Title:	President

PRIDES 406 CO-INVEST, L.P.

By: Prides Capital Partners, LLC, its general partner

By:	/s/ Murray A. Indick

Name: Murray A. Indick

Title:	Managing Member

PRIDES CAPITAL FUND I, L.P.

By: Prides Capital Partners, LLC, its general partner

By:	/s/ Murray A. Indick

Name: Murray A. Indick

Title:	Managing Member

INTER-CONTINENTAL HOTELS CORPORATION

By:	/s/ Robert Chitty

Name:Robert Chitty
Title:

SIX CONTINENTS HOTELS, INC.

By:	/s/ Robert Chitty

Name:Robert Chitty
Title:

Schedule I

Total Shares of
Outstanding Common
Stock Beneficially Owned

Prides Fund	2,066,445
Prides Co-Invest	1,223,800
IHC	135,207
Six Continents	518,584

Exhibit A
[Insert Form of Stockholders’ Agreement]

Annex D
FORM OF STOCKHOLDERS AGREEMENT
DATED AS OF [          ], 2006
among
Perseus Holding Corp.,
Prides 406 Co-Invest, L.P.,
Prides Capital Fund I, L.P.
and
the Stockholders party hereto

D-i

D-ii

STOCKHOLDERS AGREEMENT
      STOCKHOLDERS AGREEMENT dated as of [                    ], 2006 (this “Agreement”) among Perseus Holding Corp., a Delaware corporation (the “Company”), Prides Capital Fund I, L.P., a Delaware limited partnership (“Prides”), Prides 406 Co-Invest, L.P., a Delaware limited partnership (“Co-Invest”) and the other stockholders of the Company listed on the signature pages hereto. Each of the parties to this Agreement (other than the Company) and any other Person (as hereinafter defined) who or which shall become a party to or agree to be bound by the terms of this Agreement after the date hereof is sometimes hereinafter referred to as a “Stockholder.”
WITNESSETH:
      WHEREAS, the parties hereto have entered into the Second Amended and Restated Contribution and Voting Agreement dated as of March [     ], 2006, pursuant to which the parties have agreed, subject to the terms and conditions thereof, to contribute their shares of common stock, par value $0.01 per share of Pegasus Solutions, Inc. (“Pegasus”) to the Company, in return for which such parties will receive shares of common stock, par value $0.01 per share of the Company (“Common Stock”); and
      WHEREAS, the parties hereto desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the Shares (as hereinafter defined) and to provide for certain rights and obligations and other agreements in respect of the Shares and the Company, all as hereinafter provided.
      NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
      Section 1.1       Definitions. As used in this Agreement, the following terms have the following meanings:
      “Affiliate”, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.
      “Acceptance Notice” shall have the meaning set forth in Section 2.4(b).
      “Agreement” shall have the meaning set forth in the preamble of this Agreement.
      “Board” shall have the meaning set forth in Section 4.1.
      “Buyout Notice” shall have the meaning set forth in Section 2.5.
      “Call Notice” shall have the meaning set forth in Section 7.2(b).
      “Co-Invest” shall have the meaning set forth in the preamble of this Agreement.
      “Commission” shall have meaning set forth in Section 5.7(a).
      “Common Stock” shall have the meaning set forth in the preamble of this Agreement.
      “Company” shall have the meaning set forth in the preamble of this Agreement.
      “IHC” shall have the meaning set forth in Section 7.1(a).
      “Indemnified Party” shall have the meaning set forth in Section 6.3.

      “Indemnifying Party” shall the meaning set forth in Section 6.3.
      “Initial Public Offering” shall mean the first date on which common stock of the Company has been sold in a Public Offering.
      “Inspector” shall have the meaning set forth in 5.7(h).
      “Offer Notice” shall have the meaning set forth in Section 2.4(a).
      “Offered Shares” shall have the meaning set forth in Section 2.4(a).
      “Pegasus” shall have the meaning set forth in the preamble of this Agreement.
      “Permitted Transferee” shall mean: (i) with respect to each Stockholder, any Affiliate, any general or limited partner, member, director, officer or employee of such Stockholder (or their Permitted Transferees), (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of each Stockholder (or their Permitted Transferees) and (iii) a corporation or partnership, a majority of the equity of which is owned and controlled by such Stockholder or Permitted Transferees referred to in clauses (i) or (ii); provided, that any such Permitted Transferee referred to in the foregoing clauses agrees in writing to be bound by the terms of this Agreement in accordance with Section 2.2.
      “Person” shall mean an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.
      “Piggyback Registration” shall have the meaning set forth in Section 5.5.
      “Prides” shall have the meaning set forth in the preamble of this Agreement.
      “Prides Group” shall mean Prides, Co-Invest and any of their respective Permitted Transferees.
      “Prides Nominees” shall have the meaning set forth in Section 4.2(b).
      “Prides Takedown” shall have the meaning set forth in Section 5.3.
      “Public Offering” shall mean any public offering pursuant to an effective registration statement under the Securities Act.
      “Put/ Call Period” shall have the meaning set forth in Section 7.1(a).
      “Put Notice” shall have the meaning set forth in Section 7.1(b).
      “Records” shall have the meaning set forth in 5.7(h).
      “Registrable Securities” means any outstanding shares of Common Stock held by a Stockholder from time to time until (i) a registration statement covering such Common Stock has been declared effective by the Commission and such stock has been disposed of pursuant to such effective registration statement or (ii) such Common Stock is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or under which it may be sold pursuant to Rule 144(k).
      “Registration Expenses” shall have the meaning set forth in Section 5.8.
      “Securities Act” shall mean the United States Securities Act of 1933, as amended.
      “Selling Stockholder” shall have the meaning set forth in 5.7(c).
      “Share Equivalents” shall mean securities of any kind (including “phantom” securities) issued by the Company convertible into or exchangeable for Common Stock or options, warrants or other rights to purchase or subscribe for Common Stock or securities convertible into or exchangeable for Common Stock.
      “Shares” shall mean, with respect to any Stockholder, any and all shares of Common Stock or other capital stock of the Company, whether now owned or hereafter acquired (including upon exercise of options, conversion of shares, preemptive rights or otherwise), held by such Stockholder.

      “Stockholder” shall have the meaning set forth in the preamble of this Agreement.
      “Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar function at the time directly or indirectly owned by such Person.
      “Third Party” shall mean any prospective Transferee of Shares (other than the Company) that is not a Permitted Transferee of the Stockholder proposing the Transfer of such Shares to such prospective Transferee.
      “Transfer” shall have the meaning set forth in Section 2.1.
      “Transferee” shall mean any Person who or which acquires Shares from a Stockholder or a Transferee (including Permitted Transferees) of a Stockholder subject to this Agreement.
      “Transferor” shall mean any Person who transfers shares to a Stockholder or a Transferee (including Permitted Transferees) subject to this Agreement.
      “Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.
ARTICLE II
CERTAIN RESTRICTIONS ON TRANSFERS
      Section 2.1       Transfers in Accordance with this Agreement. Until the tenth anniversary of the date hereof, no Stockholder shall, directly or indirectly, transfer, sell, assign, pledge, hypothecate, encumber, or otherwise dispose of, all or any portion of any Shares or any economic interest therein (including without limitation by means of any participation or swap transaction) (each, a “Transfer”) to any Person, except (A) transfers to Permitted Transferees in compliance with the Securities Act, applicable state and other securities laws and in compliance with this Agreement, (B) transfers made in compliance with Sections 2.4, 2.5 or 2.6 of this Agreement, (C) transfers made in compliance with Sections 7.1 or 7.2 of this Agreement, or (D) with the prior written consent of Prides. Any attempt to Transfer any Shares in violation of the terms of this Agreement shall be null and void, and neither the Company, nor any transfer agent shall register upon its books any Transfer of Shares by a Stockholder to any Person except a Transfer in accordance with this Agreement.
      Section 2.2      Agreement to be Bound. No Transfer of Shares (other than Transfers in a Public Offering or pursuant to Rule 144 or any similar provisions then in force under the Securities Act) shall be effective unless (i) the Transferee, if not already a party hereto, shall have executed and delivered to each other party hereto, as a condition precedent to such Transfer, an instrument reasonably satisfactory to such parties confirming that the Transferee agrees to be bound by the terms of this Agreement with respect to the Shares so Transferred to the same extent applicable to the Transferor thereof and (ii) the Transferee has delivered to the Company an opinion of counsel reasonably satisfactory to the Company indicating that the proposed Transfer is exempt from applicable securities laws.
      Section 2.3     Share Certificates.

(a) Each certificate representing Shares held by a Stockholder will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE STOCKHOLDERS’ AGREEMENT AMONG PERSEUS HOLDING CORP AND THE OTHER STOCKHOLDERS PARTY THERETO, DATED AS OF [ ], 2006, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, A COPY OF WHICH IS ON FILE WITH THE

SECRETARY OF PERSEUS HOLDING CORP. THE STOCKHOLDERS’ AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE VOTING AND TRANSFER OF THE SHARES SUBJECT TO THE AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACTS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACTS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

      Section 2.4     Right of First Offer.

(a) If at any time on or after the third anniversary of the date hereof, any Stockholder (other than members of the Prides Group) desires to Transfer any of its Shares to a Third Party, such Stockholder shall so inform Prides by notice in writing (the “Offer Notice”) stating the number of Shares that are the subject of such proposed Transfer (the “Offered Shares”), the per share offer price and any other material terms on which such Stockholder irrevocably offers to transfer such shares.

(b) Prides shall have the right, but not the obligation, to purchase all or any portion of the Offered Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice (the “Acceptance Notice”) of such election to such Stockholder within sixty (60) days after the delivery of the Offer Notice.

(c) If Prides shall have agreed to purchase the Offered Shares, it shall consummate its purchase of the Offered Shares by delivering, against receipt of certificates or other instruments representing the Shares being purchased, appropriately endorsed by the Stockholder holding such Shares (or its Permitted Transferee), the aggregate purchase price to be paid by it via wire transfer of immediately available funds to an account specified by such Stockholder not less than one business day before the closing date, which closing date will be thirty (30) days after the date of receipt of the Acceptance Notice.

(d) If Prides shall not exercise its rights under this Section 2.4, such Stockholder shall be permitted to proceed with the proposed Transfer of the Offered Shares, and such Stockholder shall have ninety (90) days to consummate such proposed Transfer, on terms no more favorable to the proposed Transferee(s) than those terms set forth in the Offer Notice, before the provisions of this Section 2.4 shall again be in effect with respect to such Shares; provided that such proposed Transferee (A) is acceptable to Prides (such acceptance not to be unreasonably withheld) and (B) the proposed Transferee complies with Section 2.2 hereof.

(e) Prides’ right to purchase any Offered Shares pursuant to this Section 2.4 shall be freely assignable to any member of the Prides Group or the Company.
      Section 2.5     Drag-Along Right. If at any time members of the Prides Group propose to sell or cause the sale of a majority of the outstanding Shares beneficially owned by the Prides Group to a Third Party in any arms-length transaction or series of related transactions, then Prides shall have the right to deliver a written notice (a “Buyout Notice”) to each Stockholder which shall state (i) that Prides (or the applicable parties) proposes to effect such transaction, (ii) the identity of the Third Party and the proposed purchase price per Share to be paid and any other material terms and conditions, and (iii) the projected closing date of such sale. Each Stockholder agrees that, upon receipt of a Buyout Notice, such Stockholder (and its Permitted Transferees) shall be obligated to sell in such transaction the same percentage of the Shares held by such Stockholder (and/or its Permitted Transferees) as the Prides Group proposes to sell upon the terms and conditions of such transaction (and otherwise take all necessary action to cause consummation of the proposed transaction); and provided, further, that in no event shall such Stockholder be required to make any representations or provide any indemnities other than (A) on a proportionate basis, or (B) with respect to matters relating solely to such Stockholder (and/or its Permitted Transferees), such as representations as to title to Shares to be transferred by such Stockholder (and/or its Permitted Transferees), and no Stockholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferee with respect to an amount in excess of the sum of the net cash and value of other proceeds paid to such Stockholder in connection with such Transfer. In the event that any such Transfer is structured as a merger, consolidation or similar business combination, each such Stockholder hereby agrees to vote in favor of the transaction (including acting by written consent if requested) and take all action to waive any dissenters, appraisal or other similar rights such Stockholder may have.
      Section 2.6     Bring Along Right.

(a) Any member of the Prides Group may Transfer its Shares in its sole discretion; provided that it shall comply with the provisions of this Section 2.6 in connection with any such Transfer other than to a Permitted Transferee or in a Public Offering or pursuant to Rule 144 or any similar provisions then in force under the Securities Act.

(b) At least 15 days prior to any Transfer of Shares by a member of the Prides Group, it shall give notice to the Company and each other Stockholder, specifying in reasonable detail the number of Shares to be Transferred and the terms and conditions of the Transfer. Each other Stockholder may elect to participate in the contemplated Transfer at the same price per share and on the same terms by delivering written notice to the member of the Prides Group within 10 days after delivery of such notice. If any Stockholder elects to participate in such Transfer, such Stockholder shall be entitled to Transfer in the contemplated Transfer, at the same price and on the same terms as the member of the Prides Group, a number of Shares equal to the product of (i) the percentage of the total number of outstanding Shares owned by such Stockholder and (ii) the number of Shares proposed to be Transferred in the contemplated Transfer. The Prides Group shall not Transfer any of its Shares to any prospective transferee if such prospective transferee declines to allow the participation of electing Stockholders.

(c) Each Stockholder Transferring Shares pursuant to this Section 2.6 shall pay its pro rata share (based on the number of Shares to be sold) of the expenses incurred by the Stockholders in connection with such Transfer and shall be obligated to join on a pro rata basis (based on the number of Shares to be sold) in any representations, warranties, indemnification provisions, escrow arrangements and other obligations that the Prides Group agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to another particular Stockholder such as indemnification with respect to representations and warranties given by such other Stockholder regarding such other Stockholder’s title to and ownership of Shares); provided that no Stockholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferee with respect to an amount in excess of the sum of the net cash and value of other proceeds paid to such Stockholder in connection with such Transfer.
ARTICLE III
PREEMPTIVE RIGHTS
      Section 3.1      Preemptive Rights. If the Company shall (other than in connection with the issuance of Shares or Share Equivalents (i) to employees, officers, directors, consultants or agents of the Company or any of its direct or indirect Subsidiaries with respect to any employee benefit plan, incentive award program or other compensation arrangement, provided that such employees, officers, directors, consultants or agents are not employees, officers, directors, consultants or agents of any other member of Prides, (ii) in an underwritten Public Offering, (iii) in connection with any stock split, dividend or combination, or any recapitalization, consolidation, exchange or similar reorganization, (iv) as all or a portion of the consideration for the purchase of capital stock or assets of another Person that has been approved by the Board or (v) with an aggregate value of up to $1.5 million to John F. Davis III, Robert G. Boles, and Susan K. Conner in connection with those letter agreements entered into by such parties with Prides Capital Partners, LLC, as of December 19, 2005 and as of January 13, 2006) (A) issue any Shares, (B) issue any Share Equivalents or (C) enter into any contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any Shares or Share Equivalents, prior to taking any such action described in the foregoing clause (A), (B) or (C), the Company shall deliver a notice to each Stockholder stating the number of Shares or Share Equivalents proposed to be issued and the price and other material terms on which it proposes to issue such Shares or Share Equivalents. Within fifteen (15) days after receipt of such notice, each Stockholder may elect to purchase that number of Shares (or Share Equivalents, as the case may be) at the same purchase price as the price for the additional Shares (or Share Equivalents) to be issued so that, after the issuance, all of such Shares (or Share Equivalents), together with all Shares (or Share Equivalents) to be issued pursuant to this Section 3.1(a) in connection therewith, the Stockholder would, in the aggregate, hold the same proportional interest of the outstanding Shares (assuming, in the case of an issuance of Share Equivalents, the conversion, exercise or exchange thereof) as was held by such Stockholder prior to the issuance of such additional Shares (or Share Equivalents). If a Stockholder does not exercise its rights to purchase its pro rata portion of Shares or Share Equivalents, then the Company shall have ninety (90) days to consummate the proposed issuance, on terms no less favorable to the Company than those contained in such notice before the provisions of this Section 3.1 shall again be in effect with respect to such issuance.
ARTICLE IV
GOVERNANCE
      Section 4.1      Board Size. The Board of Directors of the Company (the “Board”) shall initially consist of [           ] [(           )] directors. Thereafter, the size of the Board shall be determined in the manner set forth from time to time in the Company’s Certificate of Incorporation and Bylaws.
      Section 4.2     Board Composition.

(a) Prior to an Initial Public Offering, Prides will have the right to appoint the members of the Board, which may include representatives of Prides, the Company management and one or more independent directors. Each Stockholder agrees to vote all of its or his Shares in favor of the persons appointed by Prides.

(b) Following an Initial Public Offering, subject to the provisions of the Securities Act and the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder, and the rules of any stock exchange or market on which the Company’s securities are listed or quoted, Prides will be entitled to nominate a percentage of the total members of the Board that is equal to the percentage of outstanding Shares beneficially owned by Prides, its Affiliates and its or their Permitted Transferees (rounded up to the nearest whole number of directors) (the “Prides Nominees”). The Company will recommend such nominations to the Company stockholders entitled to vote on the election of directors to the Board and provide the same support for the Prides Nominees as the other members of the management slate of nominees. Each Stockholder agrees to vote all of its or his Shares in favor of the Prides Nominees.
      Section 4.3      Voting. Each Stockholder (other than members of the Prides Group) hereby agrees that such Stockholder will vote all of the voting Shares owned or held of record by such Stockholder in the manner directed by Prides, except with respect to (i) any transaction with one or more members of the Prides Group, other than (A) a transaction with an Affiliate of one or more members of the Prides Group that has been negotiated on arms-length terms, in the ordinary course of business, between the managements of the Company and such Affiliate or (B) a transaction that has been approved by a majority of disinterested directors that are not Affiliates of one or more members of the Prides Group and (ii) any amendment to the certificate of incorporation or the bylaws of the Company that adversely affects any Stockholder (other than a member of the Prides Group), other than an increase in the authorized capital stock of the Company. Furthermore, and without limiting the foregoing, each Stockholder (other than a member of the Prides Group) hereby agrees that it will vote for, consent to, raise no objections against and participate in any reorganization of the Company effectuated to facilitate an Initial Public Offering, provided that such reorganization shall not have a disproportionate adverse impact upon any of the Stockholders relative to the Prides Group.
      Section 4.4                Waiver of Corporate Opportunity. Prides and its Affiliates may engage in or possess an interest in other investments, business ventures or entities of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of the Company and its Subsidiaries, and may provide advice and other assistance to any such investment, business venture or entity, and the Company, its Subsidiaries and the Stockholders shall have no rights by virtue of this Agreement in and to such investments, business ventures or entities or the income or profits derived therefrom, and the pursuit of any such investment or venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Neither Prides nor any Affiliate thereof shall be obligated to present any particular investment or business opportunity to the Company or its Subsidiaries even if such opportunity is of a character that, if presented to the Company or its Subsidiaries, could be taken by the Company and its Subsidiaries, and Prides or any Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.
ARTICLE V
REGISTRATION
      Section 5.1     Demand Registration.

(a) At any time on or after the date of the Initial Public Offering, upon the written request (a “Demand Request”) of any member of the Prides Group or their respective Permitted Transferees (a “Demand Holder”) requesting that the Company effect the registration under the Securities Act of all or part of such Demand Holder’s Registrable Securities and specifying the amount and intended method of disposition thereof, the Company will promptly give written notice of such Demand Request to the other holders of Registrable Securities and thereupon will, as expeditiously as possible, file a registration statement to effect the registration under the Securities Act of:

(i) such Registrable Securities which the Company has been so requested to register by the Demand Holder; and

(ii) the Registrable Securities of other holders of Registrable Securities which the Company has been requested to register by written request given to the Company within fifteen (15) days after the giving of such written notice by the Company (which request shall specify the amount and intended method of disposition of such securities);
all to the extent necessary to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Registrable Securities.

(b) Notwithstanding Section 5.1(a) above, the Company shall not be obligated to file a registration statement relating to any registration request under Section 5.1(a):

(i) within a period of one hundred eighty (180) days (or such lesser period as the managing underwriters in an underwritten offering may permit) after the effective date of any other registration statement relating to any registration request under this Section 5.1(a) or relating to any registration effected under Section 5.2;

(ii) if with respect thereto the managing underwriter, the SEC, the Securities Act, or the form on which the registration statement is to be filed, would require the conduct of an audit other than the regular audit conducted by the Company at the end of its fiscal year, in which case the filing may be delayed until the completion of such audit (and the Company shall use its reasonable best efforts to cause such audit to be completed expeditiously and without unreasonable delay);

(iii) if the Company is in possession of material non-public information and the Board determines in good faith that disclosure of such information would not be in the best interests of the

Company and its shareholders, in which case the filing of the registration statement may be delayed until the earlier of the second Business Day after such conditions shall have ceased to exist and the ninetieth (90th)day after receipt by the Company of the Demand Request from the Demand Holder, as the case may be, to register Registrable Securities under this Section 5.1(a); provided, that such right to delay such request shall be exercised by the Company not more than once in any twelve (12) month period and the Company shall use its reasonable efforts to terminate the delay period as promptly as practicable; or

(iv) if the Company is entitled to use a registration statement on Form S-3 (or any successor form to Form S-3) or any similar short-form registration statement to register shares in a public offering of securities.

(c) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 5.1; provided, however, that for the avoidance of doubt, each of the Stockholders shall bear its pro rata portion of any discounts and commissions with respect to shares of Registrable Securities sold by it in connection therewith.

(d) If a requested registration pursuant to this Section 5.1 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be reasonably likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the Company will include in such registration such number of Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number shall be allocated (i) first, 100% to the number of Registrable Securities requested to be registered by the Prides Group and (ii) second, pro rata among the Company and all other requesting holders of Registrable Securities based on the relative number of Registrable Securities then held by each such requesting holder of Registrable Securities, and in the case of the Company, the number of securities it proposes to sell for its own account.
      Section 5.2      Form S-3 Registration. On or after an Initial Public Offering, if the Company receives from a Demand Holder a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Demand Holder, the Company shall:

(a) promptly give notice of the proposed registration, and any related qualification or compliance, to the other holders of Registrable Securities; and

(b) as expeditiously as possible, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Demand Holder’s Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Stockholders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 5.2:

(i) if Form S-3 (or any successor form) is not available for such offering by the Stockholders; or

(ii) if the Stockholders propose to sell Registrable Securities at an aggregate price to the public of less than $5,000,000; or

(iii) if the Company shall furnish to the Stockholders a certificate signed by the chairman of the Board stating that in the good faith judgment of the Board, it would not be in the best interests of the Company for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to delay the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of such Demand Holder under this

Section 5.2; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period and the Company shall use its reasonable best efforts to terminate the delay period as promptly as practicable; or

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for a Demand Holder pursuant to this Section 5.2.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities as expeditiously as possible after receipt of the request or requests of the Stockholders.

(d) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 5.2; provided, however, that for the avoidance of doubt, each of the Stockholders shall bear its pro rata portion of any discounts and commissions with respect to shares of Registrable Securities sold by it in connection therewith.

(e) If a requested registration pursuant to this Section 5.2 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be reasonably likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the Company will include in such registration such number of Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number shall be allocated (i) first, 100% to the number of Registrable Securities requested to be registered by the Prides Group and (ii) second, pro rata among the Company and all other requesting holders of Registrable Securities based on the relative number of Registrable Securities then held by each such requesting holder of Registrable Securities, and in the case of the Company, the number of securities it proposes to sell for its own account.
      Section 5.3     Shelf Take Down. Until the third anniversary of the effective date of the registration statement relating to the Initial Public Offering, members of the Prides Group may initiate takedown sales (which may be underwritten or non-underwritten) from any registration statement that includes Shares held by such members (a “Prides Takedown”). Each other Stockholder (and/or its Permitted Transferees) will be entitled to sell the same percentage of the Registrable Securities held by such Stockholder (and/or its Permitted Transferees) as the percentage of Registrable Securities held by the Prides Group which the members of the Prides Group propose to sell in such Prides Takedown.
      Section 5.4       Selection of Underwriters. Prides shall have the right to select the underwriter(s) and manager(s) to administer any of its registrations pursuant to Section 5.1 or 5.2; provided, that such underwriter(s) and manager(s) shall be reasonably acceptable to the Company.
      Section 5.5         Piggyback Registrations.

(a) Right to Piggyback. If at any time following the consummation of an Initial Public Offering the Company proposes to register any of its or its Affiliates’ Common Stock under the Securities Act (other than a transaction described under Rule 145 of the Securities Act or pursuant to Form S-8 or its successor forms) and the registration form to be used may be used for the registration of the Stockholders’ Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to the Stockholders of its intention to effect such a registration and will include in such registration the Shares of the Stockholders with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the receipt of the Company’s notice; provided, that until the third anniversary of the effective date of the registration statement relating to the Initial Public Offering, Stockholders other than members of the Prides Group may only exercise the rights under this Section 5.5 if members of the Prides Group are participating in such registration.

(b) Piggyback Expenses. The Registration Expenses of the Stockholders shall be paid by the Company in all Piggyback Registrations; provided, however, that for the avoidance of doubt, each of the Stockholders shall bear its pro rata portion of any discounts and commissions with respect to shares of Registrable Securities sold by it in connection therewith.

(c) Priority on Registrations. If a Piggyback Registration is an underwritten registration on behalf of the Company, and the managing Underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, then the number of Shares available for registration shall be allocated (i) first, 100% to the number of Registrable Securities requested to be registered by the Prides Group and (ii) second, pro rata based on the relative number of Registrable Securities then held by each other Stockholder; provided, that any such amount thereby allocated to any such Stockholder that exceeds such Stockholder’s request shall be reallocated among the remaining requesting Stockholders in like manner.
      Section 5.6      Lockup Agreements. If any registration hereunder shall be in connection with an underwritten Public Offering, each Stockholder holding Registrable Securities agrees not to effect any sale or distribution of the securities being registered or of a similar security of the Company or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the 15 days prior to, and during (i) the 180-day period beginning on the consummation of the Initial Public Offering, unless the investment banks or Underwriters managing the Public Offering otherwise agree, and (ii) the 90-day period beginning on, the effective date of any other Public Offering to be underwritten on a firm commitment basis (except as part of such underwritten registration), unless the investment banks or Underwriters managing the public offering otherwise agree.
      Section 5.7         Registration Procedures. Whenever the Stockholders holding Registrable Securities request that any Registrable Securities be registered pursuant to Section 5 of this Agreement, the Company will use its reasonable best efforts to effect the registration of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

(a) The Company will as expeditiously as practicable prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof (it being understood that the Company shall use Form S-3 (or any replacement form) if such form is then available), and use its best efforts to cause such filed registration statement to become effective.

(b) The Company will prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Selling Stockholder or Selling Stockholders thereof set forth in such registration statement.

(c) The Company will, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Stockholder selling Registrable Securities pursuant to a registration statement under this Section 5 (each, a “Selling Stockholder”), counsel representing any Selling Stockholders, and each Underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, together with exhibits thereto, which documents will be subject to review by the foregoing persons within five (5) business days after delivery, and thereafter furnish to such Selling Stockholder, counsel and Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such

Selling Stockholder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Stockholder.

(d) After the filing of the registration statement, the Company will promptly notify each Selling Stockholder covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(e) The Company will use its reasonable best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States and such other jurisdictions as any Selling Stockholder reasonably (in light of such Selling Stockholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Stockholder to consummate the disposition of the Registrable Securities owned by such Selling Stockholder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(f) The Company will immediately notify each Selling Stockholder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and will promptly make available to each Selling Stockholder any such supplement or amendment.

(g) The Company will enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required (including providing assistance in the preparation of road show materials and using its reasonable best efforts to make available the executive officers of the Company to participate in road show presentations, in each case as is reasonable and customary at such time in similar plans of distribution of similar securities) in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the intended plan of distribution of the Selling Stockholders. The Selling Stockholders may, at their option, require that any or all of the representations, warranties and covenants of the Company or to or for the benefit of such Underwriters also be made to and for the benefit of such Selling Stockholders.

(h) The Company will deliver promptly to each Selling Stockholder of such Registrable Securities and each Underwriter, if any, subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all correspondence between the Commission and the Company its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and make available for inspection by any Selling Stockholder of such Registrable Securities, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Stockholder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to perform a reasonable and customary due diligence investigation, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the disclosure or release of such Records is requested or required pursuant to oral questions, interrogatories, requests for information or documents or a subpoena or other order from a court of competent jurisdiction or other process; provided that prior to any disclosure or release pursuant to clause (ii), the Inspectors shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive such Inspectors’ obligation not to disclose such Records; and provided, further, that if failing the entry of a protective order or the waiver by the Company permitting the disclosure or release of such Records, the Inspectors, upon advice of counsel, are compelled to disclose such Records, the Inspectors may disclose that portion of the Records which counsel has advised the Inspectors that the Inspectors are compelled to disclose. Each Selling Stockholder of such Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(i) The Company will furnish to each Selling Stockholder and to each Underwriter, if any, a signed counterpart, addressed to such Selling Stockholder or Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Selling Stockholders of Registrable Securities included in such offering or the managing Underwriter, if any, therefor reasonably requests.

(j) The Company will use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(k) The Company will use its reasonable best efforts (a) to cause all such Registrable Securities to be listed on a national securities exchange (if such shares are not already so listed) and on each additional national securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange or (b) to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD.

(l) The Company will appoint a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement.

(m) The Company may require each Selling Stockholder of Registrable Securities to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

(n) Each Selling Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.7(f), such Selling Stockholder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.7(f), and, if so directed by the Company, such Selling Stockholder will deliver to the Company all copies, other than permanent file copies then in such Selling Stockholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.7(b)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.7(f) to the date when the Company shall make available to the Selling Stockholders of Registrable Securities covered by such registration statement a prospectus supplemented or amended to conform with the requirements of Section 5.7(f).

      Section 5.8     Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, Underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) shall be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the NASD automated quotation system.
      Section 5.9           Termination of Registration Rights. The registration rights provided by this Section 5 will terminate with respect to each Stockholder (other than members of the Prides Group) when such Stockholder owns less than 3.0% of the Company’s outstanding Common Stock and is able to sell all of its shares of Common Stock pursuant to Rule 144 of the Securities Act during any three-month period.
ARTICLE VI
INDEMNIFICATION AND CONTRIBUTION
      Section 6.1               Indemnification by the Company.

(a) To the fullest extent permitted by law, the Company agrees to indemnify and hold harmless each Selling Stockholder of Registrable Securities, its officers, directors, employees and agents, and each person, if any, who controls such Selling Stockholder within the meaning of the Securities Act from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Common Stock) to which such Selling Stockholder, officer, director, employee or agent or controlling Person may become subject under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus or any preliminary prospectus or any amendment or supplement thereto relating to the Registrable Securities or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and shall reimburse each Selling Stockholder and each such officer, director, employee, agent and controlling Person for any legal and other expenses reasonably incurred by that Selling Stockholder, officer, director, employee, agent or controlling Person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred, except insofar as the same are contained in any information furnished in writing to the Company by such Selling Stockholder expressly for use therein. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Stockholders provided in this Section 6.1(a).

(b) To the fullest extent permitted by law, the Company further agrees to indemnify and hold harmless each Stockholder, its officers, directors, employees and agents, and each person, if any, who controls such Stockholder within the meaning of the Securities Act from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Common Stock) to which such Stockholder, officer, director, employee or agent or controlling Person may become subject under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises with respect to any controlling shareholder or other vicarious liabilities with its ownership of capital stock of the Company.

(c) The indemnities provided by this Section 6.1 shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Stockholder or Underwriter.
      Section 6.2       Indemnification by Stockholders of Registrable Securities. To the fullest extent permitted by law, each Selling Stockholder agrees, severally but not jointly, to indemnify and hold harmless the Company its officers, directors and agents and each Person, if any, who controls the Company within the meaning of the Securities Act to the same extent as the indemnity from the Company to such Selling Stockholder pursuant to clauses (i) and (ii) of Section 6.1(a), but only with reference to information related to such Selling Stockholder furnished in writing by such Selling Stockholder or on such Selling Stockholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus; provided that the obligation to indemnify will be individual to each Selling Stockholder and will be limited to the total price at which the Registrable Securities of such Selling Stockholder were offered to the public (less underwriting discounts and commissions) pursuant to such registration statement. Each Selling Stockholder also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 6.2, subject to the proviso in the first sentence of this Section 6.2. Notwithstanding the foregoing, the indemnity set forth in this Section 6.2, shall not apply to amounts paid in settlements effected without the consent of such Selling Stockholder (which consent shall not be unreasonably withheld or delayed).
      Section 6.3            Conduct of Indemnification Proceedings. Promptly after receipt by any person in respect of which indemnity may be sought pursuant to Section 6.1 or 6.2 (an “Indemnified Party”) of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the person against whom such indemnity may be sought (an “Indemnifying Party”) notify the Indemnifying Party in writing of the claim or the commencement of such action provided that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party otherwise than under Section 6.1 or 6.2, except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.
      Section 6.4         Contribution. If the indemnification provided for in this Article VI is unavailable to the Indemnified Parties in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses (i) as between the Company and the Selling Stockholders on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other from the offering of the Registrable

Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Stockholders on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each Selling Stockholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Stockholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Stockholders bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Selling Stockholders on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Stockholders or by the Underwriters. The relative fault of the Company on the one hand and of each Selling Stockholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
      The Company and the Selling Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Stockholder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Stockholder were offered to the public (less underwriting discounts and commissions) exceeds the amount of any damages which such Selling Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Selling Stockholder’s obligations to contribute pursuant to this Section 6.4 are several in proportion to the proceeds of the offering received by such Selling Stockholder and not joint.
ARTICLE VII
RIGHTS RELATED TO IHC
      Section 7.1     IHC Put Right.

(a) At any time prior to the third anniversary of the effective date hereof (such period, the “Put/ Call Period”), Inter-Continental Hotels Corporation (together with Six Continents Hotels, Inc. and its and their respective Permitted Transferees “IHC”) shall have the right, with respect to the Shares held by IHC, to sell to Prides and Prides shall be required to purchase, on one occasion, all (but not less than all) of the Shares then held by IHC at a price per share equal to $8.50, subject to appropriate adjustment to reflect stock dividends, stock splits and other recapitalizations.

(b) In the event that IHC intends to exercise its rights pursuant to Section 7.1(a), IHC shall send written notice to Prides, at any time during the Put/ Call Period, of its intention to exercise its rights under Section 7.1(a) (the “Put Notice”). The completion of the purchase pursuant to the foregoing shall take place at the principal office of Prides on the later of (x) the 30th day (or if such day is not a business day, the next business day) after the giving of the Put Notice and (y) two (2) business days after the later of (i) the expiration or early termination of all waiting periods under the HSR Act, if any and (ii) receiving all Consents (as hereinafter defined). At completion, IHC shall provide customary representations and warranties as to its title to the Shares and to no encumbrances on the Shares. The price payable as described in this Section 7.1 shall be paid by delivery to IHC of a certified bank check or checks in the appropriate amount payable to the order of the IHC against delivery of certificates or other instruments representing the Common Stock so purchased, appropriately endorsed or executed by IHC or its authorized representative or such other form of payment as may be agreed by Prides and IHC.
      Section 7.2     Prides Call Right.

(a) At any time during the Put/ Call Period, Prides shall have the right to purchase from IHC, and IHC shall be required to sell all of the Shares then held by IHC at a price per share equal to $12.00, subject to appropriate adjustment to reflect stock dividends, stock splits and other recapitalizations.

(b) In the event that Prides intends to exercise its rights pursuant to Section 7.2(a), Prides shall send written notice to IHC, at any time during the Put/ Call Period, of its intention to exercise its rights under Section 7.2(a) and shall indicate the amount of Common Stock to be purchased (the “Call Notice”). The completion of the purchase pursuant to the foregoing shall take place at the principal office of Prides on the later of (x) the 30th day (or if such day is not a business day, the next business day) after the giving of the Put Notice and (y) two (2) business days after the later of (i) the expiration or early termination of all waiting periods under the HSR Act, if any and (ii) receiving all Consents. At completion, IHC shall provide customary representations and warranties as to its title to the Shares and to no encumbrances on the Shares. The price payable as described in this Section 7.1 shall be paid by delivery to IHC of a certified bank check or checks in the appropriate amount payable to the order of the IHC against delivery of certificates or other instruments representing the Common Stock so purchased, appropriately endorsed or executed by IHC or its authorized representative or such other form of payment as may be agreed by Prides and IHC.
      Section 7.3     Approvals.

(a) Upon (i) the delivery of a Put Notice or a Call Notice or (ii) the proposed purchase of Shares by any Person pursuant to Section 2.4 or 2.5, the Company shall promptly make all filings (if any) which it is required to make under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), for the proposed Transfer of the Shares, and the Company agrees to furnish any Stockholder with such necessary information and reasonable assistance as such Stockholder may reasonably request in connection with the preparation of any necessary filings or submissions to the Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), including, without limitation, any filings or notices necessary under the HSR Act. The Company shall, at its own expense, use commercially reasonable efforts to respond to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any governmental authority pertaining to the Company with respect to the proposed Transfer.

(b) Each Stockholder shall promptly make any and all filings which it is required to make under the HSR Act with respect to the proposed Transfer and such Stockholder agrees to furnish the Company with such necessary information and reasonable assistance as it may request in connection with its preparation of any necessary filings or submissions to the FTC or the Antitrust Division, including, without limitation, any filings or notices necessary under the HSR Act. Each Stockholder will, at its own expense, use commercially reasonable efforts to respond promptly to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any governmental authority pertaining to such Stockholders, as the case may be, with respect to the proposed Transfer.

(c) Each of the parties hereto shall use its commercially reasonable efforts to give such notices and obtain all other authorizations, consents, orders and approvals of all governmental authorities and other third parties that may be or become necessary to effect (i) the Transfer of Shares contemplated by the Put Notice and Call Notice and (ii) the purchase of Shares by any Person pursuant to Section 2.4 or 2.5 (collectively, “Consents”), and will cooperate fully with the other parties hereto in promptly seeking to obtain all such Consents.

(d) The Company shall pay all expenses and fees payable to any governmental authorities in connection with the filings made by it pursuant to this Section 7.3.

      Section 7.4     Assignment. Prides’ rights and obligations pursuant to Sections 7.1 through 7.3 shall be freely delegable and otherwise assignable to any other member of the Prides Group, but no such delegation or assignment shall relieve Prides of any of its obligations hereunder if such member of the Prides Group fails to perform them. IHC’s rights and obligations pursuant to Sections 7.1 through 7.3 shall be freely delegable and otherwise assignable to any Permitted Transferees, but no such delegation or assignment shall relieve Inter-Continental Hotels Corporation or Six Continents Hotels, Inc. of any of their respective obligations hereunder if such Permitted Transferee fails to perform them.
      Section 7.5               Delivery of Financial Statements. So long as IHC holds at least 1% of the issued and outstanding Common Stock, the Company will deliver promptly to IHC copies of its monthly, quarterly and annual financial statements; provided that (i) such statements are prepared by the Company in the ordinary course of its business and (ii) the Company may withhold any information that it determines, in its reasonable discretion, may be competitively sensitive.
      Section 7.6     Management Fee. In order to provide that IHC’s equity in the Company will not be subject to a management fee, carried interest or similar payment, IHC will be entitled to a payment equal to (a) the amount of any management fee, carried interest or similar payment from the Company to the Prides Group multiplied by (b) IHC’s percentage of the Company’s total equity at the time, payable to IHC whenever the Prides Group receives such payment.
ARTICLE VIII
MISCELLANEOUS
      Section 8.1      No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Stockholders in this Agreement.
      Section 8.2           Recapitalization, Exchanges, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to Stockholders or combination of the Shares or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement, including, without limitation, the put and call prices specified in Article VII, so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement and the term “Shares,” as used herein, shall be deemed to include shares of such capital stock or other securities, as appropriate.
      Section 8.3         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.
      Section 8.4         No Waivers, Amendments.

(a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b) No amendment, modification or supplement to this Agreement shall be enforced against any party hereto unless such amendment, modification or supplement is signed by all of the parties hereto.

(c) Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the enforcement of such waiver is sought.

      Section 8.5        Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex, telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.5 and the appropriate answerback is received or, (b) if given by overnight courier or express mail service, when delivery is confirmed or, (c) if given by any other means, when delivered at the address specified in this Section 8.5. In each case, notice shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company:

Perseus Holding Corp.
44 Montgomery Street, Suite 860
San Francisco, California 94104
Attn: Murray Indick
Telecopy: (415) 946-1486

with a copy to:

Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, California 94304
Attention: Michael J. Nooney
Telecopy: (650) 251-5002

if to Prides:

c/o Prides Capital, LLC
44 Montgomery Street, Suite 860
San Francisco, California 94104
Attn: Murray Indick
Telecopy: (415) 946-1486

with a copy to:

Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, California 94304
Attention: Michael J. Nooney
Telecopy: (650) 251-5002

if to Co-Invest:

c/o Prides Capital, LLC
44 Montgomery Street, Suite 860
San Francisco, California 94104
Attn: Murray Indick
Telecopy: (415) 946-1486

if to IHC:

Inter-Continental Hotels Corporation
Three Ravinia Drive
Suite 100
Atlanta, Georgia 30346-2149
Attn: Bob Chitty
Telecopy: (770) 604-2373

and

Inter-Continental Hotels Corporation
Three Ravinia Drive
Suite 100
Atlanta, Georgia 30346-2149
Attn: General Counsel
Telecopy: (770) 604-8551

with a copy to:

Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Atlanta, Georgia 30309-3996
Attn: Mark D. Kaufman
Telecopy: (404) 853-8806

Section 8.6 Termination. Upon the consummation of an Initial Public Offering the provisions of this Agreement will terminate and be of no further force and effect, except (a) Articles V and VI shall survive until such time as all Registrable Securities held by the Stockholders cease to be Registrable Securities, except as otherwise provided therein, and (b) Articles IV and VIII shall survive.
      Section 8.7     Inspection. So long as this Agreement shall be in effect, this Agreement and any amendments hereto shall be made available for inspection by a Stockholder at the principal offices of the Company.
      Section 8.8          Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that state. Each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California state court, or Federal court of the United States of America, sitting in the Northern District of California, and any appellate court to any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection with this Agreement or the transactions contemplated by this Agreement or by the agreements delivered in connection with this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California state court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California state or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California state or Federal court. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
      Section 8.9        Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      Section 8.10       Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.
      Section 8.11     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
      Section 8.12          Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.
      Section 8.13     Confidentiality. Except as required by law or the rules of any applicable securities exchange or national market system, any announcements or similar publicity or any disclosure to any person other than the respective advisors of the parties hereto regarding the contents of this Agreement or any other agreement between the parties entered into pursuant thereto shall be agreed upon by Prides prior to such disclosure and, except as provided herein, any information relating to the matters described above hereof shall be kept confidential by the parties hereto (and their respective representatives and agents).
      Section 8.14     Parties in Interest. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and Permitted Transferees. Neither this Agreement nor any of their rights hereunder shall be assigned by any of the parties hereto who are not Permitted Transferees without the prior written consent of the other parties.
      Section 8.15                Enforcement; Further Assurances.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) The parties hereto agree to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents, and to do all such other acts and things, as may be required by law or as may be necessary or advisable to carry out the intent and purposes of this Agreement.

[Signatures on Next Page]
      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

PERSEUS HOLDING CORP.

By:

Name:
Title:

PRIDES CAPITAL FUND I, L.P.

By:	Prides Capital Partners, LLC,

its general partner

By:

Name:
Title:

PRIDES 406 CO-INVEST, L.P.

By:	Prides Capital Fund I, L.P., its

general partner

By:

Name:
Title:

INTER-CONTINENTAL HOTELS CORPORATION

By:

Name:
Title:

SIX CONTINENTS HOTELS, INC.

By:

Name:
Title:

Annex E
GUARANTY
      This GUARANTY (this “Guaranty”) dated as of December 19, 2005 is entered into by and between Pegasus Solutions, Inc., a Delaware corporation (the “Company”) and Prides Capital Fund I, L.P. (the “Guarantor”). Capitalized terms used herein without definition have the meanings given to them in the Merger Agreement (as defined below).
RECITALS
      WHEREAS, concurrently with the execution and delivery of this Guaranty, the Company and Perseus Holding Corp., a Delaware corporation (“Parent”), and 406 Acquisition Corp., a Delaware corporation (“Merger Sub” and, together with Parent, the “Acquisition Companies”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the Merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth therein;
      WHEREAS, each of the Acquisition Companies is an Affiliate of the Guarantor; and
      WHEREAS, in order to induce the Company to enter into the Merger Agreement, the Guarantor has agreed to enter into this Guaranty;
      NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Guarantor hereby agree as follows:

1. Guaranty. The Guarantor hereby irrevocably and unconditionally guarantees to the Company the prompt and complete payment of the payment obligations of each of the Acquisition Companies arising out of any willful breach by one or both of the Acquisition Companies under the Merger Agreement that are finally judicially determined to be due and payable by any of the Acquisition Companies by reason of a willful breach of the terms of the Merger Agreement (the “Guaranteed Obligations”); provided, however, that the maximum aggregate liability of the Guarantor hereunder shall not exceed $5,000,000 (the “Maximum Amount”). The Company hereby agrees that in no event shall the Guarantor be required to pay to any Person under, in respect of, or in connection with this Guaranty more than the Maximum Amount, and that the Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Guaranty other than as expressly set forth herein. For the purposes of this Guaranty, the term “finally judicially determined” shall mean the entry of a judgment by a court or other tribunal of competent jurisdiction, which judgment has become final and non-appealable, that the applicable Acquisition Company is in willful breach of the terms of the Agreement or, in the event such Acquisition Company becomes the subject of a case under any chapter of title 11 of the United States Code, the allowance by order of the bankruptcy court or other court of competent jurisdiction, of the Company’s proof of claim against such Acquisition Company based on its willful breach of the Merger Agreement, which order has become final and non-appealable.

2. Terms of Guaranty.

(a) This Guaranty is one of payment, not performance or collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Acquisition Company or whether any Acquisition Company is joined in any such action or actions.

(b) Notwithstanding any other provision of this Guaranty, the Company hereby agrees that (i) the Guarantor may assert, as a defense to any payment or performance by the Guarantor under this Guaranty, any claim, set-off, deduction or defense that any Acquisition Company could assert against the Company under the terms of the Merger Agreement or that could otherwise be asserted by any Acquisition Company against the Company in any action by the Company against any Acquisition

Company and (ii) any failure by the Company to comply with the terms of the Merger Agreement, including, without limitation, any breach by the Company of the representations and warranties contained therein or in any of the agreements, certificates and other documents required to be delivered by the Company pursuant to the terms of the Merger Agreement (whether such breach results from fraud, intentional misrepresentation or otherwise), that would relieve any Acquisition Company of its obligations under the Merger Agreement shall likewise relieve the Guarantor of their obligations under this Guaranty.

3. Sole Remedy.

(a) The Company hereby acknowledges and agrees that none of the Acquisition Companies has any assets as of the date hereof, and that the Company shall not have any right to cause any monies to be contributed to any of the Acquisition Companies by the Guarantor or any current, former or prospective stockholder, officer, member, general or limited partner, director, agent, employee, Affiliate or assignee of the Guarantor.

(b) The Company hereby agrees that no Person other than the Guarantor shall have any obligation or liability arising out of, in connection with or relating to this Guaranty and that neither the Company nor any other Person shall have any remedy, recourse or right of recovery against any current, former or prospective stockholder, member, general or limited partner, officer, director, agent, employee, Affiliate or assignee of the Guarantor, or against any current, former or prospective stockholder, member, general or limited partner, officer, director, agent, employee, Affiliate or assignee of any of the foregoing, whether through the Guarantor or otherwise, by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Any of the Acquisition Companies against the Guarantor or against any current, former or prospective stockholder, member, general or limited partner, officer, director, agent, employee, Affiliate or assignee of the Guarantor, any of the Acquisition Companies or any of their respective Affiliates, or otherwise.

(c) Recourse by the Company against the Guarantor under this Guaranty shall be the sole and exclusive remedy of the Company against the Guarantor or any of its Affiliates (other than the Acquisition Companies) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of its Affiliates (other than the Acquisition Companies), except for claims by the Company against the Guarantor under this Guaranty. Nothing set forth in this Guaranty shall affect or be construed to affect any liability of any of the Acquisition Companies to the Company or shall confer or give, or shall be construed to confer or give, to any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person in respect of or relating to any obligation or liability of the Guarantor arising out of, in connection with or relating to this Guaranty.

4. Termination. This Guaranty shall terminate at the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement pursuant to the provisions of Article VII thereof under circumstances which cannot give rise to any Guaranteed Obligation.

5. Continuing Guaranty. Unless terminated pursuant to the provisions of Section 4 hereof, this Guaranty is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, and shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted transferees and assigns.

6. Entire Agreement. This Guaranty and the Merger Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, between the Guarantor or any of its Affiliates on the one hand, and the Company or any of its Affiliates on the other hand.

7. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty shall be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Company, or in the case of waiver, by the party against whom the waiver is sought to be enforced. No waiver by a party of any breach or violation of, or default under, this Guaranty shall be deemed to extend to any prior or subsequent breach, violation or default hereunder or to affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No delay or omission by any party in exercising any right, power or remedy under this Guaranty shall operate as a waiver thereof.

8. Counterparts. This Guaranty may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Guaranty shall become effective when duly executed by each party hereto.

9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):
           if to the Guarantor:

Prides Capital Fund I, L.P.
44 Montgomery Street
Suite 860
San Francisco, California 94104
Facsimile No.: (415) 946-1482
Attention: Murray Indick
           with a copy to:

Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, California 94304
Facsimile No.: 650-251-5002
Attention: Michael Nooney, Esq.
           if to the Company:

Pegasus Solutions, Inc.
Campbell Centre 1
8350 North Central Expressway, Suite 1900
Dallas, Texas 75206
Facsimile No.: (214) 234-4029
Attention: John F. Davis, III
           with a copy to:

Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Facsimile No.: (214) 740-8800
Attention: Whit Roberts

10. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Guaranty shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware or any federal court sitting in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Guaranty brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Guaranty may not be enforced in or by any of the above-named courts.

11. Severability. Any term or provision of this Guaranty that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Guaranty or affecting the validity or enforceability of any terms or provisions of this Guaranty in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 4 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Guaranty or any part hereof is invalid, illegal or unenforceable.

12. Headings. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Guaranty.

13. Parties in Interest. This Guaranty shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Guaranty, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Guaranty.

[Signature page follows]

      IN WITNESS WHEREOF, the undersigned have executed and delivered this Guaranty as of the date first above written.

PRIDES CAPITAL FUND I, L.P.

By: Prides Capital Partners, LLC, its general partner

By:	/s/ Murray Indick

Name: Murray Indick

Title:	Managing Member

PEGASUS SOLUTIONS, INC.

By:	/s/ John F. Davis, III

Name: John F. Davis, III

Title:	Chairman and Chief Executive Officer

Annex F
January 13, 2006
John F. Davis, III
c/o Pegasus Solutions, Inc.
8350 N. Central Expressway, Suite 1900
Dallas, TX 75206
Dear John:
As you know, pursuant to an Agreement and Plan of Merger among 406 Holding Corp., 406 Acquisition Corp. and Pegasus Solutions, Inc. dated December 19, 2005 (the “Merger Agreement”), Prides Capital Partners, LLC (“Prides”) has agreed to acquire Pegasus Solutions, Inc. (“Pegasus”) (such acquisition, the “Merger”). In connection with the Merger Agreement, you entered into a letter agreement with Prides dated December 19, 2005 (the “2005 Agreement”). We have subsequently reached an agreement to amend that letter agreement. The terms of this letter set forth the terms of our amended agreement, and shall supersede the 2005 Agreement in its entirety.
We desire that you continue as Pegasus’s Chief Executive Officer following the “Effective Time” (as defined in the Merger Agreement). To confirm our mutual agreement to that end, we request that you sign and return a copy of this letter indicating your agreement to serve as Pegasus’s Chief Executive Officer following the Effective Time and your agreement to purchase certain shares of common stock of Pegasus, all in accordance with the terms summarized in Exhibit A hereto (the “Executive Agreement”). Prior to the Effective Time, you agree to execute the necessary documents so long as they reflect and set forth in all material respects the business terms and conditions of the Executive Agreement.
If the Merger Agreement is terminated for any reason prior to the Effective Time, this letter agreement automatically will terminate and neither you nor any other person will have any liability or obligation under this letter agreement. For the avoidance of doubt, none of the terms set forth in the Executive Agreement or otherwise will take effect unless and until the Effective Time.
The terms of this letter agreement will be governed by the laws of the State of Texas.

Very truly yours,

Prides Capital Partners, LLC

By:	/s/ Murray A. Indick

Name: Murray A. Indick

Title:	Managing Director
Acknowledged and Agreed:
/s/ John F. Davis, III

John F. Davis, III

EXHIBIT A
EXECUTIVE AGREEMENT

Suspension of Rights to Severance Benefits; Payment of Consideration following the Effective Time	John F. Davis, III (“Executive”) will be entitled to substantial severance benefits if Executive elects to resign following the consummation of the acquisition of Pegasus Solutions, Inc. (“Pegasus”) by Prides Capital Partners, LLC (“Prides”) (such acquisition, the “Merger”) as contemplated by the Agreement and Plan of Merger among Perseus Holding Corp., 406 Acquisition Corp. and Pegasus Solutions, Inc. dated December 19, 2005 (the “Merger Agreement”).

Executive agrees to suspend Executive’s right to any and all severance benefits if Executive elects to resign for no reason in the six month period following the consummation of the Merger. In consideration for his agreement to suspend these rights, subject to the occurrence of the Merger, Prides shall cause Pegasus to pay to Executive the sum of Nine Hundred Eighty Thousand and no/100 Dollars ($980,000.00) immediately following the Effective Time.

Direct Purchase of Equity	Executive agrees to purchase a specified number of whole shares of Pegasus stock (of the same class and type as is held by Prides) having an aggregate fair market value equal to $900,000 (the “Commitment”) within the 90 day period following the consummation of the Merger. The purchase price per share of stock will be economically equivalent to the “Merger Consideration” (as defined in the Merger Agreement). Executive shall be permitted to satisfy the purchase price for the Commitment by executing a promissory note in favor of Pegasus (a “Note”) equal in value to the full purchase price of the shares of stock purchased.

In the event that Executive utilizes a Note to purchase the shares of Pegasus stock (the “Shares”) as contemplated herein, the following terms shall apply:

• The Note shall bear the minimum amount of interest required so that Executive will not be subject to imputed income (i.e., the Applicable Federal Rate of interest published each month by the Internal Revenue Service in accordance with section 1274(d) of the Internal Revenue Code).

• No interest or principal will be payable under the Note until the Note becomes fully due and payable.

• The Note shall be fully due and payable upon the first to occur of the following i) Executive’s termination of employment with Pegasus and its affiliates, ii) the fifth anniversary of the Merger, and iii) a sale of the Shares. In the event that a portion of Pegasus is sold, then the terms of and/or the amount payable under the Note shall be equitably adjusted.

• At Executive’s election, the Shares shall be purchased by Prides or Pegasus upon the date that the Note is fully due and payable at the prevailing fair market value (“FMV”) up to the extent required to satisfy Executive’s outstanding liability under the Note. The parties agree that in the one year period following the date hereof, FMV shall be equal to the principal plus all interest accrued under the Note through the date that the Shares are purchased. The proceeds payable to Executive pursuant to any purchase hereunder automatically shall be applied to offset Executive’s outstanding liability under the Note.

• Executive agrees to pledge the Shares as security for the full, prompt and complete payment and performance when due of all indebtedness created under the Note.

December 19, 2005
Robert J. Boles. Jr.
c/o Pegasus Solutions, Inc.
8350 N. Central Expressway, Suite 1900
Dallas, TX 75206
Dear Bob:
      As you know, pursuant to an Agreement and Plan of Merger among 406 Holding Corp., 406 Acquisition Corp. and Pegasus Solutions, inc. dated December 19, 2005 (the “Merger Agreement”), Prides Capital Partners, LLC (“Prides”) has agreed to acquire Pegasus Solutions, Inc. (“Pegasus”) (such acquisition, the “Merger”).
      We desire that you continue as Pegasus’s Chief Operating Officer following the “Effective Time”’ (as defined in the Merger Agreement). To confirm our mutual agreement to that end, we request that you sign and return a copy of this letter indicating your agreement to serve as Pegasus’s Chief Operating Officer following the Effective Time and your agreement to purchase certain shares of common stock of Pegasus, all in accordance with the terms summarized in Exhibit A hereto (the “Executive Agreement”). Prior to the Effective Time, you agree to execute the necessary documents so long as they reflect and set forth in all material respects the business terms and conditions of the Executive Agreement.
      If the Merger Agreement is terminated for any reason prior to the Effective Time, this letter agreement automatically will terminate and neither you nor any other person will have any liability or obligation under this letter agreement. For the avoidance of doubt, none of the terms set forth in the Executive Agreement or otherwise will take effect unless and until the Effective Time.
      The terms of this letter agreement will be governed by the laws of the State of Texas.

Very truly yours,

Prides Capital Partners, LLC

By:	/s/ Murray Indick

Name: Murray Indick

Title:	Managing Director

Acknowledged and Agreed:

/s/ Robert J. Boles, Jr.

Robert J. Boles, Jr.

EXHIBIT A
EXECUTIVE AGREEMENT

Suspension of Rights to Severance Benefits	Robert J. Boles, Jr. (“Executive”) will be entitled to substantial severance benefits if Executive elects to resign following the consummation of the acquisition of Pegasus Solutions, Inc. (“’Pegasus”) by Prides Capital Partners, LLC (“Prides”) (such acquisition, the “Merger”) as contemplated by the Agreement and Plan of Merger among Perseus Holding Corp., 406 Acquisition Corp. and Pegasus Solutions, Inc. dated December 19, 2005 (the “Merger Agreement”).

Executive agrees to suspend Executive’s right to any and all severance benefits if Executive elects to resign for no reason in the six month period following the consummation of the Merger.

Direct Purchase of Equity	Executive agrees to purchase a specified number of whole shares of Pegasus stock (of the same class and type as is held by Prides) having an aggregate fair market value equal to $300,000 (the “Commitment”) within the 90 day period following the consummation of the Merger. The purchase price per share of stock will be economically equivalent to the “Merger Consideration” (as defined in the Merger Agreement). Executive shall be permitted to satisfy the purchase price for the Commitment by executing a promissory note in favor of Pegasus (a “Note”) equal in value to the full purchase price of the shares of stock purchased.

In the event that Executive utilizes a Note to purchase the shares of Pegasus stock (the “Shares”) as contemplated herein, the following terms shall apply:

• The Note shall bear the minimum amount of interest required so that Executive will not he subject to imputed income (i.e., the Applicable Federal Rate of interest published each month by the Internal Revenue Service in accordance with section 1274(d) of the Internal Revenue Code).

• No interest or principal will be payable under the Note until the Note becomes fully due and payable.

• The Note shall be fully due and payable upon the first to occur of the following i) Executive’s termination of employment with Pegasus and its affiliates, ii) the fifth anniversary of the Merger, and iii) a sale of the Shares. In the event that a portion of Pegasus is sold, then the terms of and/or the amount payable under the Note shall be equitably adjusted.

• At Executive’s election, the Shares shall be purchased by Prides or Pegasus upon the date that the Note is fully due and payable at the prevailing fair market value (“FMV”) up to the extent required to satisfy Executive’s outstanding liability under the Note. The parties agree that in the one year period following the date of the consummation of the Merger, FMV shall be equal to the principal plus all interest accrued under the Note through the date that the Shares are purchased. The proceeds payable to Executive pursuant to any purchase hereunder automatically shall be applied to offset Executive’s outstanding liability under the Note.

• Executive agrees to pledge the Shares as security for the full, prompt and complete payment and performance when due of all indebtedness created under the Note.

December 19, 2005
Susan K. Conner
c/o Pegasus Solutions, Inc.
8350 N. Central Expressway, Suite 1900
Dallas, TX 75206
Dear Susan:
      As you know, pursuant to an Agreement and Plan of Merger among 406 Holding Corp., 406 Acquisition Corp. and Pegasus Solutions, Inc. dated December 19, 2005 (the “Merger Agreement”), Prides Capital Partners, LLC (“Prides”) has agreed to acquire Pegasus Solutions, Inc. (“Pegasus”) (such acquisition, the “Merger”).
      We desire that you continue as Pegasus’s Chief Financial Officer following the “Effective Time” (as defined in the Merger Agreement). To confirm our mutual agreement to that end, we request that you sign and return a copy of this letter indicating your agreement to serve as Pegasus’s Chief Financial Officer following the Effective Time and your agreement to purchase certain shares of common stock of Pegasus, all in accordance with the terms summarized in Exhibit A hereto (the “Executive Agreement”). Prior to the Effective Time, you agree to execute the necessary documents so long as they reflect and set forth in all material respects the business terms and conditions of the Executive Agreement.
      If the Merger Agreement is terminated for any reason prior to the Effective Time, this letter agreement automatically will terminate and neither you nor any other person will have any liability or obligation under this letter agreement. For the avoidance of doubt, none of the terms set forth in the Executive Agreement or otherwise will take effect unless and until the Effective Time.
      The terms of this letter agreement will be governed by the laws of the State of Texas.

Very truly yours,

Prides Capital Partners, LLC

By:	/s/ Murray Indick

Name: Murray Indick

Title:	Managing Director
Acknowledged and Agreed:
/s/ Susan K. Conner

Susan K. Conner

EXHIBIT A
EXECUTIVE AGREEMENT

Suspension of Rights to Severance Benefits	Susan K. Conner (“Executive”) will be entitled to substantial severance benefits if Executive elects to resign following the consummation of the acquisition of Pegasus Solutions, Inc. (“Pegasus”) by Prides Capital Partners, LLC (“Prides”) (such acquisition, the “Merger”) as contemplated by the Agreement and Plan of Merger among Perseus Holding Corp., 406 Acquisition Coip. and Pegasus Solutions, Inc. dated December 19, 2005 (the “Merger Agreement”).

Executive agrees to suspend Executive’s right to any and all severance benefits if Executive elects to resign for no reason in the six month period following the consummation of the Merger.

Direct Purchase of Equity	Executive agrees to purchase a specified number of whole shares of Pegasus stock (of the same class and type as is held by Prides) having an aggregate fair market value equal to $300,000 (the “Commitment”) within the 90 day period following the consummation of the Merger. The purchase price per share of stock will be economically equivalent to the “Merger Consideration” (as defined in the Merger Agreement). Executive shall be permitted to satisfy the purchase price for the Commitment by executing a promissory note in favor of Pegasus (a “Note”) equal in value to the full purchase price of the shares of stock purchased.

In the event that Executive utilizes a Note to purchase the shares of Pegasus stock (the “Shares”) as contemplated herein, the following terms shall apply:

• The Note shall bear the minimum amount of interest required so that Executive will not be subject to imputed income (i.e., the Applicable Federal Rate of interest published each month by the Internal Revenue Service in accordance with section 1274(d) of the Internal Revenue Code).

• No interest or principal will be payable under the Note until the Note becomes fully due and payable.

• The Note shall be fully due and payable upon the first to occur of the following i) Executive’s termination of employment with Pegasus and its affiliates, ii) the fifth anniversary of the Merger, and in) a sale of the Shares. In the event that a portion of Pegasus is sold, then the terms of and/or the amount payable under the Note shall be equitably adjusted.

• At Executive’s election, the Shares shall be purchased by Prides or Pegasus upon the date that the Note is folly due and payable at the prevailing fair market value (“FMV”) up to the extent required to satisfy Executive’s outstanding liability under the Note. The parties agree that in the one year period following the date of the consummation of the Merger, FMV shall be equal to the principal plus all interest accrued under the Note through the date that the Shares are purchased. The proceeds payable to Executive pursuant to any purchase hereunder automatically shall be applied to offset Executive’s outstanding liability under the Note.

• Executive agrees to pledge the Shares as security for the full, prompt and complete payment and performance when due of all indebtedness created under the Note.

Annex G
DELAWARE GENERAL CORPORATION LAW
      Section 262.     Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF
PEGASUS SOLUTIONS, INC.
May 3, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê  Please detach along perforated line and mail in the envelope provided.  ê
     ■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 19, 2005 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “MERGER AGREEMENT”), AMONG THE COMPANY, PERSEUS HOLDING CORP. (“PARENT”) AND 406 ACQUISITION CORP., A WHOLLY-OWNED SUBSIDIARY OF PARENT (“MERGER SUB”), PURSUANT TO WHICH, UPON THE MERGER BECOMING EFFECTIVE, EACH ISSUED AND OUTSTANDING SHARE OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF THE COMPANY (THE “COMMON STOCK”) (OTHER THAN SHARES OWNED DIRECTLY OR INDIRECTLY BY PARENT, MERGER SUB OR ANY DIRECT OR INDIRECT SUBSIDIARY OF THE COMPANY OR PARENT AND OTHER THAN SHARES HELD BY A STOCKHOLDER WHO IS ENTITLED TO AND WHO PROPERLY DEMANDS AND PERFECTS STATUTORY APPRAISAL RIGHTS IN COMPLIANCE WITH ALL OF THE REQUIRED PROCEDURES UNDER DELAWARE LAW) WILL BE CONVERTED INTO THE RIGHT TO RECEIVE $9.50 IN CASH, WITHOUT INTEREST; AND (2) FOR THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE AND ADOPT THE MERGER AGREEMENT.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
		FOR	AGAINST	ABSTAIN
1.	To approve and adopt the Agreement and Plan of Merger, dated as of December 19, 2005 (as it may be amended from	☐	☐	☐
time to time, the “merger agreement”), among the Company, Perseus Holding Corp. (“Parent”) and 406 Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the merger becoming effective, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “common stock”) (other than shares owned directly or indirectly by Parent, Merger Sub or any direct or indirect subsidiary of the Company or Parent and other than shares held by a stockholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $9.50 in cash, without interest.

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting that were unknown a reasonable time before the solicitation and at any adjournment(s) thereof.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) or postponement(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the stockholder is a corporation, please provide the full corporate name and sign as an authorized officer, giving full title as such. If stockholder is a partnership, please provide the partnership name and sign as an authorized person.	■

0	■

PEGASUS SOLUTIONS, INC.
Campbell Centre I, 8350 North Central Expressway, Suite 1900
Dallas, Texas 75206
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS FOR A
SPECIAL MEETING OF STOCKHOLDERS ON MAY 3, 2006
     The undersigned stockholder of PEGASUS SOLUTIONS, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the official Notice of Special Meeting of Stockholders, dated March 31, 2006, and hereby appoints JOHN F. DAVIS, III and RIC L. FLOYD, and each of them as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company, to be held on Wednesday, May 3, 2006, at 10:00 a.m., Central Standard Time, at the offices of the Company located at Campbell Centre I, 8350 N. Central Expressway, Suite 1900, Dallas, Texas 75206, and any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
(Continued and to be signed on reverse side.)

■	14475	■

SPECIAL MEETING OF STOCKHOLDERS OF
PEGASUS SOLUTIONS, INC.
May 3, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

     You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ê
     ■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 19, 2005 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “MERGER AGREEMENT”), AMONG THE COMPANY, PERSEUS HOLDING CORP. (“PARENT”) AND 406 ACQUISITION CORP., A WHOLLY-OWNED SUBSIDIARY OF PARENT (“MERGER SUB”), PURSUANT TO WHICH, UPON THE MERGER BECOMING EFFECTIVE, EACH ISSUED AND OUTSTANDING SHARE OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF THE COMPANY (THE “COMMON STOCK”) (OTHER THAN SHARES OWNED DIRECTLY OR INDIRECTLY BY PARENT, MERGER SUB OR ANY DIRECT OR INDIRECT SUBSIDIARY OF THE COMPANY OR PARENT AND OTHER THAN SHARES HELD BY A STOCKHOLDER WHO IS ENTITLED TO AND WHO PROPERLY DEMANDS AND PERFECTS STATUTORY APPRAISAL RIGHTS IN COMPLIANCE WITH ALL OF THE REQUIRED PROCEDURES UNDER DELAWARE LAW) WILL BE CONVERTED INTO THE RIGHT TO RECEIVE $9.50 IN CASH, WITHOUT INTEREST; AND (2) FOR THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE AND ADOPT THE MERGER AGREEMENT.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
		FOR	AGAINST	ABSTAIN
1.	To approve and adopt the Agreement and Plan of Merger, dated as of December 19, 2005 (as it may be amended from	☐	☐	☐
time to time, the “merger agreement”), among the Company, Perseus Holding Corp. (“Parent”) and 406 Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the merger becoming effective, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “common stock”) (other than shares owned directly or indirectly by Parent, Merger Sub or any direct or indirect subsidiary of the Company or Parent and other than shares held by a stockholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $9.50 in cash, without interest.

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting that were unknown a reasonable time before the solicitation and at any adjournment(s) thereof.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) or postponement(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the stockholder is a corporation, please provide the full corporate name and sign as an authorized officer, giving full title as such. If stockholder is a partnership, please provide the partnership name and sign as an authorized person.	■